Calculation of Registration Fee

	Maximum	Amount of
	Aggregate	Registration
Title of Each Class of Securities Offered	Offering Price	Fee(1)

6.125% Subordinated Notes due 2020	$620,000,000	$44,206

(1)	Calculated in accordance with Rule 457 (r) under the Securities Act of 1933.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-168077

PROSPECTUS SUPPLEMENT
(To the Prospectus dated July 13, 2010)
US$620,000,000

Bancolombia S.A.

6.125% Subordinated Notes due 2020

We are offering US$620,000,000 of our 6.125% subordinated notes due 2020. The notes will mature on July 26, 2020. Interest is fixed at an annual rate of 6.125% and is payable semi-annually on January 26 and July 26 of each year, beginning January 26, 2011. The notes will not be subject to any redemption prior to the maturity date.

The notes will be our unsecured subordinated obligations and will rank junior to all of our existing and future senior obligations and will rank senior only to our capital stock and any other instrument that may qualify as Tier One Capital for purposes of Colombian banking laws, if any, and which is expressly or effectively subordinated to the notes. The notes will not be guaranteed by our subsidiaries and will not be entitled to any sinking fund.

We have applied to list the notes on the New York Stock Exchange (the “NYSE”). Currently, there is no public market for the notes.

Investment in the notes involves risks. See “Risk factors” beginning on page S-10 of this prospectus supplement to read about certain risk factors you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS CONSIDERED ESSENTIAL IN ORDER TO ALLOW AN ADEQUATE EVALUATION OF THE INVESTMENT BY POTENTIAL INVESTORS. THE NOTES HAVE BEEN AUTOMATICALLY REGISTERED IN THE REGISTRO NACIONAL DE VALORES Y EMISORES (THE COLOMBIAN NATIONAL REGISTRY OF SECURITIES AND ISSUERS). SUCH REGISTRATION DOES NOT CONSTITUTE AN OPINION OF THE SUPERINTENDENCIA FINANCIERA DE COLOMBIA (THE COLOMBIAN SUPERINTENDENCY OF FINANCE) WITH RESPECT TO APPROVAL OF THE QUALITY OF THE NOTES OR OUR SOLVENCY. THE NOTES MAY NOT BE PUBLICLY OFFERED OR SOLD IN THE REPUBLIC OF COLOMBIA.

	Per note	Total
Public offering price (1)	98.418%	US$	610,191,600
Underwriting discount	0.500%	US$	3,100,000
Proceeds, before expenses, to us	97.918%	US$	607,091,600

(1) Plus accrued interest, from July 26, 2010, if settlement occurs after that date.

We expect that delivery of the notes will be made to purchasers in book-entry form through The Depository Trust Company (“DTC”) for the benefit of its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about July 26, 2010.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan

The date of this prospectus supplement is July 19, 2010.

Prospectus Supplement
Prospectus

i

About This Prospectus Supplement
This document is divided in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering.
You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any free writing prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”). This prospectus supplement contains the terms of this offering. This prospectus supplement, or the information incorporated by reference in the accompanying prospectus, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in the accompanying prospectus, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in the accompanying prospectus, will apply and will supersede that information in the accompanying prospectus.
In this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to “Bancolombia,” the “Bank,” “we,” “us” or “our” mean Bancolombia S.A. and its consolidated subsidiaries taken as a whole. In addition, all references in this prospectus supplement and the accompanying prospectus to “pesos,” and “COP” are to the currency of Colombia and references to “U.S. dollars” and “US$” are to the currency of the United States of America. Also, as used herein, the term “billion” means one thousand million, or 1,000,000,000.
No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Bancolombia, the underwriters or any other person. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder or thereunder shall under any circumstances create an implication that there has been no change in the affairs of Bancolombia since the date hereof or thereof or that the information contained herein or therein is correct as of any time subsequent to its date. Our business, financial condition, results of operation and/or prospects may have changed since those dates.
Bancolombia accepts responsibility for the information contained in this prospectus supplement and the accompanying prospectus.
The distribution of this prospectus supplement and the accompanying prospectus and the offer or sale of the notes in some jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Available Information
This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 filed by us with the SEC under the U.S. Securities Act of 1933, as amended (the “Securities Act”). We are also subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to a foreign private issuer and, accordingly, file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the NYSE located at 20 Broad Street, New York, New York 10005.
Incorporation of Certain Information by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document that has also been filed with the SEC. Any information referred to in this way is considered part of this prospectus supplement from the date we file the document incorporated by reference with the SEC. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is completed or terminated will be incorporated by reference into this prospectus supplement and will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).
We incorporate by reference into this prospectus supplement the following documents or information filed by us with the SEC:
(1)	our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed on June 11, 2010 (the “Annual Report”); and
(2)	our reports on Form 6-K, dated and filed on May 10, 2010 and May 27, 2010.
The preceding list supersedes and replaces the documents listed in the accompanying prospectus under the heading “Incorporation of certain information by reference.”
We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement.
You may request a copy of these filings by writing or telephoning us at our principal executive offices at the following address:
Bancolombia S.A.
Carrera 48 # 26-85, Avenida Los Industriales
Medellín, Colombia
Attention: General Secretary
Telephone Number: (574) 404-1837

Exchange Rates
This prospectus supplement converts certain peso amounts into U.S. dollars at specified rates solely for the convenience of the reader. The Federal Reserve Bank of New York does not report a rate for pesos. Unless otherwise indicated, such peso amounts have been converted at the rate of COP 2,044.23 per US$1.00, which corresponds to the tasa representativa del mercado (“representative market rate”) calculated on December 31, 2009, the last business day of the year. The representative market rate is computed and certified by the Superintendencia Financiera de Colombia, the Colombian Superintendency of Finance (the “SFC”), on a daily basis and represents the weighted average of the buy/sell foreign exchange rates negotiated on the previous day by certain financial institutions authorized to engage in foreign exchange transactions (including us). The SFC also calculates and certifies the average representative market rate for each month for purposes of preparing financial statements, and converting amounts in foreign currency to pesos. You should not construe these convenience conversions as a representation that the peso amounts correspond to, or have been or could be converted into, U.S. dollars at that rate or any other rate.
On June 30, 2010, the representative market rate was COP 1,916.46 per US$1.00. On July 19, 2010, the representative market rate was COP 1,878.77 per US$1.00.
The following table sets forth the high and low peso per U.S. dollar exchange rates and the peso/U.S. dollar representative market rate on the last day of the month, for each of the last six months:
Recent exchange rates of U.S. Dollars per Peso

Month	Low	High	Period End

June 2010	1,886.05	1,971.55	1,913.15
May 2010	1,950.44	2,029.54	1,971.55
April 2010	1,911.07	1,973.05	1,950.44
March 2010	1,888.05	1,934.21	1,921.88
February 2010	1,914.87	2,003.76	1,932.32
January 2010	1,957.82	2,044.23	1,982.29

Source:	SFC.
The following table sets forth the peso/U.S. dollar representative market rate on the last day of the year and the average peso/ U.S. dollar representative market rate (calculated by using the average of the representative market rates on the last day of each month during the period) for each of the five most recent financial years.
Peso/U.S.$1.00 Representative Market Rate

Period	Period End	Average

2009	2,044.23	2,179.64
2008	2,243.59	1,993.80
2007	2,014.76	2,069.21
2006	2,238.79	2,359.13
2005	2,284.22	2,320.77

Source:	SFC.

Forward-Looking Statements
This prospectus supplement and the accompanying prospectus (including the documents incorporated by reference) contain statements which may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical facts, but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control. Words such as “anticipate,” “believe,” “estimate,” “approximate,” “expect,” “may,” “intend,” “plan,” “predict,” “target,” “forecast,” “guideline,” “should,” “project” and similar words and expressions are intended to identify forward-looking statements. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.
Information regarding important factors that could cause our actual results to differ, perhaps materially, from those in our forward-looking statements appear in a number of places in this prospectus supplement and the documents incorporated in this prospectus supplement by reference and include, but are not limited to:
•	changes in general economic, business, political, social, fiscal or other conditions in Colombia, or in any of the other countries where we operate;

•	changes in capital markets or in markets in general that may affect policies or attitudes towards lending;

•	unanticipated increases in our financing and other costs, or our inability to obtain additional debt or equity financing on attractive terms;

•	inflation, changes in foreign exchange rates and/or interest rates;

•	sovereign risks;

•	liquidity risks;

•	increases in defaults by our borrowers and other loan delinquencies;

•	lack of acceptance of new products or services by our targeted customers;

•	competition in the banking, financial services, credit card services, insurance, asset management, remittances, business and other industries in which we operate;

•	adverse determination of legal or regulatory disputes or proceedings;

•	changes in official regulations and the governmental banking policy as well as other changes in laws, regulations or policies in the jurisdictions in which we do business;

•	regulatory issues relating to acquisitions;

•	changes in business strategy; and

•	other factors identified or discussed under “Risk factors” in this prospectus supplement and elsewhere in the Annual Report, which is incorporated in this prospectus supplement by reference.
Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update publicly or revise any forward-looking statements after the date on which they are made in light of new information, future events and other factors.

v

Enforcement of Civil Liabilities Against Foreign Persons
We are a Colombian company, a majority of our directors and management and certain of the experts named in this prospectus are residents of Colombia, and a substantial portion of their respective assets are located in Colombia.
We have been advised by Gómez-Pinzón Zuleta Abogados S.A., that Colombian courts determine whether to enforce a U.S. judgment predicated on the U.S. securities laws through a procedural system known under Colombian law as exequatur. Colombian courts will enforce a foreign judgment, without reconsideration of the merits, only if the judgment satisfies the requirements of Articles 693 and 694 of Colombia’s Código de Procedimiento Civil (Code of Civil Procedure), which provide that the foreign judgment will be enforced if:
•	a treaty exists between Colombia and the country where the judgment was granted or there is reciprocity in the recognition of foreign judgments between the courts of the relevant jurisdiction and the courts of Colombia;

•	the foreign judgment does not relate to “in rem rights” vested in assets that were located in Colombia at the time the suit was filed and does not contravene or conflict with Colombian laws relating to public order other than those governing judicial procedures;

•	the foreign judgment, in accordance with the laws of the country where it was rendered, is final and is not subject to appeal and a duly certified and authenticated copy of the judgment has been presented to a competent court in Colombia;

•	the foreign judgment does not refer to any matter upon which Colombian courts have exclusive jurisdiction;

•	no proceeding is pending in Colombia with respect to the same cause of action, and no final judgment has been awarded in any proceeding in Colombia on the same subject matter and between the same parties; and

•	in the proceeding commenced in the foreign court that issued the judgment, the defendant was served in accordance with the law of such jurisdiction and in a manner reasonably designated to give the defendant an opportunity to defend against the action.
The United States and Colombia do not have a bilateral treaty providing for automatic reciprocal recognition and enforcement of judgments in civil and commercial matters. The Colombian Supreme Court has generally accepted that reciprocity exists when it has been proven that either a U.S. court has enforced a Colombian judgment or that a U.S. court would enforce a foreign judgment, including a judgment issued by a Colombian court. However, such enforceability decisions are considered by Colombian courts on a case-by-case basis.

Summary
This summary highlights selected information from, or incorporated by reference in, this prospectus supplement or the accompanying prospectus, but does not contain all the information that may be important to you. You should read carefully this entire prospectus supplement, the accompanying prospectus and those documents incorporated by reference into this document, including the “Risk factors” and the financial statements and the related notes thereto, before making an investment decision.
Company Overview
We are Colombia’s leading financial institution, providing a wide range of financial products and services to a diversified individual and corporate customer base throughout Colombia as well as in other jurisdictions such as Panama, El Salvador, Puerto Rico, the Cayman Islands, Peru, Brazil, the United States and Spain.
We have grown substantially over the years, through organic growth as well as through acquisitions. As of March 31, 2010, we had, on a consolidated basis:
•	COP 60,771 billion in total assets;

•	COP 39,494 billion in total net loans and financial leases;

•	COP 40,113 billion in total deposits; and

•	COP 6,802 billion in stockholders’ equity.
Our consolidated net income for the year ended December 31, 2009 and for the three months ended March 31, 2010 was COP 1,257 billion and COP 341 billion, respectively, representing an average return on equity of 19.6% and 19.4%, respectively, and an average return on assets of 2.0% and 2.2%, respectively.
We were incorporated in Colombia in 1945, under the name Banco Industrial Colombiano S.A. or “BIC”. In 1998, we merged with Banco de Colombia S.A., and changed our legal name to Bancolombia S.A. On July 30, 2005, Conavi and Corfinsura merged with and into Bancolombia, with Bancolombia as the surviving entity. Through this merger, Bancolombia gained important competitive advantages, as Conavi and Corfinsura were two of the top financial institutions in the Colombian market at the time. Conavi, the leader in mortgage banking in Colombia and one of the strongest in retail operations, significantly increased the Bank’s participation and know-how in these specific markets. On the other hand, Corfinsura, then the largest financial corporation in Colombia and highly regarded for its expertise in handling large and mid-sized corporate credit loans and financial services, its investment bank and its modern and diversified treasury department, materially strengthened our multi-banking franchise.
In May 2007, Bancolombia Panamá acquired Banagrícola which controls several subsidiaries, including Banco Agrícola in El Salvador and is dedicated to banking, commercial and consumer activities, insurance, pension funds and brokerage. Through this first international acquisition, we gained a leadership position in the Salvadorian financial market. We are a sociedad anónima, domiciled in Medellín, Colombia and operate under Colombian laws and regulations, mainly the Colombian Code of Commerce and Decree 663 of 1993.
Since 1995, we have maintained a listing on the NYSE, where our ADSs are traded under the symbol “CIB”, and on the Colombian Stock Exchange, where our preferred shares are traded under the symbol “PFBCOLOM”. Since 1981 our common shares have been traded on Colombian exchanges under the symbol “BCOLOMBIA”.
Strategy
Our goal is to maintain our position as a leading provider of financial services in Colombia while increasing our profitability. The key elements of our strategy are:
Maintaining our Leading Position in the Colombian Financial Services Market
We intend to continue to capitalize on our strong brand name recognition and leading market position in Colombia to grow our business. We believe that the Colombian financial services market offers new and attractive growth potential. In particular, banking penetration, as measured by loans to gross domestic product, in Colombia is lower than in many of the countries in the region. We believe that this low penetration in combination with strong expected growth in the Colombian economy will support growth in the banking market, particularly in retail and mortgage loans. We intend to maintain our relationship with our corporate clients, while focusing additional resources on “under-served” segments, which include retail and small businesses through tailoring innovative banking products targeted at these clients.
Actively Pursuing Cross-Selling Opportunities
We intend to increase our market share and profitability by cross-selling our products and services. We believe that our existing customer base represents a significant opportunity to sell additional banking products and services. We believe that there are particularly attractive opportunities with our corporate banking clients. Within the corporate banking segment, we intend to focus on lower risk, higher margin products and services, such as international trade finance, leasing and factoring.
Focus on Improving Operating Efficiency
We are committed to improving our operating efficiency and profitability. By focusing on technological developments and on the use of electronic distribution channels, we aim to increase our customers’ use of electronic transactions, thereby addressing our customers’ evolving needs and potentially increasing the transactions conducted by our customers. We also continue to implement technological solutions aimed at identifying means of improving our pricing processes and assessing the profitability of our business segments. Through these initiatives, we will continue to strive to improve our efficiency ratio.
Increasing our Profitability by More Effectively Deploying our Assets
We intend to continue to seek the most attractive opportunities to improve our profitability. Our acquisition of Banagrícola, S.A. illustrates our decision to strategically use our capital to increase our profitability. We will continue to opportunistically seek other investment opportunities that we believe will enhance our profitability and support our growth strategy.
Recent Developments
First Quarter Results
On May 7, 2010, we announced our results for the three months ended March 31, 2010. Our consolidated net income for the three months ended March 31, 2010 totaled COP 341 billion, representing a 9.60% increase as compared to COP 311 billion for the three months ended March 31, 2009.
Net interest income for the three months ended March 31, 2010 totaled COP 770 billion, representing a 21.87% decrease as compared to the three months ended March 31, 2009. This variation is explained by a sharp decrease in interest from investment securities and also, although to a lesser extent, by lower interest income from loans and financial leases.
For the three months ended March 31, 2010, provisions for loan and interest losses, net of recoveries, amounted to COP 142 billion, representing a decrease of 58.08% as compared to COP 340 billion for the three months ended March 31, 2009. This decrease was mainly due to improved loan portfolio quality during the three months ended March 31, 2010.
Net fees and income from services amounted to COP 412 billion during the three months ended March 31, 2010, increasing 2.83% as compared to the three months ended March 31, 2009. The Bank’s interests in IVL S.A. and Metrotel Redes S.A. were sold during the first quarter of 2010. As a result of those transactions, the Bank recorded non-recurring gains on sales of investment securities of COP 34 billion during the three months ended March 31, 2010.

Operating expenses amounted to COP 731 billion during the three months ended March 31, 2010, representing an increase of 1.98% as compared to the three months ended March 31, 2009, when operating expenses amounted to COP 717 billion.
As of March 31, 2010, our net loans and financial leases totaled COP 39,494 billion, representing a decrease of 9.20% as compared to COP 43,493 billion as of March 31, 2009. As of March 31, 2010, our ratio of past due loans to total loans was 4.2% as compared to 4.0% for the three months ended March 31, 2009, and our ratio of allowances for loan and accrued interest losses to past due loans was 138.1% as compared to 128.5% for the three months ended March 31, 2009.
Investments in debt securities as of March 31, 2010 totaled COP 8,223 billion, representing an increase of 1.9% as compared to COP 8,073 billion as of March 31, 2009.
Fitch Upgraded Bancolombia’s Rating
On June 21, 2010, Fitch Ratings upgraded Bancolombia’s ratings as follows:
•	Long-Term Issuer Default Rating (IDR) to “BBB-” from “BB+”

•	Local Currency Long-Term IDR to “BBB-“ from “BB+”

•	Foreign Currency Short-Term IDR to “F3” from “B”

•	Local Currency Short-Term IDR to “F3” from “B”

•	Individual Rating to “C” from “C/D”

•	Support Floor to “BB” from “BB-”

•	Subordinated debt to “BB+” from “BB”
Fitch Ratings also affirmed its Support Rating of “3”. Our Rating Outlook is Stable.
Settlement Agreement with the Gilinski Family
On June 21, 2010, the Bank announced that it entered into a settlement agreement with the Gilinski family, pursuant to which the parties have agreed to end all legal proceedings between the Bank and the Gilinski family relating to the acquisition by the former Banco Industrial Colombiano, now Bancolombia, of Banco de Colombia.
The settlement agreement represents an end to all civil and commercial actions among the parties and a voluntary dismissal of all civil claims relating to criminal proceedings.
Panamanian Branch
On June 21, 2010, our Board of Directors authorized the opening of a branch in Panama. Pursuant to this authorization, the Bank intends to apply to the relevant authorities in Colombia and Panama for a general banking license.
Bancolombia (Panama) S.A. Short Term Debt Program
In the first quarter of 2010, Bancolombia (Panama) S.A. established a $200 million short term note program, pursuant to which it may issue short-term notes from time to time. During the second quarter of 2010, approximately $106 million in short term notes were issued under this program.
Appointment of Bancolombia Director as Agriculture Minister
On July 8, 2010, Juan Manuel Santos Calderon, Colombia’s President-elect, named Juan Camilo Restrepo Salazar, a member of our Board of Directors, as the Agriculture Minister for the incoming government.

Our headquarters are located at Carrera 48 # 26-85, Avenida Los Industriales, Medellín, Colombia, and our telephone number is + (574) 404-1837. Our web address is www.grupobancolombia.com; however, the information found on our website is not considered part of this prospectus supplement.

The Offering
The following summary is not intended to be complete. For a more detailed description of the notes, see “Description of the notes.”

Issuer	Bancolombia S.A.

Securities offered	US$620,000,000 million in aggregate principal amount of 6.125% subordinated notes due 2020.

Issue Price	98.418% of the principal amount of the notes, plus accrued interest, if any from July 26, 2010.

Maturity	The notes will mature on July 26, 2020.

Interest	6.125% payable semi-annually on January 26 and July 26 of each year, beginning on January 26, 2011.

Form and Denomination	The notes will be issued in registered form, without coupons, and in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

Payment Currency	All amounts due in respect of principal, interest or the additional amounts, if any, will be paid in U.S. dollars.

Ranking	The notes will be our unsecured subordinated obligations. In the event of our liquidation under Colombian law, the notes will rank:
•	junior in right of payment to the payment of all our Senior External Liabilities (as defined in “Description of the notes”) with or without legal preference, including, without limitation, senior indebtedness. As of March 31, 2010, we have COP 52,746 billion of Senior External Liabilities;

•	pari passu with all our other present or future Tier II subordinated indebtedness, including, without limitation, any subordinated bonds subscribed by the Fondo de Garantías de Instituciones Financieras. As of March 31, 2010, we have COP 1,222 billion of outstanding Tier II subordinated indebtedness, of which COP 48 billion has been issued by our subsidiary Sufinanciamento S.A.; and

•	senior in right of payment only to our capital stock and to any other instruments that may qualify as Tier One Capital for purposes of Colombian banking laws other than subordinated bonds subscribed by the Fondo de Garantías de Instituciones Financieras.

Optional Redemption	None.

Merger and Sales of Assets	The indenture governing the notes will contain a covenant that limits our ability to merge or consolidate with another entity or sell, lease or transfer substantially all of our properties or assets to another entity. See “Description of the notes—Certain Covenants—Mergers, Consolidations, Etc.”

No Acceleration of Notes	If we fail to make payment of principal, interest or the additional amounts, if any, on the notes (and, in the case of payment of principal, such failure to pay continues for seven days or, in the case of payment of interest or additional amounts, such failure to pay continues for 30 days), each holder of the notes has the right to demand and collect under the indenture, and we will pay to the holders of the notes the applicable amount of such due and payable principal, accrued interest and any additional amounts on the notes; provided, however, that to the extent that the SFC has taken possession of us in order to administer or liquidate us, under the Colombian bankruptcy laws, the holders of the notes would not be able to commence independent collection proceedings to recover amounts owed. There is no right of acceleration in the case of a default in any payment on the notes (whether when due or otherwise) or the performance of any of our other obligations under the indenture or the notes. Notwithstanding the immediately preceding sentence, the holders of the notes shall have the right to accelerate the payments due under the notes during the occurrence of an Event of a Default (as defined herein), provided that there shall have been a change, amendment or modification to the Colombian banking laws that would permit such right without disqualifying the notes from Tier Two Capital status and the holders exercise such right in accordance with applicable Colombian banking law. Subject to the subordination provisions of the notes, if any Event of Default occurs and is continuing, the Trustee may pursue any available remedy (excluding acceleration, except as provided herein) to collect the payment of principal and interest on the notes or to enforce the performance of any provision under the indenture. See “Colombian banking regulations—Bankruptcy Considerations.”

Listing	We have applied to list the notes on the New York Stock Exchange. Currently, there is no public market for the notes.

Use of Proceeds	The net proceeds from the offering will be available to strengthen our capital structure, regulatory compliance and for general corporate purposes. See “Use of Proceeds.”

Trustee	The Bank of New York Mellon.

Governing Law	New York.
Risk Factors
See “Risk factors” beginning on page S-10 of this prospectus supplement for a discussion of certain factors you should consider carefully before deciding to invest in the notes.

Summary Financial Data
The following table presents our selected consolidated financial information and other data as of and for each of the periods indicated. The financial data as of and for the fiscal years ended December 31, 2007, 2008 and 2009 have been derived from the Bank’s audited consolidated financial statements included in the Annual Report. The financial data as of and for the three month periods ended March 31, 2009 and 2010 have been derived from the Bank’s unaudited interim financial statements. The unaudited financial information as of and for the three month periods ended March 31, 2009 and 2010 includes all adjustments, consisting of only normal recurring adjustments, which in the opinion of management are necessary for the fair presentation of such information. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year.
The Bank’s consolidated financial statements for each period were prepared in accordance with Colombian GAAP, which differs in certain important respects from U.S. GAAP. See Item 3. “Key Information—A. Selected Financial Data—Differences between Colombian and U.S. GAAP Results” in the Annual Report, which is incorporated by reference herein. The selected consolidated financial data should be read in conjunction with Item 5. “Operating and Financial Review and Prospects” in the Annual Report, which is incorporated by reference herein, and our consolidated financial statements, including the related notes thereto, included in the Annual Report.

	For the year ended								For the three month period ended
	December 31,		December 31,		December 31,		December 31,		March 31,		March 31,		March 31,
	2007		2008		2009		2009		2009		2010		2010
	(in millions of COP and thousands of US$)(1)
CONSOLIDATED STATEMENT OF OPERATIONS:
Net interest income	COP	2,808,318	COP	3,560,402	COP	3,802,282	US$	1,860,007	COP	985,171	COP	769,675	US$	400,480
Net interest income after provisions		2,211,283		2,427,235		2,648,908		1,295,797		645,258		627,177		326,335
Net operating income(2)		1,449,994		1,751,322		1,640,712		802,606		422,010		460,580		239,651
Income before income taxes		1,448,806		1,764,699		1,718,863		840,836		428,998		483,406		251,528
Net income	COP	1,086,923	COP	1,290,643	COP	1,256,850	US$	614,828	COP	311,125	COP	340,984	US$	177,422
OTHER DATA(3)
Profitability ratios:
Net interest margin(4)		7.60%		7.70%		7.22%		7.22%		2.01%		1.48%		1.48%
Return on average total assets(5)		2.52		2.34		2.01		2.01		0.54		0.55		0.55
Return on average shareholders’ equity(6)		26.13		23.68		19.59		19.59		5.47		5.18		5.18
Efficiency ratio:
Operating expenses as a percentage of interest, fees, services and other operating income		52.60%		47.79%		50.89%		50.89%		48.47%		54.79%		54.79%
Capital ratios:
Period-ended shareholders’ equity as a percentage of period-end total assets		9.97		9.90		11.37		11.37		9.36		11.19		11.19
Period-end technical capital as a percentage of period-end risk-weighted assets(7)		12.67		11.24		13.23		13.23		12.73		13.62		13.62
Credit quality data:
Non-performing loans as a percentage of total loans(8),(11)		1.77%		2.35%		2.44%		2.44%		2.35%		2.51%		2.51%
“C,” “D” and “E” loans as a percentage of total loans(10),(11)		3.10		4.40		5.11		5.11		4.18		5.25		5.25
Allowance for loan and accrued interest losses as a percentage of nonperforming loans(11)		223.67		224.53		241.08		241.08		223.58		237.60		237.60
Allowance for loan and accrued interest losses as a percentage of “C,” “D” and “E” loans(9),(11)		127.38		120.21		115.25		115.25		125.74		113.47		113.47
Allowance for loan and accrued interest losses as a percentage of total loans(11)		3.95		5.29		5.89		5.89		5.26		5.96		5.96
Operating Data:
Number of branches(9)		719		717		713		713		714		719		719

(1)	Amounts stated in U.S. dollars have been converted at the rate of COP 2,044.23 per US$1.00, which is the representative market rate calculated on December 31, 2009, the last business day of the year, or at the rate of COP 1,921.88 per US$1.00, which is the representative market rate calculated on March 31, 2010, the last business day of the quarter, as applicable, both as reported by the SFC. Such conversions should not be construed as representations that the peso amounts represent, or have been or could be converted into, United States dollars at that or any other rate.

(2)	In 2008, the SFC issued External Circulars 025, 030, 044 and 063 (the “2008 External Circulars”) establishing new guidelines to be followed by entities under its supervision for the valuation of derivatives and structured products. In accordance with the 2008 External Circulars, the Bank modified the methodology by which it values its portfolio of derivative and structured products. As a result, in 2009 the Bank recorded a loss due to reduction in the carrying value of derivatives in the amount of COP 122,765 million. As of March 2009, the Bank recorded a loss due to reduction in the carrying value of derivatives in the amount of COP 61,229 million.

(3)	Ratios were calculated on the basis of monthly averages.

(4)	Net interest income divided by average interest-earning assets.

(5)	Net income divided by average total assets.

(6)	Net income divided by average shareholders’ equity.

(7)	For an explanation of risk-weighted assets and Technical Capital, see Item 4. “Information on the Company—B. Business Overview—B.5. Supervision and Regulation-Capital Adequacy Requirements” in the Annual Report, which is incorporated by reference herein.

(8)	Non performing loans are micro-credit loans that are past due 30 days or more, mortgage and consumer loans that are past due 60 days or more and commercial loans that are past due 90 days or more. (Each category includes financial leases.)

(9)	Number of branches does not include branches of the Bank’s subsidiaries.

(10)	See Item 4. “Information on the Company—E. Selected Statistical Information—E.3. Loan Portfolio-Risk Categories” in the Annual Report, which is incorporated by reference herein, for a description of “C”, “D” and “E” Loans.

(11)	In October 23, 2003, the Superintendency of Banking (now the SFC), through its External Circular 040 of 2003, modified the treatment of financial leases. Starting January 1, 2004, instead of recording financial leases as property, plant and equipment, companies must account for them in their loan portfolio.

	As of the year ended								As of the three month period ended
	December 31,		December 31,		December 31,		December 31,		March 31,		March 31,		March 31,
	2007		2008		2009		2009		2009		2010		2010
	(in millions of COP and thousands of US$)(1)
CONSOLIDATED BALANCE SHEET DATA
Loans and financial leases, net(2)	COP	36,245,473	COP	42,508,210	COP	39,610,307	US$	19,376,639	COP	43,492,984	COP	39,493,643	US$	20,549,484
Investment securities, net(3)		5,774,251		7,278,276		8,914,913		4,361,013		8,268,653		8,608,550		4,479,234
Other assets		10,131,925		11,996,593		13,339,145		6,525,266		13,182,624		12,668,389		6,591,665
Total Assets		52,151,649		61,783,079		61,864,365		30,262,918		64,944,261		60,770,582		31,620,383
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	COP	34,374,150	COP	40,384,400	COP	42,149,330	US$	20,618,683	COP	43,515,189	COP	40,113,266	US$	20,871,889
Non-interest bearing		5,804,724		5,723,460		6,307,780		3,085,651		5,071,172		5,570,111		2,898,262
Interest bearing		28,569,426		34,660,940		35,841,550		17,533,032		38,444,017		34,543,155		17,973,627
Other liabilities		12,578,229		15,281,834		12,682,206		6,203,903		15,350,824		13,855,066		7,209,121
Total liabilities		46,952,379		55,666,234		54,831,536		26,822,586		58,866,013		53,968,332		28,081,010
Shareholders’ equity		5,199,270		6,116,845		7,032,829		3,440,332		6,078,248		6,802,250		3,539,373
Total liabilities and shareholders’ equity		52,151,649		61,783,079		61,864,365		30,262,918		64,944,261		60,770,582		31,620,383

(1)	Amounts stated in U.S. dollars have been converted at the rate of COP 2,044.23 per US$1.00, which is the representative market rate calculated on December 31, 2009, the last business day of the year, or at the rate of COP 1,921.88 per US$1.00, which is the representative market rate calculated on March 31, 2010, the last business day of the quarter, as applicable, both as reported by the SFC. Such conversions should not be construed as representations that the peso amounts represent, or have been or could be converted into, United States dollars at that or any other rate.

(2)	Includes Financial Leases for COP 4,699 billion, COP 5,507 billion, COP 5,470 billion, COP 5,671 billion and COP 5,427 billion as of December 31 2007, 2008, 2009, March 2009, March 2010, respectively.

(3)	In 2009, the SFC issued External Circular 047. This new regulation provided that, in cases where the Bank has a positive residual interest, the Bank, as beneficiary of the interest, may record it as an investment security recognized in income, subject to the conditions defined for this purpose in the rules and regulations of External Circular 047. The recorded value must be updated on the closing date of the fiscal period in question. As a result, the Bank recognized retained interest as held to maturity in the amount of COP 57,358 million and COP 59,512 million as of December 31, 2009 and March 31, 2010, respectively. The impact in results as of March 31, 2010 was COP 2,154 million.
Summary Financial Information (U.S. GAAP)

For the year ended
	December 31, 2007	December 31, 2008	December 31, 2009	December 31, 2009
(in millions of COP and thousands of US$)(1)
CONSOLIDATED INCOME STATEMENT DATA
Net income	COP1,015,644	COP849,920	COP1,172,524	US $573,577

(1)	Amounts stated in U.S. dollars have been converted at the rate of COP 2,044.23 per US$1.00, which is the representative market rate calculated on December 31, 2009, the last business day of the year, or at the rate of COP 1,921.88 per US$1.00, which is the representative market rate calculated on March 31, 2010, the last business day of the quarter, as applicable, both as reported by the SFC. Such translations should not be construed as representations that the pesos amounts represent, or have been or could be converted into, United States dollars at that or any other rate.

Risk Factors
Investing in the notes involves risks and uncertainties that could affect us and our business. Before you invest in the notes, you should consider carefully the information set forth in this section and all the other information provided to you or incorporated by reference in this prospectus supplement and the accompanying prospectus, as the same may be updated from time to time by our future filings under the Exchange Act. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance or business operations.
RISK FACTORS RELATING TO COLOMBIA AND OTHER COUNTRIES WHERE THE BANK OPERATES
Changes in economic and political conditions in Colombia and El Salvador or in the other countries where the Bank operates may adversely affect the Bank’s financial condition and results of operations.
The Bank’s financial condition, results of operations and asset quality are significantly dependent on the macroeconomic, social and political conditions prevailing in Colombia, El Salvador and the other jurisdictions in which the Bank operates. Accordingly, decreases in the growth rate, periods of negative growth, increases in inflation, changes in law, regulation, policy, or future judicial rulings and interpretations of policies involving exchange controls and other matters such as (but not limited to) currency depreciation, inflation, interest rates, taxation, banking laws and regulations and other political or economic developments in or affecting Colombia, El Salvador or the other jurisdictions where the Bank operates may affect the overall business environment and may in turn impact our financial condition and results of operations.
In particular, the governments of Colombia and El Salvador have historically exercised substantial influence on each other’s economies, and their policies are likely to continue to have an important effect on Colombian and Salvadorian entities (including the Bank), market conditions, prices and rates of return on securities of local issuers (including our securities). On June 1, 2009, Carlos Mauricio Funes Cartagena, a member of the FMLN party, took office as President of El Salvador after 20 years of rule by the ARENA party and, accordingly, significant changes in Salvadorian laws, public policies and regulations may occur. On June 20, 2010, Juan Manuel Santos Calderon was elected president of Colombia. The uncertainties characteristic of a change in government, including potential changes in laws, public policies and regulations, could cause instability and volatility in Colombia and El Salvador, which could have a negative effect on us.
Future developments in government policies could impair our business or financial condition or the market value of our securities, including the notes.
The economies of the countries where the Bank operates remain vulnerable to external effects that could be caused by significant economic difficulties experienced by their major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on their economic growth and their ability to service their public debt.
A significant decline in the economic growth or a sustained economic downturn of any of Colombia’s or El Salvador’s major trading partners (i.e., the United States, Venezuela and Ecuador for Colombia and the United States for El Salvador) could have a material adverse impact on Colombia’s and El Salvador’s balance of trade and remittances inflows, resulting in lower economic growth.
The recent global economic downturn, which began in the U.S. financial sector and then spread to different economic sectors and countries around the world, has had, and is expected to continue to have, adverse effects on the economies of the countries where the Bank operates. Colombia and El Salvador, for instance, have experienced decreases in economic growth that have resulted in higher past due loans and loan loss provisions for the Bank, as well as in lower demand for its products.
Deterioration in the economic and political situation of neighboring countries could affect national stability or the Colombian economy by disrupting Colombia’s diplomatic or commercial relationships with these countries. Recent political tensions between Colombia and Venezuela have produced lower trade levels that have adversely impacted economic activity. Further trade restrictions by Venezuela may deepen these adverse effects, while increasing tensions may cause political and economic uncertainty, instability, market volatility, lower confidence levels and higher risk aversion by investors and market participants that may negatively affect economic activity.
A contagion effect, in which an entire region or class of investment is disfavored by international investors, could negatively affect Colombia and El Salvador or other economies where the Bank operates (i.e., Panama, Cayman Islands, Peru and Puerto Rico), as well as the market prices and liquidity of securities issued or owned by the Bank.
Any additional taxes resulting from changes to tax regulations or the interpretation thereof in Colombia, El Salvador or other countries where the Bank operates could adversely affect the Bank’s consolidated results.
Uncertainty relating to tax legislation poses a constant risk to the Bank. Colombian and Salvadorian national authorities have levied new taxes in recent years. Changes in legislation, regulation and jurisprudence can affect tax burdens by increasing tax rates and fees, creating new taxes, limiting stated expenses and deductions, and eliminating incentives and non-taxed income. Notably, the Colombian and Salvadorian governments have significant fiscal deficits that may result in future tax increases. Additional tax regulations could be implemented that could require the Bank to make additional tax payments, negatively affecting its results of operations and cash flow. In addition, national or local taxing authorities may not interpret tax regulations in the same way that the Bank does. Differing interpretations could result in future tax litigation and associated costs.
Colombia has experienced several periods of violence and instability, and such instability could affect the economy and the Bank.
Colombia has experienced several periods of criminal violence over the past four decades, primarily due to the activities of guerilla groups and drug cartels. In response, the Colombian government has implemented various security measures and has strengthened its military and police forces by creating specialized units. Despite these efforts, drug-related crime and guerilla activity continue to exist in Colombia. These activities, their possible escalation and the violence associated with them may have a negative impact on the Colombian economy or on the Bank in the future. The Bank’s business, results of operations and financial condition could be adversely affected by rapidly changing economic and social conditions in Colombia, and by the Colombian government’s response to such conditions.
RISK FACTORS RELATING TO THE BANK’S BUSINESS AND THE BANKING INDUSTRY
Instability of banking laws and regulations in Colombia and in other jurisdictions where the Bank operates could adversely affect the Bank’s consolidated results.
Changes in banking laws and regulations, or in their official interpretation, in Colombia and in other jurisdictions where we operate, may have a material effect on our business and operations. Since banking laws and regulations change frequently, they could be adopted, enforced or interpreted in a manner that may have an adverse effect on our business.
Our continuous assessment of our capital position aims at ensuring that the Bank and its financial subsidiaries maintain sufficient capital consistent with their risk profile, all applicable regulatory standards and guidelines as well as external rating agency conditions. There can be no assurance, however, that future regulations will not change or require us or our subsidiaries to comply with requirements to hold additional capital. Regulators around the world have not reached consensus as to the appropriate level of capitalization for financial services institutions. Regulators in the jurisdictions where we operate may alter the current Technical Capital requirements to which we are subject.

Banking regulations, accounting standards and corporate disclosure applicable to the Bank and its subsidiaries differ from those in the United States and other countries.
While many of the policies underlying Colombian banking regulations are similar to those underlying regulations applicable to banks in other countries, including those in the United States, Colombian regulations can differ in a number of material respects. For example, capital adequacy requirements for banks under Colombian regulations differ from those under U.S. regulations and may differ from those in effect in other countries. The Bank prepares its annual audited financial statements in accordance with Colombian GAAP, which differs in significant respects to U.S. GAAP and International Financial Reporting Standards. Thus, Colombian financial statements and reported earnings may differ substantially from those of companies in other countries in these and other respects. Some of the differences affecting earnings and stockholders’ equity include, but are not limited to, the accounting treatment for restructuring, loan origination fees and costs, deferred income taxes and the accounting treatment for business combination accounting. Moreover, under Colombian GAAP, allowances for non-performing loans are computed by establishing each non-performing loan’s individual inherent risk using criteria established by the SFC that differ from those used under U.S. GAAP.
Although the Colombian government is currently undertaking a review of regulations relating to accounting, audit, and information disclosure, with the intention of seeking convergence with international standards, current regulations continue to differ in certain respects from those in other countries.
In addition, there may be less publicly available information about the Bank than is regularly published by or about U.S. issuers or issuers in other countries.
The Bank is subject to regulatory inspections, examinations, inquiries or audits in Colombia and in other countries where it operates, and any sanctions, fines and other penalties resulting from such inspections and audits could materially and adversely affect the Bank’s business, financial condition, results of operations and reputation.
The Bank is subject to comprehensive regulation and supervision by the banking authorities of Colombia, El Salvador and the other jurisdictions in which the Bank operates. These regulatory authorities have broad powers to adopt regulations and other requirements affecting or restricting virtually all aspects of the Bank’s capitalization, organization and operations, including the imposition of anti-money laundering measures and the authority to regulate the terms and conditions of credit that can be applied by banks. In the event of non-compliance with applicable regulations, the Bank could be subject to fines, sanctions or the revocation of licenses or permits to operate its business. In Colombia, for instance, in the event the Bank encounters significant financial problems or becomes insolvent or in danger of becoming insolvent, banking authorities have the power to take over the Bank’s management and operations. Any sanctions, fines and other penalties resulting from non-compliance with regulations in Colombia and in the other jurisdictions where the Bank operates could materially and adversely affect the Bank’s business, financial condition, results of operations and reputation.
Moreover, banking and financial services laws and regulations are subject to continuing review and changes, and any such changes in the future may have an adverse impact on the Bank’s financial position and operations, including making and collecting loans and other extensions of credit.
The Bank faces uncertainty regarding new consumer protection laws.
Law 1328 of 2009, also referred to as the “financial reform law,” creates a new customer protection regime with respect to financial institutions. The financial reform law provides a bill of rights for consumers of financial services, including the right to receive clear, complete and reliable information about the services and products offered by financial institutions. The financial reform law also contains specific new obligations for financial institutions, including a duty to maintain a financial ombudsman in charge of consumer protection; a duty to create a customer service center pursuant to terms set by the SFC; an obligation to provide services and products under the same conditions offered to the general public; and a prohibition on the inclusion of predatory or abusive clauses in contracts with consumers. Because the financial reform law has only recently been enacted, there is limited guidance on how it will be interpreted. Any violation of the financial reform law by us could result in monetary or administrative sanctions or restrictions on our operations.

The increase of constitutional collective actions (acciones populares), class actions (acciones de grupo) and other legal actions involving claims for significant monetary awards against financial institutions may affect the Bank’s business and results of operations.
Under the Colombian Constitution, individuals may initiate constitutional collective or class actions to protect their collective or class rights, respectively. In recent years, Colombian financial institutions, including the Bank, have experienced a substantial increase in the aggregate number of these actions. The great majority of such actions are related to banking fees, financial services and interest rates, and their outcome is uncertain. Although during 2009 the aggregate number of such actions brought against the Bank remained stable as compared to 2008 and 2007, the number of such actions might increase in the future and could significantly affect the Bank’s business and results of operations.
Future restrictions on interest rates or banking fees could negatively affect the Bank’s profitability.
The Colombian Commerce Code limits the amount of interest that may be charged in commercial transactions. In the future, regulations in the jurisdictions where the Bank operates could impose limitations regarding interest rates or fees. Any such limitations could materially and adversely affect the Bank’s results of operations and financial position.
In particular, there has been an ongoing dispute in Colombia among merchants, payment services and banks regarding interchange fees. Specifically, in 2004, the Superintendency of Industry and Commerce initiated an investigation against Credibanco and Redeban, entities that participate in Colombia’s payment services system, for an alleged illegal anticompetitive agreement based on the way in which interchange fees were determined at that time.
The Superintendency of Industry and Commerce fined Redeban, Credibanco and other banks after determining that they had breached certain obligations regarding intercharge fees. The decision was confirmed in September 2009.
As a consequence of the dispute described above, interchange fees in Colombia have been declining in recent years, while further pressures may lead to additional decreases, which in turn could impact the Bank’s financial results.
The Bank is subject to credit risk.
A number of our products expose the Bank to credit risk, including loans, financial leases, lending commitments and derivatives contracts. Changes in the income levels of the Bank’s borrowers, increases in the inflation rate or an increase in interest rates could have a negative effect on the quality of the Bank’s loan portfolio, causing the Bank to increase provisions for loan losses and resulting in reduced profits or in losses.
The Bank estimates and establishes reserves for credit risk and potential credit losses. This process involves subjective and complex judgments, including projections of economic conditions and assumptions on the ability of our borrowers to repay their loans. This process is subject to human error as the Bank’s employees may not always be able to assign an accurate credit rating to a client, which may result in the Bank’s exposure to higher credit risks than indicated by the Bank’s risk rating system. The Bank may not be able to timely detect these risks before they occur, or due to limited resources or available tools, the Bank’s employees may not be able to effectively implement the Bank’s credit risk management system, which may increase its exposure to credit risk. Moreover, the Bank’s failure to continuously refine its credit risk management system may result in a higher risk exposure for the Bank, which could materially and adversely affect its results of operations and financial position.
Overall, if the Bank is unable to effectively control or manage the level of non-performing or poor credit quality loans in the future, or if its loan loss reserves are insufficient to cover future loan losses, the Bank’s financial condition and results of operations may be materially and adversely affected.
In addition, the amount of the Bank’s non-performing loans may increase in the future, including loan portfolios that the Bank may acquire through auctions or otherwise, as a result of factors beyond the Bank’s control, such as the impact of macroeconomic trends, social and political events affecting Colombia or other jurisdictions where the Bank operates, or events affecting specific industries to which the Bank is exposed.
The Bank is subject to liquidity risk.
A significant amount of our funding comes from at-sight and term deposits. Our lending activities, on the other hand, often involve loans with maturities of up to fifteen years. Our ability to continue funding long-term credit operations depends largely on our capacity to maintain the level of our deposits. Any significant decrease in the amounts of such deposits could affect the Bank’s liquidity and our ability to grant loans in Colombian pesos.
The Colombian Central Bank may impose requirements on the ability of Colombian residents (including the Bank) to obtain loans in foreign currency.
Under Colombian exchange control operations, the Colombian Central Bank is allowed to require a mandatory deposit in connection with loans denominated in a foreign currency obtained by Colombian residents, including the Bank. Most recently, when the Colombian Peso appreciated against foreign currencies in 2008, such mandatory deposit was set at 40% of the amounts to be disbursed under any credit facility denominated in a foreign currency. We cannot predict or control future actions by the Colombian Central Bank, which may involve the establishment of a different mandatory deposit percentage. In the event, the Colombian Central Bank exercises this right, there may be a disincentive for us and our clients to obtain loans in foreign currency.
Insolvency laws in Colombia may limit the ability of the Bank to collect monetary obligations and enforce rights against collateral or under guarantees.
Colombian insolvency laws provide that creditors of a debtor in default are prohibited from initiating collection proceedings outside the bankruptcy or reorganization process of the debtor. In addition, all collection proceedings outstanding at the beginning of the bankruptcy must be suspended and y creditors are prevented from enforcing their rights against the collateral of the debtor.
The Colombian Congress recently enacted Law 1380 of 2010, which provides insolvency protection to individuals that are not merchants. The law enables an individual to submit monetary obligations, other than those related to alimony, to extrajudicial conciliation hearings with the individual’s creditors. The collection of interest on the debt subject to the proceedings is suspended for a period of 60 days or more. After hearings have been initiated, it is not possible for any creditor, including the Bank, to initiate or continue enforcement actions or collect collateral from the debtor. A perception that loans to individuals may be difficult or impossible to recover may cause the Bank to enhance credit requirements and result in decreased lending to individuals due to increased costs. In addition, increased difficulties in enforcing debt and other monetary obligations due to this new insolvency law could have an adverse impact on our results of operations and financial condition.
The recent economic downturn has adversely affected, and may continue to adversely affect, the Bank’s asset quality levels, which in turn have produced higher provision charges.
Recent lower economic activity has affected, and may continue to affect, consumer confidence levels, consumer spending, bankruptcy rates, and levels of incurrence and default on consumer and commercial debt, among other factors, in the markets where the Bank operates. Any of these factors, along with persistently high levels of unemployment, may result in a greater likelihood of delinquencies and past due loans, which in turn, could result in a higher level of loan losses and allowances for credit losses, all of which could adversely affect our earnings and ability to service the notes.
The Bank is subject to credit risks with respect to its non-traditional banking businesses, including investing in securities and entering into derivatives transactions.
Non-traditional sources of credit risk can arise from, among other things: investing in securities of third parties, entering into derivative contracts under which counterparties have obligations to make payments to the Bank, and executing securities, futures, currency or commodity trades from the Bank’s proprietary trading desk that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries. Any significant increases in exposure to any of these non-traditional risks, or a significant decline in credit risk or bankruptcy of any of the counterparties, could materially and adversely affect the Bank’s results of operations and financial position.
The Bank is exposed to risks associated with the mortgage loan market.
The Bank is a leader in the Colombian mortgage loan market. Colombia’s mortgage loan market is highly regulated and has historically been affected by various macroeconomic factors, such as periods of sustained high interest rates, which have historically discouraged customers from borrowing and have resulted in increased defaults in outstanding loans and deterioration in the quality of assets.
The Bank is subject to concentration default risks in its loan portfolio. Problems with one or more of its largest borrowers may adversely affect its financial condition and results of operations.
The aggregate outstanding principal amount of the Bank’s 25 largest borrowing relationships represented approximately 12% of its total consolidated loan portfolio as of December 31, 2009. Problems with one or more of the Bank’s largest borrowers could materially and adversely affect its results of operations and financial position. For more information, see “Item 4. Information on the Company—E. Selected Statistical Information—E.3. Loan Portfolio—Borrowing Relationships” in the Annual Report.
The value of the collateral or guarantees securing the outstanding principal and interest balance of the Bank’s loans may not be sufficient to cover such outstanding principal and interest. In addition, the Bank may be unable to realize the full value of the collateral or guarantees securing the outstanding principal and interest balance of its loans.
Collateral securing the outstanding principal or interest balance of the Bank’s loans primarily consists of real estate, assets pledged in financial leasing transactions and other assets that are located primarily in Colombia and El Salvador, the value of which may significantly fluctuate or decline due to factors beyond the Bank’s control. Such factors include macroeconomic factors and political events affecting local economies. Any decline in the value of the collateral securing the Bank’s loans may result in a reduction in the recovery from collateral realization and may have an adverse impact on the Bank’s results of operations and financial condition. In addition, the Bank may face difficulties in enforcing its rights as a secured creditor. In particular, timing delays, procedural problems in enforcing against collateral and local protectionism may make foreclosures on collateral and enforcement of judgments difficult, and may result in losses that could materially and adversely affect the Bank’s results of operations and financial position.
The Bank is subject to market risk.
We are directly and indirectly affected by changes in market conditions. Market risk, or the risk that the value of assets and liabilities or revenues will be adversely affected by variation in market conditions, is inherent in the products and instruments associated with our operations, including loans, deposits, securities, bonds, long-term debt, short-term borrowings, proprietary trading in assets and liabilities and derivatives. Changes in market conditions that may affect our financial condition and results of operations include fluctuations in interest and currency exchange rates, securities prices, changes in the implied volatility of interest rates and foreign exchange rates, among others.
The Bank is subject to fluctuations in interest rates, which may materially and adversely affect its results of operations and financial condition.
The Bank holds a substantial portfolio of loans and debt securities that have both fixed and floating interest rates. Therefore, changes in interest rates could adversely affect our net interest margins as well as the prices of these securities. Increases in interest rates may reduce gains or the market value of the Bank’s debt securities. Sustained high interest rates have historically discouraged customers from borrowing and have resulted in increased delinquencies in outstanding loans and deterioration in the quality of assets. On the other hand, decreases in interest rates may cause margin compression and lower net interest income as the Bank usually maintains more assets than liabilities at variable rates. Decreasing interest rates also may trigger loan prepayments, which could negatively affect the Bank’s net interest income and return on assets. Generally, in a declining interest rate environment, prepayment activity increases, which reduces the weighted average maturity of the Bank’s interest earning assets, and adversely affects its operating results. Prepayment risk also has a significant adverse impact on credit card and collateralized mortgage obligations, since prepayments could shorten the weighted average life of these portfolios, which may result in a mismatch in funding or in reinvestment at lower yields. In addition, the Bank may incur costs as it implements strategies to reduce future interest rate exposure, which, in turn, may impact the Bank’s results of operations and financial condition.
The Bank’s income from its proprietary trading activities is highly volatile.
The Bank’s trading income is highly volatile. The Bank derives a portion of its profits from its proprietary trading activities and any significant reduction in its trading income could adversely affect the Bank’s results of operations and financial position. The Bank’s trading income is dependent on numerous factors beyond its control, such as the general market environment, overall market trading activity, interest rate levels, fluctuations in exchange rates and general market volatility. A significant decline in the Bank’s trading income, or the incurrence of a trading loss, could adversely affect the Bank’s results of operations and financial position.
The Bank’s results could be negatively impacted by the depreciation of sovereign debt securities.
The Bank’s debt securities portfolio is primarily composed of sovereign debt securities, including securities issued or guaranteed by the Colombian government. Therefore, the Bank’s results are exposed to credit, market and liquidity risk associated with sovereign debt. As of December 31, 2009, the Bank’s total debt securities represented 13.6% of its total assets, and 40% of these securities were issued or backed by the Colombian government. A significant decline in the value of the securities issued or guaranteed by the Colombian government could adversely affect the Bank’s debt securities portfolio and, consequently, the Bank’s results of operations and financial position.
The Bank is subject to market, operational and structural risks associated with its derivative transactions.
The Bank enters into derivative transactions for hedging purposes and on behalf of its customers. The Bank is subject to market and operational risks associated with these transactions, including basis risk (the risk of loss associated with variations in the spread between the asset yield and the funding and/or hedge cost) and credit or default risk (the risk of insolvency or other inability of the counterparty to a particular transaction to perform its obligations thereunder). In addition, market practice and documentation for derivative transactions is less developed in the jurisdictions where the Bank operates as compared to other more developed countries, and the court systems in such jurisdictions have limited experience in dealing with issues related to derivative transactions and in pricing the obligations contained therein. As a result, there is increased operating and structural risks associated with derivatives transactions in these jurisdictions.
In addition, the execution and performance of derivatives transactions depend on the Bank’s ability to develop adequate control and administrative systems, and to hire and retain qualified personnel. Moreover, the Bank’s ability to adequately monitor, analyze and report these derivative transactions depends, to a great extent, on its information technology systems. These factors may further increase the risks associated with these transactions and could materially and adversely affect the Bank’s results of operations and financial position.
The Bank is subject to operational risks.
The Bank’s businesses are dependent on the ability to process a large number of transactions efficiently and accurately. Operational risks and losses can result from fraud, employee errors, failure to properly document transactions or to obtain proper internal authorization, failure to comply with regulatory requirements, breaches of conduct of business rules, equipment failures, natural disasters or the failure of external systems. The Bank’s currently adopted procedures may not be effective in controlling each of the operational risks faced by the Bank.

The Bank’s businesses rely heavily on data collection, processing and storage systems, the failure of which could materially and adversely affect the effectiveness of the Bank’s risk management, reputation and internal control systems as well as its financial condition and results of operations.
All of the Bank’s principal businesses are highly dependent on the ability to timely collect and process a large amount of financial and other information at its various branches across numerous markets. The proper functioning of financial control, accounting or other data collection and processing systems is critical to the Bank’s businesses and to its ability to compete effectively. A partial or complete failure of any of these primary systems could materially and adversely affect the Bank’s decision-making process, its risk management and internal control systems, the quality of its service and the Bank’s ability to respond on a timely basis to changing market conditions. If the Bank cannot maintain an effective data collection and management system, its business operations, financial condition, reputation and results of operations could be materially and adversely affected. The Bank is also dependent on information systems to operate its website, process transactions, respond to customer inquiries on a timely basis and maintain cost-efficient operations. The Bank may experience operational problems with its information systems as a result of system failures, viruses, computer hackers or other causes. Any material disruption or slowdown of its systems could cause information, including data related to customer requests, to be lost or to be delivered to the Bank’s clients with delays or errors, which could reduce demand for the Bank’s services and products and could materially and adversely affect the Bank’s results of operations and financial position.
Any failure to effectively improve or upgrade the Bank’s information technology infrastructure and management information systems in a timely manner could adversely affect its competitiveness, financial condition and results of operations.
The Bank’s ability to remain competitive will depend in part on its ability to upgrade the Bank’s information technology infrastructure on a timely and cost-effective basis. The information available to and received by the Bank’s management through its existing information systems may not be timely and sufficient to manage risks or to plan for and respond to changes in market conditions and other developments in its operations. The Bank is currently undertaking a project to update its information technology platform. Any failure to effectively improve or upgrade the Bank’s information technology infrastructure and information management systems in a timely manner could materially and adversely affect the Bank’s competitiveness, financial condition and results of operations.
The occurrence of natural disasters in the regions where the Bank operates could impair its ability to conduct business effectively, and could impact the Bank’s results of operations.
The Bank is exposed to the risk of natural disasters, such as earthquakes, volcanic eruptions, tornadoes, tropical storms, wind and hurricanes in the regions where it operates, particularly in El Salvador. In the event of a natural disaster, unanticipated problems with the Bank’s disaster recovery systems could have a material adverse effect on the Bank’s ability to conduct business in the affected region, particularly if those problems affect its computer-based data processing, transmission, storage and retrieval systems and destroy valuable data. In addition, if a significant number of the Bank’s local employees and managers were unavailable in the event of a disaster, its ability to effectively conduct business could be severely compromised. A natural disaster or multiple catastrophic events could have a material adverse effect on the Bank’s business and results of operations in the affected region.
Acquisitions and strategic partnerships may not perform in accordance with expectations or may disrupt the Bank’s operations and adversely affect its profitability.
An element of the Bank’s business strategy is to identify and pursue growth-enhancing strategic opportunities. As part of that strategy, the Bank acquired interests in various institutions during recent years. For example, in 2007, the Bank acquired 98.9% of all the issued and outstanding shares of Banagrícola. The Bank will continue to actively consider other strategic acquisitions and partnerships from time to time. The Bank must necessarily base any assessment of potential acquisitions and partnerships on assumptions with respect to operations, profitability and other matters that may subsequently prove to be incorrect. The Banagrícola acquisition and future acquisitions, investments and alliances may not produce anticipated financial results, synergies or perform in accordance with the Bank’s expectations and could adversely affect its operations and profitability. In addition, new demands on the

Bank’s existing organization and personnel resulting from the integration of new acquisitions could disrupt the Bank’s operations and adversely affect its operations and profitability.
The Bank’s concentration in and reliance on short-term deposits may increase its funding costs.
The Bank’s principal source of funds are short-term deposits, which together represented 73.2%, 72.5% and 76.9% of total liabilities at the end of 2007, 2008 and 2009, respectively. Because the Bank relies primarily on short-term deposits for its funding, in the event of a sudden or unexpected shortage of funds in the banking systems and money markets where the Bank operates, the Bank may not be able to maintain its current level of funding without incurring higher costs by borrowing funds at higher interest rates or selling certain assets at prices below their prevailing market value.
The Bank is subject to reputational risk.
Damage to our reputation may limit our ability to attract customers, employees and investors. Harm to our reputation can arise from employee misconduct, legal and regulatory requirements, ethical issues, money laundering, and failing to deliver minimum standards of service and quality, among others. Failure to adequately address these issues may affect our business and prospects.
The Bank’s policies and procedures may not be able to detect money laundering and other illegal or improper activities fully or on a timely basis, which could expose the Bank to fines and other liabilities.
The Bank is required to comply with applicable anti-money laundering, anti-terrorism laws and other regulations. These laws and regulations require the Bank, among other things, to adopt and enforce “know your customer” policies and procedures and to report suspicious and large transactions to the applicable regulatory authorities. While the Bank has adopted policies and procedures aimed at detecting and preventing the use of its banking network for money laundering activities and by terrorists and terrorist-related organizations and individuals generally, such policies and procedures have in some cases only been adopted recently and may not completely eliminate instances where the Bank may be used by other parties to engage in money laundering and other illegal or improper activities. To the extent the Bank may fail to fully comply with applicable laws and regulations, the relevant government agencies to which it reports have the power and authority to impose fines, freeze assets and assess other penalties on the Bank. In addition, the Bank’s business and reputation could suffer if customers use the Bank for money laundering or illegal or improper purposes.
The Bank is subject to increasing competition, which may adversely affect its results of operations.
The Bank operates in a highly competitive environment and increased competitive conditions are to be expected in the jurisdictions where the Bank operates. Intensified merger activity in the financial services industry produces larger, better capitalized and more geographically diverse firms that are capable of offering a wider array of financial products and services at more competitive prices. The Bank’s ability to maintain its competitive position depends mainly on its ability to attract new customers, increase the number of existing products and services offered, fulfill the needs of new customers through the development of new products and services and offer adequate services and strengthen its customer base through cross-selling. The Bank’s business will be adversely affected if the Bank is not able to maintain efficient service strategies. In addition, the Bank’s efforts to offer new services and products may not succeed if product or market opportunities develop more slowly than expected or if the profitability of opportunities is undermined by competitive pressures.
RISKS RELATING TO THE NOTES
It may be difficult to enforce your rights if we enter into a bankruptcy, liquidation or similar proceeding in Colombia.
The insolvency laws of Colombia, particularly as they relate to the priority of creditors (secured or unsecured), the ability to obtain post-petition interest and the duration of insolvency proceedings, may be less favorable to your interests than the bankruptcy laws of the United States. Your ability to recover payments due on the notes may be more limited than would be the case under U.S. bankruptcy law. The following is a brief description of certain aspects of insolvency laws in Colombia.
Your ability to enforce your rights under the notes may be limited if we become subject to the proceedings principally set forth in Decree 663 of 1993 and Decree 2211 of 2004, as amended from time to time, which proceedings establish the events under which the SFC may initiate a Taking of Possession (toma de posesión) proceeding either to administer the Bank or to liquidate it.
Under Colombian banking laws, financial institutions are subject to a special administrative takeover by the SFC in the event that the financial institution becomes insolvent.
The SFC can take control of financial institutions under certain circumstances. The following grounds for takeover are considered to be “automatic” in the sense that, if the SFC discovers their existence, the SFC is obligated to step in and take over the respective financial institution: (i) if the financial institution’s Technical Capital (patrimonio adecuado) falls below 40% of the legal minimum or (ii) the expiration of the term of any then current recovery plans or the non-fulfillment of the goals set forth in such plans. Additionally, the SFC also conducts periodic visits to financial institutions and, as a consequence of these visits, the SFC can impose capital or solvency obligations on financial institutions without taking control of the financial institution.
Additionally, and subject to the approval of the Ministry of Finance, the SFC may, at its discretion, initiate intervention procedures under the following circumstances: (i) suspension of payments; (ii) failure to pay deposits; (iii) refusal to submit its files, accounts and supporting documentation for inspection by the SFC; (iv) repeated failure to comply with orders and instructions from the SFC; (v) repeated violations of applicable laws and regulations or of the bank’s by-laws; (vi) unauthorized or fraudulent management of the bank’s business; (vii) reduction of the bank’s Technical Capital below 50% of its subscribed capital; (viii) failure to comply with minimum capital requirements set forth in the Colombian Financial Statute; (ix) failure to comply with the recovery plans that were adopted by the bank; (x) failure to comply with the order of exclusion of certain assets and liabilities to another institution designated by the SFC; and (xi) failure to comply with the order of progressive unwinding (desmonte progresivo) of the operations of the bank.
A takeover by the SFC may have one of two different purposes: (i) to manage the financial institution, in which case the financial institution will be allowed to continue its activities subject to the administration of the authorities; or (ii) to liquidate the financial institution. The SFC must decide if it will either manage or liquidate the financial institution within two months following the takeover in the event of a bankruptcy, liquidation or similar proceeding.
In view of the broad discretionary powers of the SFC it is impossible to predict how long payments under the notes could be delayed and whether or to what extent you would be compensated for any delay if any of the actions described above were to be taken with respect to us.
Holders of notes will not have the right to accelerate the notes.
The holders will have no right to accelerate any payment due under the notes during an Event of Default unless there has been a change, amendment or modification to the Colombian banking laws that would allow such right without disqualifying the notes from Tier Two Capital status. If any Event of Default occurs and is continuing, the Trustee may only pursue other available remedies, if any, excluding acceleration, to collect the payment of principal and interest on the notes or to enforce the performance of any provision under the indenture.
Except as described above, the holders of the notes have no right of acceleration in the case of the Bank’s failure to perform its obligations under the Indenture.
Because the Bank is located in an emerging market country, any market for the notes may be adversely affected by economic and market conditions in other emerging market economies.
Colombia is generally considered by investors to be an “emerging market country,” and securities of Colombian issuers have been, to varying degrees, influenced by economic and market conditions in other emerging market countries. Although economic conditions are different in each country, investors’ reactions to developments in one country may materially affect the prices of securities of issuers in other countries, including Colombia. We cannot assure you that events elsewhere that are unrelated to our financial performance, especially in other emerging market countries, will not adversely affect any market for the notes that may develop.
The Bank cannot assure you that an active trading market will develop for the notes.
Prior to this offering, there was no market for the notes. Although we have applied to list the notes on the NYSE, there is no guarantee that we will be able to list the notes. Even if your note is listed, there may be a limited or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect transaction costs would be high.
The underwriters have informed us that they intend to make a market in the notes after this offering is completed. The underwriters, however, may cease their market-making at any time without notice. The price at which the notes may trade will depend on many factors, including, but not limited to, prevailing interest rates, general economic conditions, our performance and financial results and markets for similar securities. Historically, the markets for debt such as the notes have been subject to disruptions that have caused substantial volatility in their prices. The market, if any, for the notes may be subject to similar disruptions, which may have an adverse effect on the holders of the notes.
There are no restrictive covenants in the indenture for the notes limiting our ability to incur future indebtedness or complete other transactions.
The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, change of control, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional indebtedness, including senior indebtedness, and engage in other transactions that may not be in the interests of the noteholders.
The ratings of the notes may be lowered or withdrawn depending on various factors, including the rating agency’s assessments of our financial strength and Colombian sovereign risk.
One or more independent credit rating agencies may assign credit ratings to the notes. The ratings address the timely payment of interest on each payment date. The ratings of the notes are not a recommendation to purchase, hold or sell the notes, and the ratings do not comment on market price or suitability for a particular investor. The ratings of the notes are subject to change and may be lowered or withdrawn. A downgrade in or withdrawal of the ratings of the notes will not be an event of default under the indenture. The assigned ratings may be raised or lowered depending, among other things, on the rating agency’s assessment of our financial strength, as well as its assessment of Colombian sovereign risk generally.

Use of Proceeds
We estimate that our net proceeds from the sale of the notes in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately US$605,456,600 million.
The net proceeds from the offering will be available to strengthen our capital structure, regulatory compliance and for general corporate purposes.

Capitalization
The following table sets forth our consolidated Technical Capital (defined herein) as of March 31, 2010, and as adjusted to give effect to issuance of the US$620,000,000 of notes offered hereby as if it had occurred on March 31, 2010.

	As of March 31, 2010(1)
	Actual				As Adjusted for this Offering
	(in millions of COP and thousands of US$)
Subscribed capital	COP	393,914	US$	204,963	COP	393,914	US$	204,963
Legal reserve and other reserves		5,467,382		2,844,809		5,467,382		2,844,809
Unappropriated retained earnings		66,756		34,735		66,756		34,735
Net Income		140,349		73,027		140,349		73,027
Subordinated bonds subscribed by Fogafin		2,450		1,275		2,450		1,275
Less:
Long-term investments		(100,715)		(52,404)		(100,715)		(52,404)
Non-monetary inflation adjustment		(92,400)		(48,078)		(92,400)		(48,078)

Primary capital (Tier I)		5,877,736		3,058,327		5,877,736		3,058,327

Provisions for loans		37,754		19,644		37,754		19,644
Subordinated bonds(2)		1,219,452		634,510		2,411,018		1,254,510
Others		246,682		128,355		246,682		128,355

Computed secondary capital (Tier II)		1,503,888		782,509		2,695,454		1,402,509

Technical capital		7,381,624		3,840,836		8,573,190		4,460,836

Risk-weighted assets included market risk		54,207,462		28,205,435		54,207,462		28,205,435

Technical capital to risk-weighted assets(3)(4)		13.62%		13.62%		15.82%		15.82%

(1)	Amounts stated in U.S. dollars have been converted, solely for the convenience of the reader, at the rate of COP 1,921.88 per US$1.00, which is the representative market rate calculated on March 31, 2010, the last business day of the quarter, as reported by the SFC. Such conversions should not be construed as representations that the peso amounts represent, or have been or could be converted into, United States dollars at that or any other rate.

(2)	Subordinated bonds includes COP 1,171,752 million issued by the Bank and COP 47,700 million issued by Sufinanciamiento S.A., a subsidiary of the Bank.

(3)	Capital adequacy requirements for Colombian financial institutions (as set forth in Decree 1720 of 2001, as amended) are based on the standards of the Basel Committee.

(4)	Colombian regulations require that a credit institution’s Technical Capital be at least 9% of that institution’s total risk-weighted assets.

Selected Financial Data
The following table presents our selected consolidated financial information and other data as of and for each of the periods indicated. The financial data as of and for the fiscal years ended December 31, 2009 and 2008 and for each of the three fiscal years in the period ended December 31, 2009 set forth below has been derived from the Bank’s audited consolidated financial statements included in the Annual Report. The selected consolidated financial data as of December 31, 2007, 2006 and 2005, and for the fiscal years ended December 31, 2006 and 2005 set forth below have been derived from the Bank’s audited consolidated financial statements for the respective periods, which are not included or incorporated by reference in this prospectus supplement.
The Bank’s consolidated financial statements for each period were prepared in accordance with Colombian GAAP, which differs in certain material respects from U.S. GAAP. See Item 3. “Key Information— A. Selected Financial Data—Differences between Colombian and U.S. GAAP Results” in the Annual Report. The selected consolidated financial data should be read in conjunction with Item 5. “Operating and Financial Review and Prospects,” and our consolidated financial statements, including the related notes thereto, included in the Annual Report.
CONSOLIDATED STATEMENT OF OPERATIONS:

	As of and for the year ended December 31,
	2009(1)		2009		2008		2007(10)(11)		2006		2005(9)
	(in millions of COP and thousands of US$(1) , except per share and per American Depositary Share (“ADS”) amounts)
Colombian GAAP:
Interest income	US$	3,144,313	COP	6,427,698	COP	6,313,743	COP	4,810,408	COP	3,013,732	COP	3,200,084
Interest expense		(1,284,306)		(2,625,416)		(2,753,341)		(2,002,090)		(1,246,229)		(1,150,274)

Net interest income		1,860,007		3,802,282		3,560,402		2,808,318		1,767,503		2,049,810
Provisions for loans and accrued interest losses, net of recoveries (2)		(539,859)		(1,103,595)		(1,155,262)		(617,868)		(195,361)		(123,575)
Provision for foreclosed assets and other assets, net of recoveries (3)		(24,351)		(49,779)		22,095		20,833		45,179		(7,465)

Net interest income after provisions		1,295,797		2,648,908		2,427,235		2,211,283		1,617,321		1,918,770
Fees and income from services and other operating income, net (4)		923,061		1,886,949		1,964,084		1,510,129		1,139,094		962,277
Operating expenses		(1,416,252)		(2,895,145)		(2,639,997)		(2,271,418)		(1,871,000)		(1,654,805)

Net operating income		802,606		1,640,712		1,751,322		1,449,994		885,415		1,226,242
Net non-operating income excluding minority interest		45,607		93,232		31,888		12,058		45,346		4,650
Minority interest (loss)		(7,377)		(15,081)		(18,511)		(13,246)		(6,352)		(6,496)

Income before income taxes		840,836		1,718,863		1,764,699		1,448,806		924,409		1,224,396
Income taxes		(226,008)		(462,013)		(474,056)		(361,883)		(174,880)		(277,515)

Net income	US$	614,828	COP	1,256,850	COP	1,290,643	COP	1,086,923	COP	749,529	COP	946,881

Weighted average of Preferred and Common Shares outstanding (5)				787,827,003		787,827,003		758,313,771		727,827,005		652,882,756
Basic and Diluted net income per share (5)		0.78		1,595		1,638		1,433		1,030		1,450
Basic and Diluted net income per ADS (12)		3.12		6,380		6,552		5,732		4,119		5,800
Cash dividends declared per share (6)				637		624		568		532		508
Cash dividends declared per share (6) (stated in U.S. Dollars)				0.31		0.28		0.28		0.24		0.22
Cash dividends declared per ADS (6)				2,547		2,496		2,272		2,128		2,032
Cash dividends declared per ADS (stated in U.S. Dollars) (6)				1.25		1.11		1.13		0.95		0.88
U.S. GAAP:(7)
Net income	US$	573,577	COP	1,172,524	COP	849,920	COP	1,015,644	COP	941,183	COP	891,121
Basic and Diluted net income per common share (8)		0.73		1,488		1,326		1,683		1,619		1,715
Basic and Diluted net income per ADS (8) (12)		2.92		5,952		5,304		6,732		6,476		6,860

(1)	Amounts stated in U.S dollars have been converted at the rate of COP 2,044.23 per US $1.00, which is the Representative Market Rate calculated on December 31, 2009 (the last business day of 2009), as reported and certified by the SFC. Such conversions should not be construed as representations that the peso amounts represent, or have been or could be converted into, United States dollars at that or any other rate.

(2)	Represents the provision for loan, accrued interest losses and other receivables, net and recovery of charged-off loans. Includes a provision for accrued interest losses amounting to COP 12,379 million, COP 14,825 million, COP 35,543 million, COP 58,721 million and COP 46,840 million for the years ended December 31, 2005, 2006, 2007, 2008 and 2009, respectively.

(3)	Represents the provision for foreclosed assets and other assets and the recovery of provisions for foreclosed assets and other assets.

(4)	Represents the total fees and income from services, net and total other operating income.

(5)	The weighted average of preferred and common shares outstanding for fiscal year 2005 include 198,261,641 preferred shares and 454,621,115 common shares. For fiscal year 2006, it included 218,122,421 preferred shares and 509,704,584 common shares. For fiscal year 2007, it included 253,300,502 preferred shares and 509,704,584 common shares. For fiscal years 2008 and 2009, it included 278,122,419 preferred shares and 509,704,584 common shares.

(6)	This data is presented on an annualized basis.

(7)	See “Note 31. Differences Between Colombian Accounting Principles for Banks and U.S. GAAP” to our Financial Statements included in the Annual Report.

(8)	Under U.S. GAAP, these shares are considered outstanding since the beginning of the earliest period presented. Net income per share under U.S. GAAP is presented on the basis of net income available to common stockholders divided by the weighted average number of common shares outstanding (198,261,641 preferred shares and 454,621,115 common shares for 2005; and 509,704,584 common shares for 2006, 2007, 2008 and 2009). See “Note 31. Differences Between Colombian Accounting Principles for Banks and U.S. GAAP” to our Financial Statements included in the Annual Report.

(9)	The consolidated statement of operations for the year ended December 31, 2005 includes Conavi and Corfinsura’s results since the beginning of the year. For U.S. GAAP purposes, see “Note 31. Differences Between Colombian Accounting Principles for Banks and U.S. GAAP— m) Business combinations” to our Financial Statements included in the Annual Report.

(10)	The consolidated statement of operations for the year ended December 31, 2007 includes Banagrícola’s results since the beginning of the year. For U.S. GAAP purposes, see “Note 31. Differences Between Colombian Accounting Principles for Banks and U.S. GAAP—m) Business combinations” to our Financial Statements included in the Annual Report.

(11)	The consolidated statement of operations for the year ended on December 2007 was modified due to reclassifications made particularly in commissions from banking services and other services, administrative and other expenses and other income, with the purpose of better presenting comparative information regarding the gains on the sale of mortgage loans. The selected financial data for year 2006 has not been reclassified to the 2008 presentation because the amounts are insignificant and do not have a material impact on the consolidated statement of operations for each of the respective years.

(12)	Basic and diluted net income per ADS for any period is defined as basic and diluted net income per share multiplied by four as each ADS is equivalent to four preferred shares of the Bank. Basic and diluted net income per ADS should not be considered in isolation, or as a substitute for net income, as a measure of operating performance or as a substitute for cash flows from operations or as a measure of liquidity. Each ADS is equivalent to four preferred shares of the Bank.
CONSOLIDATED BALANCE SHEET

	As of and for the year ended December 31,
	2009(1)		2009		2008		2007(4)		2006		2005(3)
	(in millions of COP and thousands of US$(1) , except per share and per American Depositary Share (“ADS”) amounts)
Colombian GAAP:
Assets:
Cash and due from banks	US$	2,437,871	COP	4,983,569	COP	3,870,927	COP	3,618,619	COP	1,548,752	COP	1,241,435
Overnight funds		1,168,552		2,388,790		1,748,648		1,609,768		457,614		488,587
Investment securities, net		4,361,013		8,914,913		7,278,276		5,774,251		5,677,761		8,459,703
Loans and financial leases, net		19,376,639		39,610,307		42,508,210		36,245,473		23,811,391		17,920,370
Accrued interest receivable on loans, net		165,639		338,605		505,658		398,560		255,290		198,266
Customers’ acceptances and derivatives		100,462		205,367		272,458		196,001		166,395		133,420
Accounts receivable, net		394,713		806,885		828,817		716,106		562,598		590,313
Premises and equipment, net		485,288		992,041		1,171,117		855,818		712,722		623,729
Operating leases, net		412,407		843,054		726,262		488,333		167,307		143,974
Foreclosed assets, net		39,461		80,668		24,653		32,294		18,611		31,360
Prepaid expenses and deferred charges		90,895		185,811		132,881		137,901		46,462		26,898
Goodwill		418,605		855,724		1,008,639		977,095		40,164		50,959
Other assets		451,156		922,265		1,093,850		580,642		675,265		563,588
Reappraisal of assets		360,217		736,366		612,683		520,788		348,364		330,915

Total assets	US$	30,262,918	COP	61,864,365	COP	61,783,079	COP	52,151,649	COP	34,488,696	COP	30,803,517

Liabilities and stockholders’ equity:
Deposits	US$	20,618,683	COP	42,149,330	COP	40,384,400	COP	34,374,150	COP	23,216,467	COP	18,384,982
Borrowings (5)		1,975,878		4,039,150		5,947,925		4,851,246		3,516,426		3,927,551
Other liabilities		4,228,025		8,643,056		9,333,909		7,726,983		4,109,191		5,113,694
Stockholders’ equity		3,440,332		7,032,829		6,116,845		5,199,270		3,646,612		3,377,290

Total liabilities and stockholders’ equity	US$	30,262,918	COP	61,864,365	COP	61,783,079	COP	52,151,649	COP	34,488,696	COP	30,803,517

U.S. GAAP: (2)
Stockholders’ equity	US$	3,470,875	COP	7,095,266	COP	6,422,815	COP	5,937,554	COP	4,549,018	COP	4,125,996
Stockholders’ equity per share (6)		4.41		9,006		8,153		7,830		6,250		6,320
Stockholders’ equity per ADS (6)		17.64		36,024		32,612		31,320		25,001		25,280

(1)	Amounts stated in U.S. dollars have been converted at the rate of COP 2,044.23 per US$ 1.00, which is the Representative Market Rate calculated on December 31, 2009 (the last business day of 2009) as reported and certified by the SFC. Such conversions should not be construed as representations that the peso amounts represent, or have been or could be converted into, United States dollars at that or any other rate.

(2)	Refer to “Note 31. Differences between Colombian Accounting Principles for Banks and U.S. GAAP” to our Financial Statements included in the Annual Report for the reconciliation to U.S. GAAP.

(3)	The consolidated balance sheet for the year ended December 31, 2005 includes Conavi and Corfinsura’s results. For U.S. GAAP purposes, see “Note 31. Differences Between Colombian Accounting Principles for Banks and U.S. GAAP—m) Business combinations” to our Financial Statements included in the Annual Report.

(4)	The consolidated statement of operations for the year ended December 31, 2007 includes Banagrícola’s results. For U.S. GAAP purposes, see “Note 31. Differences Between Colombian Accounting Principles for Banks and U.S. GAAP—m) Business combinations” to our Financial Statement included in the Annual Report.

(5)	Includes interbank borrowing, domestic development banks borrowings and others, including borrowings outstanding under the Facility Agreement, dated as of November 30, 2007, between Bancolombia (Panamá) S.A. and Wachovia Bank, National Association. As of July 12, 2010, approximately US$25 million of short-term borrowings were outstanding under this facility. Bancolombia (Panamá) S.A. has pledged 49% of the issued and outstanding capital stock of Banagrícola as collateral for repayment of amounts owed under the Facility Agreement.

(6)	The weighted average (rounded to the nearest million) of preferred and common shares outstanding was 653 million for the fiscal year ended December 31, 2005, 728 million for the fiscal year ended December 31, 2006, 758 million for the fiscal year ended December 31, 2007, and 788 million for the fiscal years ended December 31, 2008 and 2009. Stockholders’ equity per share is equal to Stockholders’ equity under U.S. GAAP divided by the weighted average of preferred and common shares outstanding. Stockholders’ equity per ADS is equal to stockholders’ equity per share multiplied by four preferred shares of the Bank (each ADS is equivalent to four preferred shares of the Bank). Stockholders’ equity per ADS should not be considered in isolation, or as a substitute for net income, as a measure of operating performance or as a substitute for cash flows from operations or as a measure of liquidity.

Colombian Banking Regulations
COLOMBIAN BANKING REGULATORS
Pursuant to Colombia’s Constitution, the Colombian national legislature has the power to prescribe the general legal framework within which the government may regulate the financial system. The agencies vested with the authority to regulate the financial system are the Board of Directors of the Central Bank, the Ministry of Finance and Public Credit (“Ministry of Finance”), the SFC, the Superintendency of Industry and Commerce (the “SIC”) and the Self-Regulatory Organization (the “SRO”).
Central Bank
The Banco de la República (the “Central Bank”) exercises the customary functions of a central bank, including price stabilization, monetary policy, regulation of currency circulation, regulation of credit, exchange rate monitoring and management of international reserves. Its board of directors is the regulatory authority for monetary, currency exchange and credit policies, and is responsible for the direction of the Central Bank’s duties. The Central Bank also acts as lender of last resort to financial institutions.
Ministry of Finance and Public Credit
One of the functions of the Ministry of Finance is to regulate all aspects of finance and insurance activities.
As part of its duties, the Ministry of Finance issues decrees relating to financial matters that may affect banking operations in Colombia. In particular, the Ministry of Finance is responsible for regulations relating to financial institutions’ capital adequacy, risk limitations, authorized operations, disclosure of information and accounting.
Superintendency of Finance
The SFC is the authority responsible for supervising and regulating financial institutions, including commercial banks such as the Bank, finance corporations, finance companies, financial services companies and insurance companies. The SFC has broad discretionary powers to supervise financial institutions, including the authority to impose fines on financial institutions and their directors and officers for violations of applicable regulations. The SFC can also conduct on-site inspections of Colombian financial institutions.
The SFC is also responsible for monitoring and regulating the market for publicly traded securities in Colombia and for monitoring and supervising securities market participants, including the Colombian Stock Exchange, brokers, dealers, mutual funds and issuers.
Financial institutions must obtain the prior authorization of the SFC before commencing operations.
Violations of the financial system rules and regulations are subject to administrative, and in some cases, criminal sanctions.
Other Colombian Regulators
Self Regulatory Organization
The SRO (Autoregulador del Mercado de Valores) is a private entity responsible for the regulation of entities participating in the Colombian capital markets. The SRO may issue mandatory instructions to its members and supervise its members’ compliance and impose sanctions for violations.
All capital market intermediaries, including the Bank, must become members of the SRO and are subject to its regulations.

Superintendency of Industry and Commerce
The SIC is the authority responsible for supervising and regulating competition in several industrial sectors, including financial institutions. The SIC is authorized to initiate administrative proceedings and impose sanctions on banks, including the Bank, whenever the financial entity behaves in a manner considered to be anticompetitive.
REGULATORY FRAMEWORK FOR COLOMBIAN BANKING INSTITUTIONS
The basic regulatory framework of the Colombian financial sector is set forth in Decree 663 of 1993, modified among others, by Law 510 of 1999, Law 546 of 1999, Law 795 of 2003, Law 964 of 2005 and Law 1328 of 2009 as well as in External Resolution 8 of 2000 (exchange control regulation statute) and Resolution 4 (as hereinafter defined) issued by the board of directors of the Central Bank. Decree 663 of 1993 defines the structure of the Colombian financial system and defines several forms of business entities, including: (i) credit institutions (establecimientos de crédito) (which are further categorized into banks, finance corporations (corporaciones financieras), financing companies (compañias de financiamiento comercial) and finance cooperatives (cooperativas financieras); (ii) financial services entities (sociedades de servicios financieros); (iii) capitalization corporations (sociedades de capitalización); (iv) insurance companies (entidades aseguradoras); and (v) insurance intermediaries (intermediarios de seguros). Furthermore, Decree 663 of 1993 provides that no financial, banking or credit institution may operate in Colombia without the prior approval of the SFC.
The main role of banks, finance corporations and financing companies is to receive deposits. Banks place funds back into circulation by means of loans or any active credit operation; finance corporations place funds into circulation by means of active credit operations or investments, with the purpose of promoting the creation or expansion of enterprises; and finance companies place funds back into circulation by means of active credit operations, with the purpose of fostering the sale of goods and services, including the development of leasing operations.
Laws 510 and 795 substantially amended the powers of the SFC to control, regulate and supervise financial institutions. Law 510 also streamlined the procedures for the Fondo de Garantías de Instituciones Financieras (“Fogafin”), the agency that insures deposits in financial institutions and provides credit and support to troubled financial institutions. The main purpose of Law 510 was to improve the solvency standards and stability of Colombia’s financial institutions by providing rules for their incorporation and regulating permitted investments of credit institutions, insurance companies and investment companies.
Law 546 of 1999 was enacted to regulate the system of long-term home loans. Law 795 was enacted to broaden the scope of activities that financial institutions can engage in, to update regulations with some of the then latest principles of the Basel Committee and to increase the minimum capital requirements in order to incorporate a financial institution (for more information, see “Minimum Capital Requirements” below). Law 795 also provided authority to the SFC to take preventative measures, consisting mainly in preventive interventions with respect to financial institutions whose capital falls below certain thresholds. For example, in order to avoid a temporary take-over by the SFC, such financial institutions must submit to the SFC a restructuring program to restore their financial condition.
The recently enacted Law 1328 of 2009 provides a new set of rights and responsibilities for customers of the financial system and a set of obligations for financial institutions in order to minimize disputes. Prior to Law 1328 of 2009, foreign banks were able to operate in Colombia by establishing a Colombian subsidiary authorized by the SFC. Following the enactment of Law 1328 of 2009, as of June 15, 2013, foreign banks are permitted to operate through their “branches” and are not required to incorporate a Colombian subsidiary. Law 1328 of 2009 also broadened the scope of permitted business activities by regulated entities. Following its adoption, credit institutions were allowed to operate leasing businesses and banks were allowed to extend loans to third parties so that borrowers could acquire control of other companies.
The SFC has authority to implement applicable regulations and, accordingly, issues from time to time administrative resolutions and circulars. By means of External Circular 007 of 1996 (as amended), the SFC compiled the rules and regulations applicable to financial institutions. Likewise, by means of External Circular 100 of 1995 (the “Basic Accounting Circular”), it compiled all regulations applicable to the accounting rules and regulations.

The exchange control statute defines the different activities that banks, including the Bank, may perform as currency exchange intermediaries, including lending in foreign currency and investment in foreign securities.
Violations of any of the above statutes and their relevant regulations, are subject to administrative sanctions and, in some cases, criminal sanctions.
KEY INTEREST RATES
Colombian commercial banks, finance corporations and consumer financing companies are required to provide the Central Bank, on a weekly basis, with data regarding the total volume (in pesos) of certificates of deposit issued during the prior week and the average interest rates paid for certificates of deposit with maturities of 90 days. Based on such reports, the Central Bank computes the Tasa de Captaciones de Corporaciones Financieras (“TCC”) and the Depósitos a Término Fijo (“DTF”) rates, which are published at the beginning of the following week for use in calculating interest rates payable by financial institutions. The TCC is the weighted average interest rate paid by finance corporations for deposit with maturities of 90 days. The DTF is the weighted average interest rate paid by finance corporations, commercial banks and consumer financing companies for certificates of deposit with maturities of 90 days. For the week of July 5, 2010, the DTF was 3.42% and the TCC was 3.52%.
Article 884 of the Colombian Commercial Code provides for a limit on the amount of interest that may be charged in commercial transactions. The limit is 1.5 times the current banking interest rate, or Interés Bancario Corriente, calculated as the average of the interest ordinarily charged by banks within a set period of time. The current banking interest rate is certified by the SFC.
CAPITAL ADEQUACY REQUIREMENTS
Capital adequacy requirements for Colombian financial institutions (as set forth in Decree 1720 of 2001, as amended) are based on the Basel Committee standards. The regulations establish four categories of assets, which are each assigned different risk weights, and require that a credit institution’s Technical Capital (as defined below) be at least 9% of that institution’s total risk-weighted assets.

Technical Capital for the purposes of the regulations consists of the sum of Tier One Capital (basic capital) and Tier Two Capital (additional capital) (Tier One Capital and Tier Two Capital, collectively, “Technical Capital”).
Tier One Capital consists mainly of:
•	outstanding and paid-in capital stock;

•	legal and other reserves;

•	profits retained from prior fiscal years;

•	the total value of the revaluation of equity account (revalorización del patrimonio) (if positive) and of the foreign currency translation adjustment account (ajuste por conversion de estados financieros);

•	current fiscal year profits in a proportion equal to the percentage of prior fiscal year profits that were capitalized, or allocated to increase the legal reserve, or all profits that must be used to cover accrued losses;

•	any representative shares held as a guarantee by Fogafin when the entity is in compliance with a recovery program aimed at bringing the bank back into compliance with capital adequacy requirements (if the SFC establishes that such recovery program has failed, these shares shall not be computed);

•	subordinated bonds issued by financial institutions and subscribed by Fogafin when they comply with certain requirements stated in the regulations;

•	the part of the surplus capital account from donations that complies with the requirements set forth in the applicable regulation;

•	the value of dividends declared to be paid-in shares; and

•	the value of the liabilities owed by minority interests.
Items deducted from Tier One Capital are:
•	any prior or current period losses;

•	the total value of the capital revaluation account (revalorización del patrimonio)(if negative);

•	accumulated inflation adjustments on non-monetary assets (provided that the respective assets have not been transferred);

•	investments in shares, mandatory convertible bonds, subordinated bonds that may be convertible into shares or subordinated debt instruments issued by entities (excluding subsidiaries) subject to the supervision of the SFC excluding appraisals and investments in Finagro credit establishments and investments undertaken pursuant to article 63 of Decree 663 of 1993, subject to the conditions set forth in the regulation; and

•	investments in shares, mandatory convertible bonds, subordinated bonds that may be convertible into shares or subordinated debt instruments issued by foreign financial institutions where the investor directly or indirectly holds at least 20% of the capital of said institution (excluding subsidiaries). This amount includes foreign currency translation and excludes appraisals.
Tier Two Capital includes other reserves and retained earnings, which are added to the Tier One Capital in order to establish the total Technical Capital.

Tier Two Capital includes:
•	50% of the accumulated inflation adjustment of non-monetary assets (provided that such assets have not been disposed of);

•	50% of asset reappraisal (excluding revaluations of foreclosed assets or assets received as payment of credits);

•	mandatory convertible bonds effectively subscribed and paid, with maturities of up to 5 years, provided that the terms and conditions of their issuance were approved by the SFC and subject to the conditions set forth by the SFC;

•	subordinated payment obligations (such as the notes) as long as said obligations do not exceed 50% of Tier One Capital and comply with additional requirements stated in the regulations;

•	the part of the surplus capital account from donations that complies with the requirements set forth in the applicable regulation; and

•	general allowances made in accordance with the instructions issued by the SFC.
The following items are deducted from Tier Two Capital:
•	50% of the direct or indirect capital investments (in entities subject to the supervision of the SFC, excluding subsidiaries) and mandatory convertible bonds reappraisal that complies with the requirements set forth in the applicable regulation;

•	50% of the direct or indirect capital investments (excluding subsidiaries) and mandatory convertible bonds reappraisal of foreign financial entities with respect to which the bank’s share is or exceeds 20% of the entity’s subscribed capital; and

•	the value of the devaluation of equity investments with low exchange volume or which are unquoted.
In computing Technical Capital, Tier Two Capital may not exceed (but may be less than) the total amount of Tier One Capital.
MINIMUM CAPITAL REQUIREMENTS
The minimum capital requirement for banks on an unconsolidated basis is established in Article 80 of Decree 633 of 1993, as amended. The minimum capital requirement for 2010 is COP 68,913 million. Failure to meet such requirement can result in the Taking of Possession (toma de posesión) of the bank by the SFC (See “Colombian banking regulations—Bankruptcy Considerations”).
Capital Investment Limit
All investments in subsidiaries and other authorized capital investments, other than those made in order to abide by legal requirements, may not exceed 100% of the total aggregate of capital, equity reserves and the equity re-adjustment account of the respective bank, financial corporation or commercial finance company, excluding unadjusted fixed assets and including deductions for accumulated losses.
MANDATORY INVESTMENTS
Central Bank regulations require financial institutions, including the Bank, to make mandatory investments in securities issued by Finagro, a Colombian public financial institution that finances production and rural activities, to support the agricultural sector. The amount of these mandatory investments is calculated based on the current peso-denominated obligations of the relevant financial institution.

FOREIGN CURRENCY POSITION REQUIREMENTS
According to External Resolution 4 of 2007 issued by the board of directors of the Central Bank as amended (“Resolution 4”), a financial institution’s foreign currency position (posicion propia en moneda extranjera) is the difference between such institution’s foreign currency-denominated assets and liabilities (including any off-balance sheet items), made or contingent, including those that may be sold in Colombian legal currency.
Resolution 4 of the board of directors of the Central Bank provides that the average of a bank’s foreign currency position for three business days cannot exceed the equivalent in Colombian pesos of 20% of the bank’s Technical Capital. Currency exchange intermediaries such as the Bank are permitted to hold a three business day’s average negative foreign currency position not exceeding the equivalent in foreign currency of 5% of its Technical Capital (with penalties being payable after the first business day).
Resolution 4 also defines foreign currency position in cash (posicion propia de contado en moneda extranjera) as the difference between all foreign currency-denominated assets and liabilities. A bank’s three business days average foreign currency position in cash cannot exceed 50% of the bank’s Technical Capital. In accordance with Resolution 4, the three day average must be calculated on a daily basis and the foreign currency position in cash cannot be negative.
Finally, Resolution 4 requires banks to comply with a gross position of leverage (posicion bruta de apalancamiento). Gross position of leverage is defined as (i) the value of term contracts denominated in foreign currency, plus (ii) the value of transactions denominated in foreign currency to be settled within two days in cash, plus (iii) the value of the exchange rate risk exposure associated with exchange rate options and derivatives. Resolution 4 sets a limit on the gross position of leverage, which cannot exceed 550% of the Technical Capital.
RESERVE REQUIREMENTS
Commercial banks are required by the board of directors of the Central Bank to satisfy reserve requirements with respect to deposits and other cash demands. Such reserves are held by the Central Bank in the form of cash deposits. According to Resolution 11 of 2008, the reserve requirements for Colombian banks are measured bi-weekly and the amounts depend on the class of deposits.
Credit institutions must maintain reserves of 11% over the following deposits and cash demands:
•	Private demand deposits;

•	Government demand deposits;

•	Other deposits and liabilities; and

•	Savings deposits.
In addition, credit institutions must maintain reserves of 4.5% for term deposits with maturities fewer than 540 days and 0% for term deposits with maturities of more than 540 days.
Credit institutions may maintain these reserves in their accounts at the Central Bank.
Marginal reserve requirements were eliminated by the Central Bank in 2008.
FOREIGN CURRENCY LOANS
Residents of Colombia may only obtain foreign currency loans from foreign financial entities registered with the Central Bank and from Colombian currency exchange intermediaries (upon certain events). Foreign currency loans must be either channeled through a foreign exchange intermediary or deposited in offshore compensation accounts.

According to regulations issued by the Central Bank, every Colombian resident and institution borrowing funds in foreign currency is generally required to post with the Central Bank non-interest bearing deposits for a specified term, although the size of the required deposit is currently zero. No such deposits would be required for foreign currency loans aimed at financing Colombian investments abroad or for short-term exportation loans (provided the loan is disbursed against the funds of Banco de Comercio Exterior — Bancoldex). In addition, pursuant to Law 9 of 1991, the board of directors of the Central Bank is entitled to impose conditions and limitations on the incurrence of foreign currency indebtedness, as an exchange control policy, in order to avoid pressure in the currency exchange market.
NON-PERFORMING LOAN ALLOWANCE
The SFC maintains guidelines on non-performing loan allowances for financial institutions.
LENDING ACTIVITIES
Through the issuance of Decrees 2360 and 2653 of 1993, as amended, the Colombian government set the maximum amounts that a financial institution may lend to a single borrower (including for this purpose all related fees, expenses and charges). These maximum amounts may not exceed 10% of a bank’s Technical Capital. However, there are several circumstances under which the limit may be raised. In general, the limit is raised to 25% when amounts lent above 5% of Technical Capital are secured by guarantees that comply with the financial guidelines provided in Decree 2360 of 1993, as amended. Also, according to Decree 1886 of 1994, a bank may not make loans to any shareholder that holds directly more than 10% of its capital stock for one year after such shareholder reaches the 10% threshold. In no event may a loan to a shareholder holding directly or indirectly 20% or more of the Bank’s capital stock exceed 20% of the Bank’s Technical Capital. In addition, no loan to a single financial institution may exceed 30% of the Bank’s Technical Capital, with the exception of loans funded by Colombian development banks which are not subject to such limit.
Also, Decree 2360 set a maximum limit for risk concentrated in one single party, equivalent to 30% of the Bank’s Technical Capital, the calculation of which includes loans, leasing operations and equity and debt investments.
The Central Bank also has the authority to establish maximum limits on the interest rates that commercial banks and other financial institutions may charge on loans. However, interest rates must also be consistent with market terms with a maximum limit established by the SFC.
OWNERSHIP AND MANAGEMENT RESTRICTIONS
The Bank is organized as a stock company (sociedad anónima). Its corporate existence is subject to the rules applicable to commercial companies, principally the Colombian Commerce Code. The Colombian Commerce Code requires stock companies (such as the Bank) to have at least five shareholders at all times and provides that no single shareholder may own 95% or more of the Bank’s subscribed capital stock. Article 262 of the Colombian Commerce Code prohibits the Bank’s subsidiaries from acquiring the stock of the Bank.
Pursuant to Decree 663 of 1993 (as amended by Law 795 of 2003), any transaction resulting in an individual or corporation holding 10% or more of any class of capital stock of any Colombian financial institution, including, in the case of the Bank, transactions resulting in holding ADRs representing 10% or more of the outstanding stock of the Bank, is subject to the prior authorization of the SFC. For that purpose, the SFC must evaluate the proposed transaction based on the criteria and guidelines specified in Law 510 of 1999, as amended by Law 795 of 2003. Transactions entered into without the prior approval of the SFC are null and void and cannot be recorded in the institution’s stock ledger. These restrictions apply equally to national as well as foreign investors.
Colombian financial institutions that are security issuers must comply with special norms regarding the composition of their board of directors. As a consequence thereof, at least, 25% of the board members of the board of directors of the Bank must be independent. To be considered independent, the board members must not be (i) employees or directors of the Bank; (ii) shareholders of the Bank that directly or indirectly address or control the majority of the voting rights or that may determine the majority composition of the management boards; (iii) shareholders or employees of entities that render certain services to the Bank in cases in which the service provider receives 20% or more of its income from the Bank; (iv) employees or directors of a non-profit organization that receives donations from the Bank in certain amounts; (v) directors of other entities in whose board of directors one of the legal representatives of the Bank participates; and (vi) any other person that receives from the Bank any kind of economic consideration (except as for the considerations received by the board members, the auditing committee or any other committee of the board of directors).
BANKRUPTCY CONSIDERATIONS
Pursuant to Colombian banking law, the SFC has the power to intervene in the operations of a bank in order to prevent it from, or to control and reduce the effects of, a bank failure. Accordingly, the SFC may intervene in a bank’s business, (1) prior to the liquidation of the bank, by taking one of the following preventive measures (institutos de salvamento) in order to prevent the bank from entering into a state where the SFC would need to take possession: (i) submit the bank to a special supervision regime; (ii) issue a mandatory order to recapitalize the bank; (iii) place the bank under the management of another authorized financial institution, acting as trustee; (iv) order the transfer of all or part of the assets, liabilities and contracts, as well as certain on-going concerns (establecimientos de comercio) of the bank to another financial institution; (v) order the bank to merge with one or more financial institutions that consent to the merger, whether by creating a new institution or by having another institution absorb the bank; (vi) order the adoption of a recovery plan by the bank, including adequate measures to reestablish its financial situation, pursuant to guidelines approved by the government; (vii) order the exclusion of certain assets and liabilities by requiring the transfer of such assets and liabilities to another institution designated by the SFC; and (viii) order the progressive unwinding (desmonte progresivo) of the operations of the bank; or (2) take possession of the bank (toma de posesión) (“Taking of Possession”), to either administer the bank or order its liquidation, depending on how critical the situation is found to be by the SFC.
The following grounds for a Taking of Possession are considered to be “automatic” in the sense that, if the SFC discovers their existence, the SFC is obligated to step in and take over the respective financial institution: (i) if the financial institution’s Technical Capital (patrimonio adecuado) falls below 40% of the legal minimum, or (ii) the expiration of the term of any then current recovery plans or the non-fulfillment of the goals set forth in such plans. Additionally, the SFC also conducts periodic visits to financial institutions and, as a consequence of these visits, the SFC can impose capital or solvency obligations on financial institutions without taking control of the financial institution.
Additionally, and subject to the approval of the Ministry of Finance, the SFC may, at its discretion, initiate intervention procedures under the following circumstances: (i) suspension of payments; (ii) failure to pay deposits; (iii) refusal to submit its files, accounts and supporting documentation for inspection by the SFC; (iv) repeated failure to comply with orders and instructions from the SFC; (v) repeated violations of applicable laws and regulations or of the bank’s by-laws; (vi) unauthorized or fraudulent management of the bank’s business; (vii) reduction of the bank’s Technical Capital below 50% of its subscribed capital; (viii) failure to comply with the minimum capital requirements set forth in the Colombian Financial Statute, (ix) failure to comply with the recovery plans that were adopted by the bank; (x) failure to comply with the order of exclusion of certain assets and liabilities to another institution designated by the SFC; and (xi) failure to comply with the order of progressive unwinding (desmonte progresivo) of the operations of the bank.
The SFC may decide to order the Taking of Possession subject to the prior opinion of its advisory council (consejo asesor del Superintendente) and with the prior approval of the Ministry of Finance.
The purpose of Taking of Possession of a bank is to decide whether the entity should be liquidated, whether it is possible to place it in a position to continue doing business in the ordinary course, or whether other measures may be adopted to secure better conditions so that depositors, creditors and investors may obtain the full or partial payment of their credits.
Within two months from the date when the SFC takes possession of a bank, the SFC must decide which of the aforementioned measures is to be pursued. The decision is subject to the prior opinion of Fogafin which is the government agency that insures deposits made in Colombian financial institutions. The two month term may be extended with the prior consent of Fogafin.

Upon the Taking of Possession of a bank, depending on the financial situation of the bank and the reasons that gave rise to such measure, the SFC may (but is not required to) order the bank to suspend payments to its creditors. The SFC has the power to determine that such suspension will affect all of the obligations of the bank, or only certain types of obligations or even obligations up to or in excess of a specified amount.
As a result of the Taking of Possession, the SFC must appoint as special agent the person or entity designated by Fogafin to administer the affairs of the bank while such process lasts and until it is decided whether to liquidate the bank.
As part of its duties during the Taking of Possession, Fogafin must provide the SFC with the plan to be followed by the special agent in order to meet the goals set for the fulfillment of the measures that may have been adopted. If the underlying problems that gave rise to the Taking of Possession of the bank are not resolved within a term not to exceed two years, the SFC must order the liquidation of the bank.
During the Taking of Possession (which period ends when the liquidation process begins), Colombian banking laws prevent any creditor of the bank from: (i) initiating any procedure for the collection of any amount owed by the bank; (ii) enforcing any judicial decision rendered against the bank to secure payment of any of its obligations; (iii) constituting a lien or attachment over any of the assets of the bank to secure payment of any of its obligations; or (iv) making any payment, advance or compensation or assume any obligation on behalf of the bank, with the funds or assets that may belong to it and are held by third parties, except for payments that are made by way of set-off between regulated entities of the Colombian financial and insurance systems.
In the event that the bank is liquidated, the SFC must, among other measures, provide that all term obligations owed by the bank are due and payable as of the date when the order to liquidate becomes effective.
During the liquidation process, claims of creditors rank as follows: (i) amounts owed to employees and former employees for salaries, benefits, indemnities and pensions; (ii) bank deposits and other types of saving instruments; (iii) taxes; (iv) all other credits, except subordinated credits; and (v) subordinated credits. Each category of creditors will collect in the order indicated above, whereby distributions in one category will be subject to completing full distribution in the prior category.
Colombian banks and other financial institutions are not subject to the laws and regulations that govern generally the insolvency, restructuring and liquidation of industrial and commercial companies.
DEPOSIT INSURANCE—TROUBLED FINANCIAL INSTITUTIONS
In response to the crisis faced by the Colombian financial system during the early 1980s, in 1985 the Government created Fogafin. Subject to specific limitations, Fogafin is authorized to provide equity (whether or not reducing the par value of the recipient’s shares) and/or secured credits to troubled financial institutions, and to insure deposits of commercial banks and certain other financial institutions.
To protect the customers of commercial banks and certain financial institutions, Resolution No. 1 of 2010 of the board of directors of Fogafin, as amended, requires mandatory deposit insurance. Under this Resolution No. 1, banks must pay an annual premium of 0.3% of total funds received on saving accounts, checking accounts, certificates of deposit and other deposits. If a bank is liquidated, the deposit insurance will cover the funds deposited by an individual or corporation with such bank up to a maximum of COP 20 million regardless of the number of accounts held.
ANTI-MONEY LAUNDERING PROVISIONS
The regulatory framework to prevent and control money laundering is contained in, among others, Decree 663 of 1993 and Circulars 26 of 2008 and 2010 issued by the SFC, as well as Law 599 of 2000, and the Colombian Criminal Code.

Colombian laws adopt the latest guidelines related to anti-money laundering and other terrorist activities established by the Financial Action Task Force on Money Laundering (“FATF”). Colombia, as a member of the GAFI-SUD (a FATF style regional body) follows all of FATF’s 40 recommendations and eight special recommendations. Circular 26 of 2008 issued by the SFC requires the implementation by financial institutions of a system of controls for money laundering and terrorism financing. These rules emphasize “know your customer” policies and knowledge of customers and markets. They also establish processes and parameters to identify and monitor a financial institution’s customers. According to these regulations, financial institutions must cooperate with the appropriate authorities to prevent and control money laundering and terrorism. Finally, the Colombian criminal code introduced criminal rules and regulations to prevent, control, detect, eliminate and adjudicate all matters related to financing terrorism and money laundering. The criminal rules and regulations cover the omission of reports on cash transactions, mobilization or storage of cash, and the lack of controls.
RISK MANAGEMENT SYSTEMS
Commercial banks, including the Bank, must have risk administration systems to meet the SFC minimum standards for compliance and to avoid and mitigate the following risks: (i) credit; (ii) liquidity; (iii) market; (iv) operational; and (v) money laundering and terrorism.
Generally, commercial banks have to weigh their assets based on 0%, 25%, 50% and 100% ratios depending on their risks. Standards to evaluate risk have been established and different ratings are awarded (A, B, C, D and E) to each credit asset depending on the level of risk. Depending on the rating assigned, a different amount of provisions are required, as established by the SFC in Chapter II of the Basic Accounting Circular.
With respect to liquidity and market risks, commercial banks must follow the provisions of the Basic Accounting Circular, which defines criteria and procedures for measuring the bank’s exposure to interest rate risk, foreign exchange risk, and market risk. Under such regulations, banks must send the SFC information on the net present value, duration, and interest rate of its assets, liabilities, and derivative positions. Since January 2002, Colombian banks have been required to calculate, for each position on the balance sheet, a volatility rate and a parametric VaR (value at risk), which is calculated based on net present value, modified duration and a risk factor computed in terms of a basis points change. Each risk factor is calculated and provided by the SFC.
With respect to operational risk, commercial banks must qualify, according to principles provided by the Basic Accounting Circular, each of their operative lines (such as corporate finance, issue and negotiation of securities, commercial banking, assets management, etc.) in order to record the risk events that may occur and cause fraud, technology problems, legal and reputational problems and problems associated with labor relations of the bank.

Description of the Notes
As used below in this “Description of the notes” section, the “Bank” means Bancolombia S.A., a sociedad anónima organized and existing under the laws of Colombia, and its successors, but not any of its subsidiaries. The Bank will issue the notes described in this prospectus supplement under an indenture (the “Indenture”) to be executed between the Bank and The Bank of New York Mellon, as trustee (the “Trustee”). The terms of the notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. You may obtain a copy of the Indenture from the Bank at its address set forth elsewhere in this prospectus supplement.
The following is a summary of the material terms and provisions of the notes. The following summary does not purport to be a complete description of the notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture. You can find definitions of certain terms used in this description under the heading “—Certain Definitions.”
The notes are being issued by the Bank as Subordinated Notes due 2020 under the laws of Colombia (with the effects set forth in Article 7(d) of Decree 1720 of 2001). The notes are not treated under the banking laws and regulations of Colombia as bank deposits, and the noteholders are not required to open accounts with the Bank. Noteholders will not have recourse to deposit insurance or any other protections afforded to depositors in financial institutions under the laws of any jurisdiction. The notes are treated under Colombian and New York law as debt instruments.
According to Colombian banking laws, banks are permitted to issue subordinated debt, including the notes, and to include the outstanding aggregate principal amount of such subordinated debt as a component of Tier Two Capital. Technical Capital is comprised of Tier One Capital, which consists of different types of capital, such as Capital Stock and capital reserves, and Tier Two Capital, which includes subordinated debt, such as the notes. However, commencing on the fifth anniversary prior to the final maturity date, the amount of subordinated debt that will be eligible to be included in Tier Two Capital will decrease by 20% of the aggregate outstanding amount of such subordinated debt on an annual basis. As a result, after July 26, 2015, the outstanding aggregate principal amount of the notes that will qualify as Tier Two Capital will decrease by 20% annually. See “Colombian banking regulations.”
Principal, Maturity and Interest
The notes will mature on July 26, 2020. The notes will bear interest at the rate shown on the cover page of this prospectus supplement, payable semi-annually on January 26 and July 26 of each year (each, an “interest payment date”), commencing on January 26, 2011, to Holders of record at the close of business on January 15 or July 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or final maturity date is a day that is not a Business Day, the related payment of the principal and interest will be made on the next succeeding Business Day as if it were made on the date the payment was due, and no interest will accrue on the amounts so payable for the next period from and after the interest payment date or the final maturity date, as the case may be, to the next succeeding Business Day.
The notes will be issued in registered form, without coupons, and in minimum denominations of US$2,000 and integral multiples of US$1,000. Each book-entry note will be represented by one or more notes registered in the name of The Depository Trust Company, which is referred to in this prospectus supplement as “DTC” or the “depositary,” or its nominee. Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by the DTC and its participants. See “—Book-Entry, Delivery and Form of Securities.”
The Bank will pay the principal of and interest on the notes and any Additional Amounts (as defined below) in U.S. Dollars.
An aggregate principal amount of notes equal to US$620,000,000 is being issued in this offering. The Bank may issue additional notes having identical terms and conditions to the notes being issued in this offering (the “Additional

Notes”). Any Additional Notes will be part of the same issue as the notes being issued in this offering and will be treated as one class with the notes being issued in this offering, including for purposes of voting, redemptions and offers to purchase. Pursuant to the Indenture, no Additional Notes may be issued unless the Bank delivers to the Trustee an opinion of counsel to the effect that such Additional Notes will be fungible with, and will constitute a single issue with, the notes being issued in this offering for U.S. federal income tax purposes. For purposes of this “Description of the notes,” references to the notes include Additional Notes, if any.
Additional Amounts
All payments made by the Bank under or with respect to the notes will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of any Taxing Authority in any jurisdiction in which the Bank is organized or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made (each a “Relevant Taxing Jurisdiction”), unless the Bank is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Bank is required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction, from any payment made under or with respect to the notes, the Bank will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will equal the amount the Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to any Tax that would not have been imposed, payable or due:
(1) but for the existence of any present or former connection between the Holder (or the beneficial owner of, or Person ultimately entitled to obtain an interest in, such notes) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in, the Relevant Taxing Jurisdiction) other than the mere holding of the notes or enforcement of rights thereunder or the receipt of payments in respect thereof;
(2) but for the failure to satisfy any certification, identification or other reporting requirements whether imposed by statute, treaty, regulation or administrative practice, provided, however, that the Bank has delivered a request to the Holder to comply with such requirements at least 30 days prior to the date by which such compliance is required; or
(3) if the presentation of notes (where presentation is required) for payment had occurred within 30 days after the date such payment was due and payable or was duly provided for, whichever is later.
In addition, Additional Amounts will not be payable if the beneficial owner of, or Person ultimately entitled to obtain an interest in, such notes had been the Holder and such beneficial owner would not be entitled to the payment of Additional Amounts by reason of clause (1), (2) or (3) above. In addition, Additional Amounts will not be payable with respect to any Tax which is payable otherwise than by withholding from payments of, or in respect of principal of, or any interest on, the notes.
Whenever in the Indenture or in this “Description of the notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the notes or of principal, interest or of any other amount payable under or with respect to any of the notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Taxes are, were or would be payable in respect thereof.
Upon request, the Bank will provide the Trustee with documentation satisfactory to the Trustee evidencing the payment of Additional Amounts.
The Bank will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of the notes or any other document or instrument referred to therein, or the receipt of any payments with respect to the notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction other than a jurisdiction in which the Bank is organized or is otherwise resident for tax purposes, the United States of America or any jurisdiction in which a paying agent is located, but not excluding those resulting from, or required to be paid in connection with, the enforcement of the notes or any other such document or instrument following the occurrence of any Event of Default with respect to the notes.
Methods of Receiving Payments on the Notes
The Bank will make payments of principal of and interest on the notes and any Additional Amounts represented by global securities by wire transfer of U.S. dollars to DTC or to its nominee as the registered holder of the notes, which will receive the funds for distribution to the owners of beneficial interests in the notes. The Bank has been informed by DTC that the owners will be paid in accordance with the procedures of DTC and its participants. Neither the Bank nor the paying agent shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee.
Notices
The Bank will mail any notices to Holders at the addresses appearing in the security register maintained by the Paying Agent. The Bank will consider a notice to be given at the time it is mailed. Neither the failure to give any notice to a particular Holder, nor any defect in a notice given to a particular Holder, will affect the sufficiency of any notice given to another Holder.
Subordination of Notes
The payment of all Obligations on or relating to the notes will be subordinated in right of payment to the prior payment in full in cash or cash equivalents of all obligations due in respect of Senior External Liabilities of the Bank, whether outstanding on the Issue Date or incurred after that date and will be senior only to all classes of the Bank’s Capital Stock. The notes will rank pari passu with all other unsecured and subordinated Indebtedness of the Bank, if any, that complies with the requirements set forth in Decree 1720, other than subordinated Indebtedness, that, under its terms, is designated as junior to the notes. Pursuant to Colombian banking laws, the notes will constitute “subordinated bonds” (bonos subordinados).
The creditors holding Senior External Liabilities will be entitled to receive payment in full in cash or cash equivalents of all obligations due in respect of Senior External Liabilities before the Holders will be entitled to receive any payment or distribution of any kind or character with respect to any obligations on or relating to the notes in the event of any distribution to creditors of the Bank:
•	in a total or partial liquidation, dissolution or winding up of the Bank;

•	in the event that the SFC takes possession of the Bank and determines to liquidate the Bank;

•	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Bank or its assets;

•	in an assignment for the benefit of creditors; or

•	in any marshalling of the Bank’s assets and liabilities.
As a result of the subordination provisions described above in the event of a liquidation of the Bank, the notes will be senior only to the Bank’s Capital Stock and subordinated debt that is expressly junior to the notes, and accordingly, Holders may recover less ratably than creditors of the Bank who are creditors of Senior External Liabilities.
Optional Redemption
The notes may not be redeemed prior to the final maturity date.

Certain Covenants
The Indenture will contain, among others, the following covenants:
               Mergers, Consolidations, Etc.
The Bank will not consolidate with or merge into, or sell, lease, convey or transfer, in one transaction or a series of transactions, all or substantially all of the Bank’s properties and assets to any Person, unless:
               (1) the surviving entity, if other than the Bank, is organized and existing under the laws of Colombia or the United States and assumes via supplemental indenture all of the Obligations under the notes and the Indenture;
               (2) the Bank, or the surviving entity, as the case may be, is not immediately after such transaction in Default under the notes and the Indenture; and
               (3) the Bank or the surviving entity will have delivered to the Trustee an Officers’ Certificate and an Opinion of counsel each, in form and substance satisfactory to the Trustee, stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied and that the Indenture and the notes constitute legal, valid and binding obligations of the continuing person, enforceable in accordance with their terms.
               Maintenance of Office or Agent for Service of Process
The Bank shall maintain an office or agent for service of process in the Borough of Manhattan, The City of New York, where notices to and demands upon the Bank in respect of the notes and the Indenture may be served. Initially this agent will be CT Corporation System, and the Bank will agree not to change the designation of such agent without prior notice to the Trustee and designation of a replacement agent in the Borough of Manhattan, The City of New York.
               Provision of Financial Statements and Reports
At all times when the Bank is required to file any financial statements or reports with the SEC, the Bank shall use its best efforts to file all required statements or reports in a timely manner in accordance with the rules and regulations of the SEC. In addition, at any time when the Bank is not subject to or is not current in its reporting obligations under Section 13 or Section 15(d) of the Exchange Act or is not included on the SEC’s list of foreign private issuers that claim exemption from the registration requirements of Section 12(g) of the Exchange Act pursuant to Rule 12g3-2(b) thereunder and any notes remain outstanding, the Bank will make available, upon request, to any Holder or any prospective purchaser of the notes, who so requests in writing, substantially the same financial and other information that we would be required to include and file in an annual report on Form 20-F and reports on Form 6-K.
For so long as any notes are listed on the New York Stock Exchange and the rules of the exchange so require, we will provide the New York Stock Exchange with prompt written notice of certain actions or events consistent with the rules of the New York Stock Exchange.
Delivery of such reports, information and documents to the Trustee shall be for informational purposes only and the Trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Bank’s compliance with any of the covenants contained in the Indenture (as to which the Trustee will be entitled to conclusively rely upon an Officers’ certificate).

               Further Actions
The Bank will, at its own cost and expense, satisfy any condition or take any action (including the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required, as may be necessary or as the Trustee may reasonably request, in accordance with applicable laws and/or regulations, to be taken, fulfilled or done in order to (i) enable the Bank to lawfully enter into, exercise its rights and perform and comply with its obligations under the Indenture and the notes, as the case may be; (ii) ensure that its obligations under the Indenture and the notes are legally binding and enforceable; (iii) make the Indenture and the notes admissible in evidence in the courts of the State of New York and Colombia; (iv) preserve the enforceability of, and maintain the Trustee’s rights under, the Indenture; and (v) respond to any reasonable requests received from the Trustee to enable the Trustee to facilitate the Trustee’s exercise of its rights and performance of its obligations under the Indenture and the notes, including exercising and enforcing its rights under and carrying out the terms, provisions and purposes of the Indenture and the notes.
Events of Default
Each of the following is an “Event of Default”:
               (1) failure by the Bank to pay interest on any of the notes when it becomes due and payable and the continuance of any such failure for thirty (30) days;
               (2) failure by the Bank to pay the principal on any of the notes when it becomes due and payable, whether at stated maturity or otherwise and the continuance of any such failure for seven (7) days;
               (3) the Bank pursuant to or within the meaning of any Bankruptcy Law:
(a)	commences a voluntary case;

(b)	consents to the entry of an order for relief against it in an involuntary case;

(c)	consents to the appointment of a Custodian of it or for all or substantially all of its assets;

(d)	makes a general assignment for the benefit of its creditors;

(e)	is subject to any other Intervention Measure or Preventive Measure; or
               (4) a court of competent jurisdiction or relevant entity enters an order or decree under any Bankruptcy Law that:
(a)	is for relief against the Bank as debtor in an involuntary case;

(b)	appoints a Custodian of the Bank or a Custodian for all or substantially all of the assets of the Bank; or

(c)	orders the liquidation of the Bank, and the order or decree remains unstayed and in effect for sixty (60) days. If the Bank fails to make payment of principal of or interest or Additional Amounts, if any, on the notes (and, in the case of payment of principal, such failure to pay continues for seven (7) days or, in the case of payment of interest or Additional Amounts, such failure to pay continues for thirty (30) days), each Holder has the right to demand and collect under the Indenture and the Bank will pay to the Holders the applicable amount of such due and payable principal, accrued interest and Additional Amounts, if any, on the notes; provided, however, that to the extent that the SFC has adopted an Intervention Measure in connection with the Bank, under the Bankruptcy Law, the Holders would not be able to commence proceedings to collect amounts owed outside the intervention proceeding.

There is no right of acceleration in the case of a default in any payment on the notes (whether when due or otherwise) or the performance of any of the Bank’s other obligations under the Indenture or the notes. Notwithstanding the immediately preceding sentence, the Holders shall have the right to accelerate the payments due under the notes during the occurrence of an Event of a Default; provided that there shall have been a change, amendment or modification to the Colombian banking laws that would permit such right without disqualifying the notes from Tier Two Capital status and the Holders exercise such right in accordance with applicable Colombian banking law. Subject to the subordination provisions of the notes, if any Event of Default occurs and is continuing, the Trustee may pursue any available remedy (excluding acceleration, except as provided herein) to collect the payment of principal and interest on the notes or to enforce the performance of any provision under the Indenture.
The Trustee is not to be charged with knowledge of any Default or Event of Default or knowledge of any cure of any Default or Event of Default unless either (i) an authorized officer of the Trustee with direct responsibility for the Indenture has actual knowledge of such Default or Event of Default or (ii) written notice of such Default or Event of Default has been given to the Trustee by the Bank or any holder.
See “Risk factors—Risks relating to the notes—Holders will not have the right to accelerate the notes.”
Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of notes, which shall survive until all notes have been canceled) as to all outstanding notes when either:
               (1) all the notes that have been authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Bank and thereafter repaid to the Bank or discharged from this trust) have been delivered to the Trustee for cancellation, or
(2)	(a)	all notes not delivered to the Trustee for cancellation otherwise have become due and payable and the Bank has irrevocably deposited or caused to be deposited with the Trustee trust funds in trust in an amount of money sufficient to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the notes not theretofore delivered to the Trustee for cancellation,
(b)	the Bank has paid all sums payable by it under the Indenture,

(c)	the Bank has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity, and

(d)	the Holders have a valid, perfected, exclusive security interest in this trust.
In addition, the Bank must deliver an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.
Transfer and Exchange
A Holder will be able to register the transfer of or exchange notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Bank, the Registrar is not required to register the transfer or exchange of a note between a record date and the next succeeding interest payment date.
The notes will be issued in registered form and the registered Holder will be treated as the owner of such note for all purposes.

Purchase of Notes
The Bank may at any time purchase notes at any price in the open market, in privately negotiated transactions or otherwise. Notes so purchased by the Bank may be held, resold in accordance with the Securities Act of 1933, as amended, or any exemption therefrom, or surrendered to the Trustee for cancellation.
Amendment, Supplement and Waiver
Subject to certain exceptions, the Indenture or the notes may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the Holders of at least a majority in aggregate principal amount of the notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default in the payment of the principal or interest on the notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for notes) of the Holders of a majority in aggregate principal amount of the notes then outstanding; provided, that without the consent of each Holder affected, no amendment or waiver may:
(1)	reduce, or change the maturity of, the principal of any note;

(2)	reduce the rate of or extend the time for payment of interest on any note;

(3)	change the currency or place of payment of principal of or interest on the notes;

(4)	modify or change the related definitions affecting the subordination of the notes or any provision of the Indenture (including the covenants in the Indenture) in a manner that adversely affects the Holders;

(5)	reduce the percentage of Holders necessary to consent to an amendment or waiver to the Indenture or the notes;

(6)	impair the rights of Holders to receive payments of principal of or interest on the notes; or

(7)	make any change in these amendment and waiver provisions.
Notwithstanding the foregoing, the Bank and the Trustee may amend the Indenture or the notes without the consent of any Holder to cure any ambiguity, defect or inconsistency, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of the Bank’s obligations to the Holders in the case of a merger, consolidation or sale of all or substantially all of the assets in accordance with “Description of the notes—Certain Covenants—Mergers, Consolidations, Etc.,” to make any change that does not adversely affect the rights of any Holder or, in the case of the Indenture, to maintain the qualification of the Indenture under the Trust Indenture Act.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, Officer, employee, incorporator or stockholder of the Bank will have any liability for any obligations of the Bank under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws. It is the view of the SEC that this type of waiver is against public policy.
Concerning the Trustee
The Bank of New York Mellon is the Trustee under the Indenture and has been appointed by the Bank as Registrar and Paying Agent with regard to the notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Bank, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.
The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee.
Unclaimed Amounts
Any money deposited with the Trustee or paying agent or held by the Bank, in trust, for the payment of principal, premium, interest or any Additional Amounts, that remains unclaimed for two (2) years after such amount becomes due and payable shall be paid to the Bank or its requestor or, if held by the Bank, shall be discharged from such trust. The Holder will look only to the Bank for payment thereof, and all liability of the Trustee, paying agent or of the Bank shall thereupon cease. However, the Trustee or paying agent may at the expense of the Bank cause to be published once in a newspaper in each place of payment, or to be mailed to Holders, or both, notice that the money remains unclaimed and any unclaimed balance of such money remaining, after a specified date, will be repaid to the Bank.
No Sinking Fund
The notes will not be entitled to the benefit of a sinking fund.
Listing
Application has been made to list the notes on the New York Stock Exchange. Trading of the notes on the New York Stock Exchange is expected to commence within ten (10) days after they are first issued. Prior to this offering there has been no trading market for the notes.
Governing Law
The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York, except that the authorization and execution of such documentation by the Bank will be governed by the laws of Colombia.
Currency Rate Indemnity
The Bank has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any notes is expressed in a currency other than U.S. dollars, the Bank will indemnify the relevant Holder against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from the Bank’s other obligations under the Indenture, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due under the Indenture or the notes.
Certain Definitions
Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify; and “amendment” shall have a correlative meaning.
“asset” means any asset or property.
“Bankruptcy Law” means the provisions of the Financial Statute concerning bankruptcy of financial institutions, the Decree 2211 of 2004, as amended, and any other Colombian law or regulation regulating the insolvency of financial entities from time to time.
“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.
“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York or Colombia are authorized or required by law to close.
“Capital Stock” means any and all classes of shares a Colombian financial institution is authorized to issue under applicable Colombian laws including, but not limited to, common shares, non-voting preferred shares, privileged shares and acciones representatitvas de capital garantía set forth in article 5(f) of Decree 1720 and issued in favor of Fogafin.
“Colombian GAAP” means generally accepted accounting principles as prescribed by the SFC for banks licensed to operate in Colombia, consistently applied, as in effect on the Issue Date.
“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.
“Decree 1720” means Decree 1720 of 2001, as amended from time to time.
“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.
“Financial Statute” means Decree 663 of 1993, as amended, of the Republic of Colombia.
“Holder” means any registered holder, from time to time, of the notes.
“Indebtedness” means, with respect to any Person, any obligation for the payment or repayment of money borrowed or otherwise evidenced by debentures, notes, bonds, or similar instruments or any other obligation (including all trade payables and other accounts payable and including payments relating to bank deposits) that would appear or be treated as indebtedness upon a balance sheet if such Person prepared it in accordance with Colombian GAAP as applicable to financial institutions.
“Interest” means, with respect to the notes, interest on the notes.
“Intervention Measures” means the measures described in article 114 of the Financial Statute that allow the SFC to take possession of a financial institution.
“Issue Date” means the date on which the notes are originally issued.
“Obligation” means any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under any Indebtedness.
“Officer” means any of the following of the Bank: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed by two Officers.
“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be the employee of or counsel to the Bank any subsidiary of the Bank or the Trustee.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.
“Preventive Measures” means the measures described in article 113 of the Financial Statute, as amended from time to time, that the SFC can take with respect to a financial institution prior to and in order to avoid having to take an Intervention Measure.
“principal” means, with respect to the notes, the principal of, and premium, if any, on the notes.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Senior External Liabilities” means any liabilities to third parties that constitute external debt of the Bank (pasivo externo) under Colombian banking laws and accounting principles whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such external debt shall not be senior in right of payment to the notes. Under Colombian banking laws and accounting principles, “external debt” (pasivo externo) means, in the case of the Bank, any and all liabilities to third parties, as reflected in the financial statements of the Bank from time to time or any and all liabilities to third parties in the event of liquidation.
“SFC” means the Finance Superintendence of Colombia.
“Tax” shall mean any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto).
“Taxing Authority” shall mean any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.
“Technical Capital” means the patrimonio técnico of banks comprised of Tier One Capital basic capital (patrimonio básico) and Tier Two Capital additional capital (patrimonio adicional) pursuant to Decree 1720 of 2001 issued by the Ministry of Finance and Public Credit, or any other Colombian law or regulation regulating the patrimonio técnico in effect from time to time.
“Tier One Capital” means, as of any date of determination, the “Patrimonio Básico” as the same is defined in article 5 of Decree 1720 of 2001 or any other Colombian law or regulation regulating the Patrimonio Básico in effect from time to time.
“Tier Two Capital” means, as of any date of determination, the “Patrimonio Adicional” as the same is defined in article 7 of Decree 1720 of 2001 or any other Colombian law or regulation regulating the Patrimonio Adicional in effect from time to time.
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§77aaa77bbbb).
Book-Entry, Delivery and Form of Securities
The notes will be represented by one or more notes (the “Global Notes”) in definitive form. The Global Notes will be deposited on the Issue Date with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of

DTC (such nominee being referred to herein as the “Global Note Holder”). DTC will maintain the notes in minimum denominations of US$2,000 and integral multiples of US$1,000 through its book-entry facilities.
DTC has advised the Bank as follows:
DTC is a limited-purpose trust company that was created to hold securities for its participating organizations, including Euroclear and Clearstream (collectively, the “Participants” or the “Depositary’s Participants”), and to facilitate the clearance and settlement of transactions in these securities between Participants through electronic book-entry changes in the accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Depositary’s Participants or the Depositary’s Indirect Participants. Pursuant to procedures established by DTC, ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary’s Participants) and the records of the Depositary’s Participants (with respect to the interests of the Depositary’s Indirect Participants).
The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.
So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole Holder of outstanding notes represented by such Global Notes under the Indenture. Except as provided below, owners of notes will not be entitled to have notes registered in their names and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions, or approvals to the Trustee thereunder. Neither the Bank nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.
Payments in respect of the principal of, premium, if any, and interest on any notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Bank and the Trustee may treat the Persons in whose names any notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Bank nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of notes (including principal, premium, if any, and interest). The Bank believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective beneficial interests in the relevant security as shown on the records of DTC. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.
Subject to certain conditions, any Person having a beneficial interest in the Global Notes may, upon request to the Trustee and confirmation of such beneficial interest by the depositary or its Participants or Indirect Participants, exchange such beneficial interest for notes in definitive form. Upon any such issuance, the Trustee is required to register such notes in the name of and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). In addition, if (1) the depositary notifies the Bank in writing that DTC is no longer willing or able to act as a depositary and the Bank is unable to locate a qualified successor within ninety (90) days, (2) the Bank, at its option, notifies the Trustee in writing that it elects to cause the issuance of notes in definitive form under the Indenture or (3) an Event of Default under the Indenture has occurred with regard to the notes that has not been cured or waived, then, upon surrender by the relevant Global Note Holder of its Global Note, notes in such form will be issued to each Person that such Global Note Holder and DTC identifies as being the beneficial owner of the related notes.

Neither the Bank nor the Trustee will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes and the Bank and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the notes Holder or DTC for all purposes.

Tax Considerations
Colombian Tax Considerations
The following summary contains a description of the principal Colombian income tax considerations in connection with the purchase, ownership and sale of the notes, but does not purport to be a comprehensive description of all Colombian tax considerations that may be relevant to a decision to purchase the notes. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than those of Colombia.
This summary is based on the tax laws of Colombia as in effect on the date of this prospectus supplement, as well as regulations, rulings and decisions in Colombia available on or before such date and now in effect. All of the foregoing is subject to change, which change could apply retroactively and could affect the continued validity of this summary.
Prospective purchasers of the notes should consult their own tax advisors as to Colombian tax consequences of the purchase, ownership and sale of the notes, including, in particular, the application of the tax considerations discussed below to their particular situations, as well as the application of state, local, foreign or other tax laws.
Article 25 of the Estatuto Tributario (“Colombian Tax Code”) provides that loans obtained abroad by Colombian finance corporations or banks do not generate taxable income in Colombia and will not be considered to be “possessed” in Colombia.
As a result, under current Colombian law, payments of principal and interest on the notes to Holders of the notes who are not resident or domiciled in Colombia are not subject to Colombian income tax, and no income tax will be withheld from payments by us to Holders of the notes not resident or domiciled in Colombia.
In addition, and given that the notes will be deemed to be a loan possessed abroad, gains realized on the sale or other disposition of the notes will not be subject to Colombian income tax or withholdings as long as the holder of the notes is not a Colombian resident for tax purposes or is not domiciled in Colombia.
United States Taxation
This section describes the material United States federal income tax consequences of owning the notes we are offering. It applies to you only if you acquire notes in the offering and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If you purchase notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.
This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.
If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.
United States Holders
This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a notes and you are:
•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.
If you are not a United States holder, this subsection does not apply to you and you should refer to “—United States Alien Holders” below.
Payments of Interest
You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. The rules governing foreign tax credits are complex and you should consult your tax advisor regarding the availability of the foreign tax credit in your situation.
Interest and any Additional Amounts paid by the Bank on the notes is income from sources outside the United States and is subject to the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest and Additional Amounts will, depending on your circumstances, be either “passive” or “general” income.
Purchase, Sale and Retirement of the Notes
Your tax basis in your notes will generally be the U.S. dollar cost of your notes.
You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your Note.
You will recognize capital gain or loss when you sell or retire your Note, except to the extent attributable to accrued but unpaid interest (which will be treated as payments of interest). Capital gain of a noncorporate United States holder is generally taxed at preferential rates, where property is held for greater than one year.

Medicare Tax
For taxable years beginning after December 31, 2012, a United States person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States person’s “net investment income” for the relevant taxable year and (2) the excess of the United States person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its interest income and its net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.
Information with Respect to Foreign Financial Assets
Under recently enacted legislation, individuals that own “specified foreign financial assets,” including debt of foreign issuers with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts held for investment that have non-United States issuers or counterparties, and (iii) interests in foreign entities. United States holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.
United States Alien Holders
This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are a beneficial owner of a note and you are, for United States federal income tax purposes:
•	a nonresident alien individual,

•	a foreign corporation ,

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.
If you are a United States holder, this subsection does not apply to you.
Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note, interest on a note paid to you is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:
•	you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

•	you both
1.	have an office or other fixed place of business in the United States to which the interest is attributable and

2.	derive the interest in the active conduct of a banking, financing or similar business within the United States.

Purchase, Sale, Retirement and Other Disposition of the Notes
If you are a United States alien holder of a note, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a note unless:
•	the gain is effectively connected with your conduct of a trade or business in the United States or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.
For purposes of the United States federal estate tax, the notes will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen or a resident of the United States at the time of death.
Backup Withholding and Information Reporting
If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:
•	payments of principal and interest on a note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of a Security effected at a United States office of a broker.
Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:
•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.
Pursuant to recently enacted legislation, certain payments in respect of notes made to corporate United States holders after December 31, 2011 may be subject to information reporting and backup withholding.
If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:
•	payments of principal and interest made to you outside the United States by the Bank or another non-United States payor and

•	other payments of principal and interest and the payment of the proceeds from the sale of a Security effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:
1.	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:
a.	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

b.	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or
2.	you otherwise establish an exemption.
Payment of the proceeds from the sale of a Security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:
•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.
In addition, a sale of a Security effected at a foreign office of a broker will be subject to information reporting if the broker is:
•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:
1.	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

2.	such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.
You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

Underwriting
Subject to the terms and conditions in the underwriting agreement between us and the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally and not jointly agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

	Principal amount of
Underwriter	notes

Banc of America Securities LLC	US$	310,000,000
J.P. Morgan Securities Inc.		310,000,000

Total	US$	620,000,000

               Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the notes if the underwriters buy any of them. The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
               The notes are a new issue of securities with no established trading market. We have applied for listing of the notes on the New York Stock Exchange. We have been advised by the underwriters that the underwriters intend to make a market in the notes but they are not obligated to do so and may stop their market-making at any time without providing any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.
               The notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all of the notes are not sold at the initial offering price, the underwriters may change the offering price and other selling terms.
               The underwriters initially may offer part of the notes directly to the public at the offering price described on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of .30% of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of .20% of the principal amount of the notes. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.
               In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the trading price of the notes. In addition, to cover short positions or to stabilize the price of the notes, the underwriters may bid for, and purchase, the notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to a particular dealer for distributing the notes in the offering if the underwriters repurchase previously distributed notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected in the over-the-counter market or otherwise. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.
               In the underwriting agreement, we have agreed (i) to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities; and (ii) that we will not offer or sell any of our debt securities with a tenor of longer than one year (other than the notes) for a period of 45 days after the date of this prospectus without the prior consent of the underwriters.

               We estimate that our expenses in connection with the sale of the notes, other than underwriting discounts, will be approximately US$1,635,000 and are payable by us.
               We expect that the delivery of the notes will be made against payment therefore on or about the closing date specified on the cover page of this prospectus supplement, which is the five business day following the date of this prospectus supplement, or “T+5.” Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, or “T+3,” unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this prospectus supplement will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof should consult their own advisor.
               The underwriters and some of their affiliates have engaged in transactions with us for which they have received customary fees and have performed various banking and investment banking and other services for us in the past, and may do so from time to time in the future.
Selling Restrictions
               The distribution of this prospectus supplement and the accompanying prospectus may be restricted by law in certain jurisdictions. Persons into whose possession this prospectus supplement and the accompanying prospectus come must inform themselves of and observe any of these restrictions.
               This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation.
EEA Selling Restriction
               In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer to the public of any Notes which are the subject of the offering contemplated by this Prospectus (the “Securities”) may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State may be made at any time with effect from and including the Relevant Implementation Date under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:
(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Securities shall require the Issuer or any Manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
               For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
               Any person making or intending to make any offers of notes within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters which constitute the final offering of notes contemplated in this prospectus supplement.
               Each person in a Relevant Member State who receives any communication in respect of, or who acquires any notes under, the offer of notes contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:
(a)	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b)	in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those notes to it is not treated under the Prospectus Directive as having been made to such persons.
United Kingdom
               Each underwriter has represented, warranted and agreed that:
•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, the “FSMA”) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to the Bank; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.
Switzerland
     This prospectus supplement and the accompanying prospectus, as well as any other material relating to the notes which are the subject of the offering contemplated by this prospectus supplement, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The notes will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the notes, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The notes are being offered in Switzerland by way of a private placement, (i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the notes with the intention to distribute them to the public). The investors will be individually approached by the underwriters from time to time. This document, as well as any other material relating to the notes, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been provided in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Japan
               The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and, accordingly, each underwriter has undertaken that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan. For purposes of this paragraph, “resident of Japan” shall have the meaning as defined under the Foreign Exchange and Foreign Trade Law of Japan.
Hong Kong
               This prospectus supplement and the accompanying prospectus have not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. No person may offer or sell in Hong Kong, by means of any document, any notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance or to any persons in the circumstances referred to in paragraph (ii) above.
Singapore
               This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore (the “MAS”) under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person, or any person pursuant to Section 275(1A) of the Securities and Futures Act, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.
               Each of the following relevant persons specified in Section 275 of the Securities and Futures Act which has subscribed or purchased notes, namely a person who is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, should note that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 of the Securities and Futures Act except: (a) to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person, or any person pursuant to Section 275(1A) of the Securities and Futures Act, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act; (b) where no consideration is given for the transfer; or (c) by operation of law.

Validity of the Notes
The validity of the notes being offered hereby are being passed upon for us by Sullivan & Cromwell LLP, New York, New York and Washington, D.C. and for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.
Matters of Colombian law are being passed upon for us by Gómez-Pinzón Zuleta Abogados S.A., our special Colombian counsel, and for the underwriters by Prieto & Carrizosa, S.A., Colombian counsel for the underwriters.
Experts
The financial statements as of December 31, 2009 and 2008 and for the two years ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers Ltda., an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.
The financial statements for the year ended December 31, 2007 incorporated in this prospectus supplement by reference to the Annual Report, have been audited by Deloitte & Touche Ltda., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the nature and effect of differences between Colombian GAAP and accounting principles generally accepted in the United States of America and that the financial statements have been retrospectively adjusted for changes in accounting policies, discontinued operations, and the composition of reportable segments). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The information contained in this prospectus is considered essential in order to allow an adequate evaluation of the investment by potential investors. The preferred shares are registered in the registro nacional de valores y emisores (the Colombian national registry of securities and issuers). The debt securities will be automatically registered in the registro nacional de valores y emisores. Such registration does not constitute an opinion of the superintendencia financiera de Colombia (the Colombian superintendency of finance) with respect to approval of the quality of such securities or our solvency. The debt securities and the ADSS may not be publicly offered or sold in the republic of Colombia.

PROSPECTUS

Bancolombia S.A.
Debt Securities
Preferred Shares
American Depositary Shares representing Preferred Shares
Rights to Subscribe for Preferred Shares
     From time to time, we may offer, issue and sell debt securities, preferred shares, American depositary shares (“ADSs”) representing preferred shares and rights to subscribe for preferred shares in one or more offerings. This prospectus may also be used by a selling security holder to sell securities from time to time.
     This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. When securities are offered under this prospectus, we will provide a prospectus supplement describing the specific terms of any securities to be offered, and the specific manner in which they may be offered, including the amount and price of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. If any securities are to be sold by selling security holders, information concerning the security holders will be included in a supplement or supplements to this prospectus. The prospectus supplement may also incorporate by reference certain of our filings with the U.S. Securities and Exchange Commission. This prospectus may not be used unless accompanied by a prospectus supplement or the applicable information is included in our filings with or submissions to the U.S. Securities and Exchange Commission. You should carefully read this prospectus and any prospectus supplement, together with any documents incorporated by reference, before you invest in any of our securities.
     Our ADSs are listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “CIB”. Our common shares and preferred shares are listed on the Bolsa de Valores de Colombia (the “Colombian Stock Exchange”) and trade under the symbols “BCOLOMBIA” and “PFBCOLOM”, respectively. On July 9, 2010, the closing price of our ADSs on the NYSE was U.S.$54.55 per ADS, and the closing price of our preferred shares on the Colombian Stock Exchange was COP 24,980 per preferred share. Our headquarters are located at Carrera 48 # 26-85, Avenida Los Industriales, Medellín, Colombia, and our telephone number is +(574) 404-1837.
     We and/or the selling security holders may offer and sell the securities directly to purchasers, through underwriters, dealers or agents, or through any combination of these methods, on a continuous or delayed basis. If securities are sold by selling security holders, we will not receive any proceeds from such sale.
     Investing in our securities involves risks. You should carefully consider the information included under the caption “Risk Factors” in our Form 20-F for the year ended December 31, 2009, filed with the Securities and Exchange Commission on June 11, 2010, as well as the risk factors included in the applicable prospectus supplement.
     Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated July 13, 2010.

ABOUT THIS PROSPECTUS
     In this prospectus, unless the context otherwise requires, references to “Bancolombia,” the “Bank,” “we,” “us” and “our” mean Bancolombia S.A. and its consolidated subsidiaries, taken as a whole.
     This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf process, the securities covered by this prospectus may be sold in one or more offerings. Each time we or any selling security holder offers securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Available Information.” The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus. Statements contained in this prospectus and the applicable prospectus supplement about the provisions or content of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Available Information.”
     You should rely only on the information contained or incorporated by reference in this prospectus, any related free writing prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. This prospectus may only be used to sell securities if it is accompanied by a prospectus supplement or the applicable information is included in our filings or submissions to the SEC. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement or any other offering material is accurate as of any date other than the dates on the front of those documents.
AVAILABLE INFORMATION
     We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to a foreign private issuer and, accordingly, file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
     We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will be incorporated by reference into this prospectus and will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).
     We incorporate by reference into this prospectus the following documents or information filed by us with the SEC:
(1)	Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed on June 11, 2010 (the “Annual Report”); and

(2)	Reports on Form 6-K, dated and filed on May 10, 2010 and May 27, 2010.
     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus.
     You may request a copy of these filings by writing or telephoning us at our principal executive offices at the following address:
Bancolombia S.A.
Carrera 48 # 26-85, Avenida Los Industriales
Medellin, Colombia
Attention: General Secretary
Telephone Number: (574) 404-1837

FORWARD-LOOKING STATEMENTS
     This prospectus, the accompanying prospectus supplement and the documents incorporated in this prospectus by reference contain statements which may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “target”, “forecast,” “guideline,” “should,” “project” and similar words and expressions are intended to identify forward-looking statements. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.
     Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements appear in a number of places in this prospectus and the documents incorporated in this prospectus by reference, principally in “Item 3. Key Information — D. Risk Factors” and “Item 5 — Operating and Financial Review and Prospects” of our Annual Report, which is incorporated in this prospectus by reference, and include, but are not limited to:
•	changes in general economic, business, political, social, fiscal or other conditions in Colombia or in any of the other countries where we operate;

•	changes in capital markets or in markets in general that may affect policies or attitudes towards lending;

•	unanticipated increases in our financing and other costs or our inability to obtain additional debt or equity financing on attractive terms;

•	inflation, changes in foreign exchange rates and/or interest rates;

•	sovereign risks;

•	liquidity risks;

•	increases in defaults by our borrowers and other loan delinquencies;

•	lack of acceptance of new products or services by our targeted customers;

•	competition in the banking, financial services, credit card services, insurance, asset management; remittances, businesses and other industries in which we operate;

•	adverse determination of legal or regulatory disputes or proceedings;

•	changes in official regulations and the Colombian government’s banking policy as well as changes in laws, regulations or policies in the jurisdictions in which we do business;

•	regulatory issues relating to acquisitions; and

•	changes in business strategy.
     Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update publicly or revise any forward-looking statements after the date on which they are made in light of new information, future events and other factors.

BANCOLOMBIA
     We are Colombia’s leading financial institution, providing a wide range of financial products and services to a diversified individual and corporate customer base throughout Colombia as well as in other jurisdictions such as Panama, El Salvador, Puerto Rico, the Cayman Islands, Peru, Brazil, the United States and Spain.
     We were incorporated in Colombia in 1945, under the name Banco Industrial Colombiano S.A. or “BIC.” In 1998, we merged with Banco de Colombia S.A., and changed our legal name to Bancolombia S.A. On July 30, 2005, Conavi and Corfinsura merged with and into Bancolombia, with Bancolombia as the surviving entity. Through this merger, Bancolombia gained important competitive advantages, as Conavi and Corfinsura were two of the top financial institutions in the Colombian market at the time. Conavi, the leader in mortgage banking in Colombia and one of the strongest in retail operations, significantly increased the Bank’s participation and know-how in these specific markets. On the other hand, Corfinsura, then the largest financial corporation in Colombia and highly regarded for its expertise in handling large and mid-sized corporate credit and financial services, its investment bank and its modern and diversified treasury department, materially strengthened our multi-banking franchise.
     In May 2007, Bancolombia Panamá acquired Banagrícola which controls several subsidiaries, including Banco Agrícola in El Salvador and is dedicated to banking, commercial and consumer activities, insurance, pension funds and brokerage. Through this first international acquisition, we gained a leadership position in the Salvadorian market. We are a sociedad anónima, domiciled in Medellín, Colombia and operate under Colombian laws and regulations, mainly the Colombian Code of Commerce and Decree 663 of 1993.
     Since 1995, we have maintained a listing on the NYSE, where our ADSs are traded under the symbol “CIB,” and on the Colombian Stock Exchange, where our preferred shares are traded under the symbol “PFBCOLOM,” Since 1981 our common shares have been traded on Colombian exchanges under the symbol “BCOLOMBIA.”
     We have grown substantially over the years, through organic growth as well as through acquisitions. As of March 31, 2010, we had, on a consolidated basis:
•	COP 60,771 billion in total assets;

•	COP 39,494 billion in total net loans and financial leases;

•	COP 40,113 billion in total deposits; and

•	COP 6,802 billion in stockholders’ equity.
     Our consolidated net income for the year ended December 31, 2009 and for the three months ended March 31, 2010 was COP 1,257 billion and COP 341 billion, respectively, representing an average return on equity of 19.6% and 19.4% , respectively, and an average return on assets of 2.0% and 2.2% , respectively.
     Our headquarters are located at Carrera 48 # 26-85, Avenida Los Industriales, Medellín, Colombia, and our telephone number is +(574) 404-1837. Our agent for service of process in the United States is Puglisi & Associates, presently located at 850 Library Avenue, Suite 204, Newark, Delaware 19711. Our web address is www.grupobancolombia.com; however, the information found on our website is not part of this prospectus.

USE OF PROCEEDS
     Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from any initial sales of the securities offered under this prospectus and the accompanying prospectus supplement to provide additional funds for our operations, strengthen our capital structure and regulatory compliance, as well as for other general corporate purposes. General corporate purposes may include the repayment or reduction of indebtedness, financing acquisitions and meeting working capital requirements. Unless we indicate otherwise in the applicable prospectus supplement, we will not receive any proceeds from any sales by selling security holders.

RATIO OF EARNINGS TO FIXED CHARGES
Ratios of Earnings to Fixed Charges
     Our ratios of earnings to fixed charges for the five years ended December 31, 2009, and the three months ended March 31, 2009 and March 31, 2010, using financial information calculated in accordance with the generally accepted accounting principles in Colombia (“Colombian GAAP”) and adjusted to reflect the generally accepted accounting principles in the United States (“U.S. GAAP”), were:

	Year Ended December 31,
						March 31,	March 31,
	2005	2006	2007	2008	2009	2009	2010
Ratios in accordance with Colombian GAAP(1)
Excluding interest on deposits	3.81	2.90	3.13	3.06	3.30	2.82	4.81
Including interest on deposits	2.07	1.75	1.73	1.65	1.66	1.54	2.19
Ratios in accordance with U.S. GAAP
Excluding interest on deposits	3.79	3.56	3.50	2.19	2.70	N/A	N/A
Including interest on deposits	2.03	1.98	1.81	1.40	1.56	N/A	N/A

(1)	For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of income before minority interest and income taxes. Fixed charges consist of total interest expense.
Ratios of Earnings to Fixed Charges and Preferred Share Dividends
     Our ratios of earnings to fixed charges and preferred share dividends and other appropriations for the five years ended December 31, 2009, and the three months ended March 31, 2009 and March 31, 2010, using financial information calculated in accordance with Colombian GAAP and adjusted to reflect U.S. GAAP, were:

	Year Ended December 31,
						March 31,	March 31,
	2005	2006	2007	2008	2009	2009	2010
Ratios in accordance with Colombian GAAP(1)
Excluding interest on deposits	3.04	2.35	2.55	2.55	2.67	2.82	4.81
Including interest on deposits	1.89	1.60	1.60	1.55	1.56	1.54	2.19
Ratios in accordance with U.S. GAAP
Excluding interest on deposits	2.94	2.88	2.81	1.85	2.27	N/A	N/A
Including interest on deposits	1.83	1.82	1.68	1.31	1.45	N/A	N/A

(1)	For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of income before minority interest and income taxes. Fixed charges consist of total interest expense.

CAPITALIZATION
     The following table sets forth our consolidated Technical Capital (as defined in our Annual Report which is incorporated by reference herein) as of March 31, 2010.

	As of March 31, 2010(1)
	(in million of COP and thousands of
	US$)
Subscribed capital	COP393,914	$204,963
Capital Advance Payments	—	—
Legal reserve and other reserves	5,467,382	2,844,809
Unappropriated retained earnings	66,756	34,735
Net Income	140,349	73,027
Subordinated bonds subscribed by Fogafin	2,450	1,275
Less:
Long-term investments	(100,715)	(52,404)
Non-monetary inflation adjustment	(92,400)	(48,078)

Primary capital (Tier I)	5,877,736	3,058,327

Provisions for loans	37,754	19,644
Subordinated bonds(2)	1,219,452	634,510 (2)
Others	246,682	128,355

Computed secondary capital (Tier II)	1,503,888	782,509

Technical Capital	7,381,624	3,840,836

Risk weighted assets including market risk	54,207,462	28,205,435

Technical capital to risk-weighted assets(3)(4)	13.62%	13.62%

(1)	Amounts stated in U.S. dollars have been converted, solely for the convenience of the reader, at the rate of COP 1,921.88 per US$1.00, which is the representative market rate calculated on March 31, 2010, the last business day of the quarter, as reported by the Superintendencia Financiera de Colombia (the Colombian “Superintendency of Finance”). Such conversions should not be construed as representations that the peso amounts represent, or have been or could be converted into, United States dollars at that or any other rate.

(2)	Subordinated bonds includes COP 1,171,752 million issued by Bancolombia S.A and COP 47,700 million issued by Sufinanciamiento S.A., a subsidiary of Bancolombia S.A.

(3)	Capital adequacy requirements for Colombian financial institutions (as set forth in Decree 1720 of 2001, as amended) are based on the standards of the Basel Committee.

(4)	Colombian regulations require that a credit institution’s Technical Capital be at least 9% of that institution’s total risk-weighted assets.

SELECTED FINANCIAL DATA
     The following table presents our selected consolidated financial information and other data as of and for each of the periods indicated. The financial data as of and for the fiscal years ended December 31, 2009 and 2008 and for each of the three fiscal years in the period ended December 31, 2009 set forth below has been derived from the Bank’s audited consolidated financial statements included in the Annual Report. The selected consolidated financial data as of December 31, 2007, 2006 and 2005, and for the fiscal years ended December 31, 2006 and 2005 set forth below have been derived from the Bank’s audited consolidated financial statements for the respective periods, which are not included or incorporated by reference in this prospectus supplement.
     The Bank’s consolidated financial statements for each period were prepared in accordance with Colombian GAAP, which differs in certain material respects from U.S. GAAP. See Item 3. “Key Information— A. Selected Financial Data—Differences between Colombian and U.S. GAAP Results” in the Annual Report. The selected consolidated financial data should be read in conjunction with Item 5. “Operating and Financial Review and Prospects,” and our consolidated financial statements, including the related notes thereto, included in the Annual Report.
CONSOLIDATED STATEMENT OF OPERATIONS:

	As of and for the year ended December 31,
	2009(1)		2009	2008	2007(10)(11)	2006	2005(9)
	(in millions of COP and thousands of US$(1), except per share and per American Depositary Share (“ADS”)
	amounts)
Colombian GAAP:
Interest income	US$	3,144,313	COP6,427,698	COP6,313,743	COP4,810,408	COP3,013,732	COP3,200,084
Interest expense		(1,284,306)	(2,625,416)	(2,753,341)	(2,002,090)	(1,246,229)	(1,150,274)

Net interest income		1,860,007	3,802,282	3,560,402	2,808,318	1,767,503	2,049,810
Provisions for loans and accrued interest losses, net of recoveries(2)		(539,859)	(1,103,595)	(1,155,262)	(617,868)	(195,361)	(123,575)
Provision for foreclosed assets and other assets, net of recoveries(3)		(24,351)	(49,779)	22,095	20,833	45,179	(7,465)

Net interest income after provisions		1,295,797	2,648,908	2,427,235	2,211,283	1,617,321	1,918,770
Fees and income from services and other operating income, net(4)		923,061	1,886,949	1,964,084	1,510,129	1,139,094	962,277
Operating expenses		(1,416,252)	(2,895,145)	(2,639,997)	(2,271,418)	(1,871,000)	(1,654,805)

Net operating income		802,606	1,640,712	1,751,322	1,449,994	885,415	1,226,242
Net non-operating income excluding minority interest		45,607	93,232	31,888	12,058	45,346	4,650
Minority interest (loss)		(7,377)	(15,081)	(18,511)	(13,246)	(6,352)	(6,496)

Income before income taxes		840,836	1,718,863	1,764,699	1,448,806	924,409	1,224,396
Income taxes		(226,008)	(462,013)	(474,056)	(361,883)	(174,880)	(277,515)

Net income	US$	614,828	COP1,256,850	COP1,290,643	COP1,086,923	COP749,529	COP946,881

Weighted average of Preferred and Common Shares outstanding(5)			787,827,003	787,827,003	758,313,771	727,827,005	652,882,756
Basic and Diluted net income per share(5)		0,78	1,595	1,638	1,433	1,030	1,450
Basic and Diluted net income per ADS(12)		3,12	6,380	6,552	5,732	4,119	5,800
Cash dividends declared per share(6)			637	624	568	532	508
Cash dividends declared per share(6)(stated in U.S. Dollars)			0,31	0,28	0,28	0,24	0,22
Cash dividends declared per ADS(6)			2,547	2,496	2,272	2,128	2,032
Cash dividends declared per ADS (stated in U.S. Dollars)(6)			1,25	1,11	1,13	0,95	0,88
U.S. GAAP:(7)
Net income	US$	573,577	COP1,172,524	COP849,920	COP1,015,644	COP941,183	COP891,121
Basic and Diluted net income per common share(8)		0.73	1,488	1,326	1,683	1,619	1,715
Basic and Diluted net income per ADS(8)(12)		2.92	5,952	5,304	6,732	6,476	6,860

(1)	Amounts stated in U.S dollars have been translated at the rate of COP 2,044.23 per US $1.00, which is the Representative Market Rate calculated on December 31, 2009 (the last business day of 2009), as reported and certified by the Superintendency of Finance. Such translations should not be construed as representations that the pesos amounts represent, or have been or could be converted into, United States dollars at that or any other rate.

(2)	Represents the provision for loan, accrued interest losses and other receivables, net and recovery of charged-off loans. Includes a provision for accrued interest losses amounting to COP 12,379 million, COP 14,825 million, COP 35,543 million, COP 58,721 million and COP 46,840 million for the years ended December 31, 2005, 2006, 2007, 2008 and 2009, respectively.

(3)	Represents the provision for foreclosed assets and other assets and the recovery of provisions for foreclosed assets and other assets.

(4)	Represents the total fees and income from services, net and total other operating income.

(5)	The weighted average of preferred and common shares outstanding for fiscal year 2005, include 198,261,641 preferred shares and 454,621,115 common shares. For fiscal year 2006, it included 218,122,421 preferred shares and 509,704,584 common shares. For fiscal year 2007, it included 253,300,502 preferred shares and 509,704,584 common shares. For fiscal years 2008 and 2009, it included 278,122,419 preferred shares and 509,704,584, common shares.

(6)	This data is presented on an annualized basis.

(7)	See “Note 31. Differences Between Colombian Accounting Principles for Banks and U.S. GAAP” to our Financial Statements included in this Annual Report.

(8)	Under U.S. GAAP, these shares are considered outstanding since the beginning of the earliest period presented. Net income per share under U.S. GAAP is presented on the basis of net income available to common stockholders divided by the weighted average number of common shares outstanding (198,261,641 preferred shares and 454,621,115 common shares for 2005; and 509,704,584 common shares for 2006, 2007, 2008 and 2009). See “Note 31. Differences Between Colombian Accounting Principles for Banks and U.S. GAAP”.

(9)	The consolidated statement of operations for the year ended December 31, 2005, includes Conavi and Corfinsura’s results since the beginning of the year. For U.S. GAAP purposes, see “Note 31. Differences Between Colombian Accounting Principles for Banks and U.S. GAAP – m) Business combinations” to our Financial Statements included in this Annual Report.

(10)	The consolidated statement of operations for the year ended December 31, 2007 includes Banagrícola’s results since the beginning of the year. For U.S. GAAP purposes, see “Note 31. Differences Between Colombian Accounting Principles for Banks and U.S. GAAP – m) Business combinations” to our Financial Statements included in this Annual Report.

(11)	The consolidated statement of operations for the year ended on December 2007 was modified due to reclassifications made particularly in commissions from banking services and other services, administrative and other expenses and other income, with the purpose of better presenting comparative information regarding the gains on the sale of mortgage loans. The selected financial data for year 2006 has not been reclassified to the 2008 presentation because the amounts are insignificant and do not have a material impact on the consolidated statement of operations for each of the respective years.

(12)	Basic and diluted net income per ADS for any period is defined as basic and diluted net income per share multiplied by four as each ADS is equivalent to four preferred shares of Bancolombia. Basic and diluted net income per ADS should not be considered in isolation, or as a substitute for net income, as a measure of operating performance or as a substitute for cash flows from operations or as a measure of liquidity. Each ADS is equivalent to four preferred shares of Bancolombia.

SELECTED STATISTICAL INFORMATION
     The following information is included for analytical purposes and should be read in conjunction with the Bank’s consolidated financial statements as well as Item 5. “Operating and Financial Review and Prospects” in the Annual Report. This information has been prepared based on the Bank’s financial records, which are prepared in accordance with Colombian GAAP and do not reflect adjustments necessary to state the information in accordance with U.S. GAAP. See Note 31 to the Bank’s consolidated financial statements as of December 31, 2009 included in the Annual Report for a summary of the significant differences between Colombian GAAP and U.S. GAAP.
     The consolidated selected statistical information for the years ended December 31, 2005 and December 31, 2006 includes the selected statistical information of Bancolombia and its subsidiaries, without reflecting any pro-forma calculation of the effect of Banagrícola’s acquisition, while consolidated selected statistical information for the years ended December 31, 2007, December 31, 2008 and December 31, 2009 corresponds to the Bank and its Subsidiaries, including all additional subsidiaries acquired as a result of the Banagrícola acquisition.
Average balance sheet
     The following tables show for the years ended December 31, 2009, 2008 and 2007, respectively: (i) average annual balances calculated using actual month-end balances for all of the Bank’s assets and liabilities; (ii) interest income and expense amounts; and (iii) nominal interest rates for the Bank’s interest-earning assets and interest-bearing liabilities.
     In addition, the interest rate subtotals are based on the weighted average of the average peso-denominated and U.S. dollar-denominated balances.

	Average Balance Sheet and Income from Interest-Earning Assets for the Fiscal Years Ended December 31,
	2009			2008			2007
			Average			Average			Average
			Nominal			Nominal			Nominal
	Average	Interest	Interest	Average	Interest	Interest	Average	Interest	Interest
	Balance	Earned	Rate	Balance	Earned	Rate	Balance	Earned	Rate
	(COP million, except percentages)
ASSETS
Interest-earning assets
Overnight funds(2)
Peso-denominated	823,303	59,257	7.2%	428,144	67,339	15.7%	120,768	8,251	6.8%
U.S. Dollar-denominated	1,155,871	15,612	1.4%	649,167	38,869	6.0%	828,449	86,761	10.5%

Total	1,979,174	74,869	3.8%	1,077,311	106,208	9.9%	949,217	95,012	10.0%
Investment securities
Peso-denominated	5,461,175	647,324	11.9%	4,387,502	406,802	9.3%	3,769,877	302,408	8.0%
U.S. Dollar-denominated	2,210,185	81,234	3.7%	1,705,124	24,787	1.5%	1,534,254	114,236	7.4%

Total	7,671,360	728,558	9.5%	6,092,626	431,589	7.1%	5,304,131	416,644	7.9%
Loans and Financial Leases(1)
Peso-denominated	31,577,872	4,714,337	14.9%	28,491,159	4,923,704	17.3%	23,450,352	3,453,571	14.7%
U.S. Dollar-denominated	11,457,889	909,934	7.9%	10,922,602	852,242	7.8%	7,291,171	824,869	11.3%

Total	43,035,761	5,624,271	13.1%	39,413,761	5,775,946	14.7%	30,741,523	4,278,440	13.9%
Total interest-earning assets
Peso-denominated	37,862,350	5,420,918	14.3%	33,306,805	5,397,845	16.2%	27,340,997	3,764,230	13.8%
U.S. Dollar-denominated	14,823,945	1,006,780	6.8%	13,276,893	915,898	6.9%	9,653,874	1,025,866	10.6%

Total	52,686,295	6,427,698	12.2%	46,583,698	6,313,743	13.6%	36,994,871	4,790,096	12.9%
Total non-interest-earning assets
Peso-denominated	7,440,325			6,277,291			5,025,959
U.S. Dollar-denominated	2,502,976			2,260,525			1,174,093

Total	9,943,301			8,537,816			6,200,052
Total interest and non-interest- earning assets
Peso-denominated	45,302,675	5,420,918		39,584,096	5,397,845		32,366,956	3,764,230
U.S. Dollar-denominated	17,326,921	1,006,780		15,537,418	915,898		10,827,967	1,025,866

Total Assets (COP)	62,629,596	6,427,698		55,121,514	6,313,743		43,194,923	4,790,096

(1)	Includes performing loans only.

(2)	Overnight funds interest earned includes commissions and therefore differs from the concept in the consolidated statement of operations.

	Average Balance Sheet and Interest Paid on Interest-Bearing Liabilities for the Fiscal Years Ended December 31,
	2009					2008					2007
	Average				Yield/	Average				Yield/	Average
	Balance		Interest Paid		Rate(1)	Balance		Interest Paid		Rate(1)	Balance		Interest Paid		Yield/ Rate(1)
	(COP million, except percentages)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Checking deposits
Peso-denominated	COP	625,108	COP	19,729	3.2%	COP	68,000	COP	16,012	3.4%	COP	348,131	COP	7,626	2.2%
U.S. Dollar-denominated		1,729,212		23,482	1.4%		1,733,507		23,245	1.3%		1,410,746		31,450	2.2%

Total		2,354,320		43,211	1.8%		2,201,507		39,257	1.8%		1,758,877		39,076	2.2%
Savings deposits
Peso-denominated		11,919,042		431,126	3.6%		10,952,894		555,628	5.1%		10,309,007		446,596	4.3%
U.S. Dollar-denominated		2,154,381		19,739	0.9%		1,880,546		34,090	1.8%		1,165,839		14,841	1.3%

Total		14,073,423		450,865	3.2%		12,833,440		589,718	4.6%		11,474,846		461,437	4.0%
Time deposits
Peso-denominated		13,080,400		1,099,678	8.4%		10,276,935		1,015,373	9.9%		6,882,302		560,996	8.2%
U.S. Dollar-denominated		7,402,123		276,889	3.7%		5,989,037		241,369	4.0%		4,071,678		255,692	6.3%

Total		20,482,523		1,376,567	6.7%		16,265,972		1,256,742	7.7%		10,953,980		816,688	7.5%
Overnight funds
Peso-denominated		1,213,463		74,492	6.1%		1,301,213		123,638	9.5%		1,046,906		104,172	10.0%
U.S. Dollar-denominated		493,706		19,607	4.0%		1,013,888		42,491	4.2%		401,515		26,955	6.7%

Total		1,707,169		94,099	5.5%		2,315,101		166,129	7.2%		1,448,421		131,127	9.1%
Borrowings from development and other domestic banks
Peso-denominated		2,889,261		244,644	8.5%		3,036,553		332,747	11.0%		2,599,267		254,627	9.8%
U.S. Dollar-denominated		437,439		8,198	1.9%		600,817		12,153	2.0%		291,124		13,085	4.5%

Total		3,326,700		252,842	7.6%		3,637,370		344,900	9.5%		2,890,391		267,712	9.3%
Interbank borrowings
Peso-denominated							—		—	—		—		—	—
U.S. Dollar-denominated		1,270,413		47,650	3.8%		1,578,252		74,792	4.7%		1,480,150		116,615	7.9%

Total		1,270,413		47,650	3.8%		1,578,252		74,792	4.7%		1,480,150		116,615	7.9%
Long-term debt
Peso-denominated		2,413,103		256,721	10.6%		1,640,560		191,534	11.7%		1,258,676		105,526	8.4%
U.S. Dollar-denominated		1,636,497		103,461	6.3%		1,493,208		90,270	6.0%		839,442		63,909	7.6%

Total		4,049,600		360,182	8.9%		3,133,768		281,804	9.0%		2,098,118		169,435	8.1%
Total interest-bearing liabilities
Peso-denominated		32,140,377		2,126,390	6.6%		27,676,155		2,234,932	8.1%		22,444,289		1,479,543	6.6%
U.S. Dollar-denominated		15,123,771		499,026	3.3%		14,289,255		518,410	3.6%		9,660,494		522,547	5.4%

Total		47,264,148		2,625,416	5.6%		41,965,410		2,753,342	6.6%		32,104,783		2,002,090	6.2%
Total interest and non-interest bearing liabilities and stockholder’ equity
Peso-denominated		45,380,776		2,126,390			39,524,490		2,234,932			32,325,570		1,479,543
U.S. Dollar-denominated		17,248,820		499,026			15,597,024		518,410			10,869,353		522,547

Total Liabilities and Stockholder’ Equity	COP	62,629,596	COP	2,625,413		COP	55,121,514	COP	2,753,342		COP	43,194,923	COP	2,002,090

(1)	See “Item 4 Information on the Company – E. Selected Statistical Information – E.1 Distribution of Assets, Liablilities and Stockholders’ Equity; Interest Rates and Interest Differential” in the Annual Report.

Changes in Net Interest Income and Expenses — Volume and Rate Analysis
     The following table allocates, by currency of denomination, changes in the Bank’s net interest income to changes in average volume, changes in nominal rates and the net variance caused by changes in both average volume and nominal rate for the fiscal year ended December 31, 2009 compared to the fiscal year ended December 31, 2008; and the fiscal year ended December 31, 2008 compared to the fiscal year ended December 31, 2007. Volume and rate variances have been calculated based on movements in average balances over the period and changes in nominal interest rates on average interest-earning assets and average interest-bearing liabilities. Net changes attributable to changes in both volume and interest rate have been allocated to the change due to changes in volume.

	2008-2009 Increase (Decrease) Due			2007-2008 Increase (Decrease) Due To
	To Changes in:			Changes in:
			Net			Net
	Volume	Rate	Change	Volume	Rate	Change
	(COP million)
Interest-earning assets:
Overnight funds
Peso-denominated	28,441	(36,523)	(8,082)	48,344	10,744	59,088
U.S. Dollar-denominated	6,844	(30,101)	(23,257)	(10,735)	(37,157)	(47,892)

Total	35,285	(66,624)	(31,339)	37,609	(26,413)	11,196
Investment securities
Peso-denominated	127,265	113,257	240,522	57,265	47,129	104,394
U.S. Dollar-denominated	18,563	37,884	56,447	2,484	(91,933)	(89,449)

Total	145,828	151,141	296,969	59,749	(44,804)	14,945
Loans
Peso-denominated	460,823	(670,190)	(209,367)	871,128	599,005	1,470,133
U.S. Dollar-denominated	42,510	15,182	57,692	283,344	(255,971)	27,373

Total	503,333	(655,008)	(151,675)	1,154,472	343,034	1,497,506
Total interest-earning assets
Peso-denominated	616,529	(593,456)	23,073	976,737	656,878	1,633,615
U.S. Dollar-denominated	67,917	22,965	90,882	275,093	(385,061)	(109,968)

Total	684,446	(570,491)	113,955	1,251,830	271,817	1,523,647
Interest-bearing liabilities:
Checking deposits
Peso-denominated	4,958	(1,241)	3,717	4,101	4,285	8,386
U.S. Dollar-denominated	(58)	295	237	4,328	(12,533)	(8,205)

Total	4,900	(946)	3,954	8,429	(8,248)	181
Savings deposits
Peso-denominated	34,947	(159,449)	(124,502)	32,664	76,368	109,032
U.S. Dollar-denominated	2,509	(16,860)	(14,351)	12,956	6,293	19,249

Total	37,456	(176,309)	(138,853)	45,620	82,661	128,281
Time deposits
Peso-denominated	235,689	(151,384)	84,305	335,394	118,983	454,377
U.S. Dollar-denominated	52,859	(17,339)	35,520	77,273	(91,596)	(14,323)

Total	288,548	(168,723)	119,825	412,667	27,387	440,054
Overnight funds
Peso-denominated	(5,387)	(43,759)	(49,146)	24,164	(4,698)	19,466
U.S. Dollar-denominated	(20,658)	(2,226)	(22,884)	25,664	(10,128)	15,536

Total	(26,045)	(45,985)	(72,030)	49,828	(14,826)	35,002
Borrowings from domestic development banks
Peso-denominated	(12,472)	(75,631)	(88,103)	47,918	30,202	78,120
U.S. Dollar-denominated Dollar-denominated	(3,062)	(893)	(3,955)	6,264	(7,196)	(932)

Total	(15,534)	(76,524)	(92,058)	54,182	23,006	77,188
Interbank borrowings
Peso-denominated	—	—	—	—	—	—
U.S. Dollar-denominated	(11,546)	(15,596)	(27,142)	4,649	(46,472)	(41,823)

Total	(11,546)	(15,596)	(27,142)	4,649	(46,472)	(41,823)
Long-term debt
Peso-denominated	82,188	(17,001)	65,187	44,585	41,423	86,008
U.S. Dollar-denominated	9,059	4,132	13,191	39,523	(13,162)	26,361

Total	91,247	(12,869)	78,378	84,108	28,261	112,369
Total interest-bearing liabilities
Peso-denominated	339,923	(448,465)	(108,542)	488,826	266,563	755,389
U.S. Dollar-denominated	29,103	(48,487)	(19,384)	170,657	(174,794)	(4,137)

Total (COP)	369,026	(496,952)	(127,926)	659,483	91,769	751,252

Interest Earning Assets — Net Interest Margin and Spread
     The following table presents the levels of average interest-earning assets and net interest income of the Bank and illustrates the comparative net interest margin and interest spread obtained for the fiscal years ended December 31, 2009, 2008 and 2007, respectively.

	Interest-Earning Assets-Yield For the Fiscal Year
	Ended December 31,
	2009	2008	2007
	(COP millions, except percentages)
Total average interest-earning assets
Peso-denominated	37,862,350	33,306,805	27,340,997
U.S. Dollar-denominated	14,823,945	13,276,893	9,653,874

Total	52,686,295	46,583,698	36,994,871
Net interest earned(1)
Peso-denominated	3,294,528	3,162,913	2,284,687
U.S. Dollar-denominated	507,754	397,488	503,319

Total	3,802,282	3,560,401	2,788,006
Average yield on interest-earning assets
Peso-denominated	14.3%	16.2%	13.8%
U.S. Dollar-denominated	6.8%	6.9%	10.6%

Total	12.2%	13.6%	12.9%
Net interest margin(2)
Peso-denominated	8.7%	9.5%	8.4%
U.S. Dollar-denominated	3.4%	3.0%	5.2%

Total	7.3%	7.7%	7.6%
Interest spread(3)
Peso-denominated	7.7%	8.1%	7.2%
U.S. Dollar-denominated	3.5%	3.3%	5.2%

Total	6.6%	7.0%	6.7%

(1)	Net interest earned is interest income less interest paid and includes interest earned on investments.

(2)	Net interest margin is net interest income divided by total average interest-earning assets.

(3)	Interest spread is the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities.

THE SECURITIES
     We, or the selling security holders, as the case may be, may from time to time offer under this prospectus, separately or together:
•	senior or subordinated debt securities;

•	preferred shares, which may be represented by ADSs and evidenced by American Depositary Receipts (“ADRs”); and

•	rights to subscribe for preferred shares, including rights to subscribe for ADSs.
LEGAL OWNERSHIP
     In this prospectus and in any accompanying prospectus supplement, when we refer to the “holders” of securities as being entitled to specified rights or payments, we mean only the actual legal holders of the securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be either a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any warrant agent, any transfer agent, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our securities, except as may be specifically provided for in a warrant agreement, warrant certificate, deposit agreement or other contract governing the securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.
     If we choose to issue preferred shares, they may be represented by ADSs. The underlying preferred shares represented by ADSs will be directly held by a depositary. Your rights and obligations will be determined by reference to the terms of the relevant deposit agreement. A copy of the deposit agreement, as amended from time to time, with respect to our preferred shares is on file with the SEC and incorporated by reference in this prospectus. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room. See “Available Information.”
Street Name and Other Indirect Holders
     Holding securities in accounts at banks or brokers is called holding in “street name.” If you hold our securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.
     If you hold our securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out:
•	how it handles payments and notices with respect to the securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the securities;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.
Global Securities
     A global security is a special type of indirectly held security. If we choose to issue our securities, in whole or in part, in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of one or more financial institutions or clearing systems, or their nominees, which we select and by requiring that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. A financial institution or clearing system that we select for any security for this purpose is called the “depositary.” A security will usually have only one depositary which will act as the sole direct holder of the global security but it may have more. Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether the securities will be issued only as global securities.
     Each series of securities will have one or more of the following as the depositaries:
•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	a financial institution holding the securities on behalf of Euroclear Bank S.A./ N.V., as operator of the Euroclear system, which is known as “Euroclear”;

•	a financial institution holding the securities on behalf of Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.
     The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.
     A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.
     A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated”. The depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.
     If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities
     As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.
     If securities are issued only in the form of a global security, an investor should be aware of the following:
•	An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities;

•	An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We and the trustee will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.
Special Situations When a Global Security Will Be Terminated
     In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.
     Unless we specify otherwise in the prospectus supplement, the special situations for termination of a global security are as follows:
•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify the trustee that we wish to terminate that global security; or

•	in the case of a global security representing debt securities issued under an indenture, if an event of default has occurred with regard to these debt securities and has not been cured or waived.
     The prospectus supplement may also list additional situations for terminating a global security that would apply to the particular securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not us or the trustee for any debt securities, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.
Considerations Relating to Euroclear and Clearstream
     Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.
     Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.
     As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.
     Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We do not have control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.
Special Timing Considerations for Transactions in Euroclear and Clearstream
     Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
     In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.
In the remainder of this document, “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the previous subsection starting on page 6 entitled “Street Name and Other Indirect Holders.”
DESCRIPTION OF DEBT SECURITIES
     We will set forth in the applicable prospectus supplement a description of the debt securities that may be offered under this prospectus. The debt securities will be issued under an indenture between us and a trustee to be named in the applicable prospectus supplement. Each such indenture, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part, will be executed at the time we issue any debt securities thereunder.

DESCRIPTION OF THE PREFERRED SHARES
     The following description of our preferred shares is a summary of the material terms of our by-laws and Colombian corporate law regarding our preferred shares and the holders thereof. They may not contain all of the information that is important to you. To understand them fully, you should read our by-laws, copies of which are filed with the SEC as exhibit to the registration statement of which this prospectus is a part. The following description is qualified in its entirety by reference to our by-laws and applicable law.
General
     Our preferred shares have been approved for issuance from our authorized capital stock and are non-voting (except as described below), cumulative participating preferred shares. On March 31, 2010, there were 278,122,419 preferred shares outstanding.
     The Colombian Stock Exchange is the principal non-U.S. trading market for the preferred shares. As of December 31, 2009, the market capitalization for our preferred shares on the Colombian Stock Exchange was COP 6,413,503 million. There are no official market makers or independent specialists in the Colombian Stock Exchange to assure market liquidity and, therefore, orders to buy or sell in excess of corresponding orders to sell or buy will not be executed. The Colombian Stock Exchange is relatively volatile compared to major world markets. The aggregate equity market capitalization of the Colombian Stock Exchange as of July 5, 2010, was COP 315,145,924.52, with 86 companies listed as of that date. A substantial portion of the trading on the Colombian Stock Exchanges consists of trading in debt securities.
Registration and Transfer
     The preferred shares are evidenced by stock certificates in registered form without dividend coupons attached. We maintain a stock registry and only those holders listed in that stock registry as holders of preferred shares are recognized by us as holders of preferred shares. The Bank of New York Mellon, which acts as depositary (the “depositary”) for our ADR facility, or the depositary’s nominee shall be the registered holder on behalf of beneficial owners of ADSs representing the preferred shares, which shall be deposited with Fiduciaria Bancolombia S.A. (formerly Fiducolombia S.A.), as agent of the depositary (the “custodian”). Each registration or transfer of preferred shares will be effected only by entry on such stock registry. Any such registration will be effected without charge to the person requesting such registration, but subject to payment by such person of any taxes, stamp duties or other governmental charges payable in connection therewith.
Voting Rights
     The holders of preferred shares are not entitled to receive notice of, attend or vote at any general shareholders’ meeting of holders of common shares except as described below.
     The holders of preferred shares will be entitled to vote on the basis of one vote per share at any general shareholders’ meeting, whenever a shareholders vote is required on the following matters:
•	In the event that changes in our by-laws may impair the conditions or rights assigned to such shares and when the conversion of such shares into common shares is to be approved.

•	When voting the anticipated dissolution, merger or transformation of the corporation or change of its corporate purpose.

•	When the preferred dividend has not been fully paid during two consecutive annual terms. In this event, holders of such preferred shares shall retain their voting rights until the corresponding accrued dividends have been fully paid to them.

•	When the general shareholders’ meeting orders the payment of dividends with shares issued by us.

•	If at the end of a fiscal period, our profits are not enough to pay the minimum dividend and the Colombian Superintendency of Finance or “SFC”, by its own decision or upon petition of holders of at least ten percent (10%) of preferred shares, determines that benefits were concealed or shareholders were misled with regard to benefits received from us by our directors or officers, thus decreasing the profits to be distributed, the SFC may resolve that holders of preferred shares should participate with speaking and voting rights at the general shareholders’ meeting, in accordance with the terms established by law.

•	When the register of shares at the Colombian Stock Exchange or at the Registro Nacional de Valores y Emisores ( the Colombian National Registry of Securities and Issuers or “RNVE”) is suspended or canceled. In this event, voting rights shall be maintained until the irregularities that resulted in such cancellation or suspension are resolved.
     Except under certain of the conditions set forth above, holders of preferred shares are not entitled to vote for the election of directors or to influence our management policies.
     The holders of preferred shares will not be entitled to receive notice from us of a general meeting of the holders of common shares unless they have the right to vote on any of the matters to be addressed at such meeting, as described above. Each holder of preferred shares shall have the right to vote individually on any of the matters on which the holders of preferred shares have voting rights.
     In accordance with our by-laws, notice of meetings at which holders of preferred shares are entitled to vote shall be published in at least one daily newspaper with a wide circulation in Medellín, the city where we are domiciled, as is the case for any other shareholders’ meeting. We will cause a notice of any meeting at which holders of preferred shares are entitled to vote to be mailed to each record holder of preferred shares. Each such notice will include a statement setting forth (i) the date of the meeting, (ii) a description of any resolution to be proposed for adoption at the meeting on which the holders of preferred shares are entitled to vote and (iii) instructions for the delivery of proxies.
     General shareholders’ meetings may be ordinary meetings or extraordinary meetings. Ordinary general shareholders’ meetings occur at least once a year during the three months after the end of the prior fiscal year. Extraordinary general shareholders’ meetings may take place when duly called for a specified purpose or purposes, or, without prior notice, when holders representing all outstanding shares entitled to vote on the issues presented are present at the meeting.
     Quorum for both ordinary and extraordinary general shareholders’ meetings to be convened at first call requires the presence of two or more shareholders representing at least half plus one of the outstanding shares entitled to vote at the relevant meeting. If a quorum is not present, a subsequent meeting is called at which the presence of one or more holders of shares entitled to vote at the relevant meeting constitutes a quorum, regardless of the number of shares represented.
     General meetings (whether ordinary or extraordinary) may be called by our board of directors, president or external auditor. In addition, two or more shareholders representing at least 20% of the outstanding shares have the right to request that a general shareholders’ meeting be convened. Notice of ordinary general shareholders’ meetings must be published in one newspaper of wide circulation in Medellín at least 15 business days prior to an ordinary general shareholders’ meeting. Notice of extraordinary general shareholders’ meetings, listing the matters to be addressed at such a meeting, must be published in one newspaper of wide circulation in Medellín at least five calendar days prior to an extraordinary general shareholders’ meeting. To compute these days, neither the day of the notice nor the day of the meeting shall be counted.
     Except when Colombian law or our by-laws require a special majority, action may be taken at a general shareholders’ meeting by the vote of two or more shareholders representing a majority of common shares present. Pursuant to Colombian law and/or our by-laws, special majorities are required to adopt the following corporate actions:
•	a favorable vote of at least 70% of the common shares represented at a general shareholders’ meeting is required to approve the issuance of stock without granting a preemptive right in respect of that stock in favor of the shareholders;

•	a favorable vote of at least 78% of the holders of common shares represented at a general shareholders’ meeting is required to decide not to distribute at least 50% of the annual net profits of any given fiscal year in dividends, as otherwise required by Colombian law;

•	a favorable vote of at least 80% of the holders of common shares present at the respective meeting and 80% of the holders of subscribed preferred shares is required to approve the payment of a stock dividend; and

•	a favorable vote of at least 70% of the holders of common shares and of subscribed preferred shares to effect a decision to impair the conditions or rights established for such preferred shares, or a decision to convert those preferred shares into common shares.
     Adoption of certain of the above-mentioned corporate actions also requires the favorable vote of a majority of the preferred shares as specified by Colombian law and the by-laws. If the SFC determines that any amendment to the by-laws fails to comply with Colombian law, it may demand that the relevant provisions be modified accordingly. Under these circumstances, we will be obligated to comply in a timely manner.
Dividends
     The holders of common shares, once they have approved the year-end financial statements, determine the allocation of distributable profits, if any, for the preceding year.
     Under the Colombian Code of Commerce, a company must, after payment of income taxes and appropriation of legal reserves, and after off-setting capital losses from prior fiscal years, distribute at least 50% of its annual net profits to all shareholders, payable in cash, or in shares of the company with the favorable vote of 80% of the company’s common stock represented at the meeting, within a period of one year following the date on which the shareholders declare the dividends. If the total amount segregated in all reserves of a company exceeds its outstanding capital, the percentage required to be distributed increases to 70%. The minimum common stock dividend requirement of 50% or 70%, as the case may be, may be waived by a favorable vote of the holders of 78% of a company’s common stock present at a general shareholders’ meeting.
     Under Colombian law and our by-laws, annual net profits are to be applied as follows:
•	first, an amount equivalent to 10% of net profits is set aside to build a legal reserve until that reserve is equal to at least 50% of our paid-in capital;

•	second, payment of the minimum dividend on the preferred shares is made; and

•	third, allocation of the balance of the net profits is determined by the holders of a majority of the common shares entitled to vote on the recommendation of the board of directors and president and may, subject to further reserves required by the by-laws, be distributed as dividends.
     Holders of preferred shares are entitled to receive dividends based on the profits of the preceding fiscal year, after canceling losses affecting the capital and once the amount that shall be legally set apart for the legal reserve has been deducted, but before creating or accruing for any other reserve, of a minimum preferred dividend equal to one percent (1%) yearly of the par value (valor nominal) of the preferred share, provided this dividend is higher than the dividend assigned to common shares. If this is not the case, the dividend shall be increased to an amount that is equal to the per share dividend on the common shares. In accordance with Colombian law and our by-laws, the dividend received by holders of common shares may not be higher than the dividend paid to holders of preferred shares.
     Payment of the preferred dividend shall be made at the time and in the manner established by the general shareholders’ meeting and in the priority indicated by Colombian law.
     The general shareholders’ meeting may allocate a portion of the profits to welfare, education or civic services, or to support economic organizations of our employees.
     The dividend payments may be made in installments which must be approved at the annual general shareholders’ meeting. Such general shareholders’ meeting will also determine the effective date, the system and the place for payment of dividends.
     Dividends declared on the preferred shares will be payable to the record holders of those shares, as they appear on our stock registry, on the appropriate record dates as determined by the general shareholders’ meeting.
     Generally, any stock dividend payable by us to the holders of preferred shares will be paid in preferred shares. However, the general shareholders’ meeting may authorize the payment in common shares to all shareholders. Any stock dividend payable in common shares requires the approval of 80% or more of the shares present at a shareholders’ meeting, including 80% or more of the outstanding preferred shares. In the event that none of the holders of preferred shares is present at such meeting, a stock dividend may be paid to the holders of common shares that approve such a payment.
Liquidation Rights
     We will be dissolved if certain events take place, including the following:
•	our term of existence, as stated in the by-laws, expires without being extended by the shareholders prior to its expiration date;

•	losses cause the decrease of our shareholders’ equity below 50% of our outstanding capital stock, unless one or more of the corrective measures described in the Colombian Commerce Code are adopted by a general shareholder’s meeting within six months;

•	by decision of the general shareholders’ meeting; and

•	in certain other events expressly provided for by Colombian law and our by-laws.
     Upon dissolution, a liquidator must be appointed by a general shareholders’ meeting to wind up its affairs. In addition, the SFC has the power to take over the operations and assets of a commercial bank and proceed to its liquidation under certain circumstances and in the manner prescribed in the Estatuto Organico del Sistema Financiero, Decree 663 of 1993.
     Upon liquidation, holders of fully paid preferred shares will be entitled to receive in pesos, out of the surplus assets available for distribution to shareholders, pari passu with any of the other shares ranking at that time pari passu with the preferred shares, an amount equal to the nominal value of those preferred shares before any distribution or payment may be made to holders of common shares or any other shares at that time ranking junior to the preferred shares with regard to participation in our surplus assets. If, upon any liquidation, assets that are available for distribution among the holders of preferred shares and liquidation parity shares are insufficient to pay in full their respective liquidation preferences, then those assets will be distributed among those holders pro-rata in accordance with the respective liquidation preference amounts payable to them.
     Subject to the preferential liquidation rights of holders of preferred shares, all fully paid common shares will be entitled to participate equally in any distribution upon liquidation. Partially paid common shares must participate in a distribution upon liquidation in the same proportion that those shares have been paid at the time of the distribution.
     To the extent there are surplus assets available for distribution after full payment to the holders of common shares of the nominal value of the common shares, the surplus assets will be distributed among all holders of shares of capital stock pro-rata in accordance with their respective holdings of shares.
Preemptive Rights and Other Anti-Dilution Provisions
     Pursuant to the Colombian Code of Commerce, we are allowed to have an amount of outstanding capital stock smaller than the authorized capital stock set out in our by-laws. Under our by-laws, the holders of common shares determine the amount of authorized capital stock, and the board of directors has the power to (a) order the issuance and regulate the terms of subscription of common shares up to the total amount of authorized capital stock and (b) regulate the issuance of shares with rights to a preferential dividend but without the right to vote, when expressly delegated by the general shareholders’ meeting. The issuance of preferred shares must always be first approved by the general shareholders’ meeting, which shall determine the nature and extent of any privileges, according to the by-laws and Colombian law.
     At the time a Colombian company is formed, its outstanding capital stock must represent at least 50% of the authorized capital. Any increases in the authorized capital stock or decreases in the outstanding capital stock must be approved by the majority of shareholders required to approve a general amendment to the by-laws. Pursuant to Decree 663, the SFC may order a commercial bank to increase its outstanding capital stock under certain special circumstances.

     Our by-laws and Colombian law require that, whenever we issue new shares of any outstanding class, we must offer the holders of each class of shares the right to purchase a number of shares of such class sufficient to maintain their existing percentage ownership of our aggregate capital stock. These rights are called preemptive rights.
     The general shareholders’ meeting may suspend preemptive rights with respect to a particular capital increase by a favorable vote of at least 70% of the corresponding class of shares represented at the meeting. Preemptive rights must be exercised within the period stated in the share placement terms, which cannot be shorter than 15 business days following the publication of the notice of the public offer of that capital increase nor greater than 3 months. From the date of the notice of the share placement terms, preemptive rights may be transferred separately from the corresponding shares.
     The SFC will authorize decreases in the outstanding capital stock decided by the holders of common shares only if:
•	we have no liabilities;

•	our creditors consent in writing; or

•	the outstanding capital stock remaining after the reduction represents at least twice the amount of our liabilities.
Other Provisions
Limits on the Issuance of Shares with Preferred Dividends and No Voting Rights
     Preferred shares may not represent more than 50% of the subscribed capital.
Limits on Purchases and Sales of Capital Stock by Related Parties
     Pursuant to the Colombian Commerce Code, the members of our board of directors and certain of our principal executive officers may not, directly or indirectly, buy or sell shares of our capital stock while they hold their positions, unless they obtain the prior approval of the board of directors passed with the vote of two-thirds of its members (excluding, in the case of transactions by a director, such director’s vote).
No Redemption by Bancolombia
     Colombian law prohibits us from repurchasing shares of our capital stock, including the preferred shares.
DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS
     The following description of American Depositary Receipts evidencing American Depositary Shares is applicable to any international offering of preferred shares represented by American Depositary Shares and evidenced by ADRs.
     On March 31, 2010, there were 278,122,419 preferred shares outstanding. A total of 157,509,016 preferred shares, representing 56.63% of all outstanding preferred shares, were directly held by the depositary in the United States (ADR Program). Because certain of the preferred shares and ADSs are held by nominees, the number of record holders may not be representative of the number of beneficial owners. A beneficial owner includes anyone who has the power to receive the economic benefit of ownership of the securities.
     ADRs evidencing ADSs are deliverable by The Bank of New York Mellon, as depositary (the “depositary”) pursuant to the deposit agreement, dated as of July 25, 1995 and amended and restated as of January 14, 2008, entered into by Bancolombia, the depositary and the owners and beneficial owners from time to time of ADRs (the “deposit agreement”), pursuant to which the ADSs are issued. Copies of the deposit agreement are available for inspection at the Corporate Trust Office of the depositary (the “Corporate Trust Office”), currently located at 101 Barclay Street, New York, New York 10286, and at the office of the custodian, currently located at Carrera 43A, No. 11A-44, Medellín, Colombia or Calle 30A No. 6-38, Bogota, Colombia. The depositary’s principal executive office is located at One Wall Street, New York, New York 10286. The deposit agreement is also an exhibit to the registration statement of which this prospectus is a part.

     The following is a summary of material provisions of the deposit agreement. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the deposit agreement, including the form of ADR which is an exhibit to the deposit agreement. Terms used herein and not otherwise defined will have the meanings set forth in the deposit agreement.
     ADRs evidencing ADSs are issuable pursuant to the deposit agreement. Each ADS represents four preferred shares or evidences the right to receive four preferred shares (together with any additional shares of preferred stock at any time deposited or deemed deposited under the deposit agreement and any and all other securities, cash and property received by the depositary or the custodian in respect thereof and at such time held under the deposit agreement, the “deposited securities”). Only persons in whose names ADRs are registered on the books of the depositary will be treated by the depositary and us as owners.
Restrictions Regarding Foreign Investment in Colombia
     The following includes a very brief summary of certain restrictions on foreign investment in Colombia and does not purport to be complete.
     Colombia’s International Investment Statute, Decree 2080 of 2000, as amended (the “International Investment Statute”) regulates the manner in which non-resident entities and individuals can invest in Colombia and participate in the Colombian securities markets. Among other requirements, the statute mandates registration of certain foreign exchange transactions with the Central Bank of Colombia (the “Central Bank”) and specifies procedures to authorize and administer certain types of foreign investments. Decree 1844 of 2003 modified Decree 2080 of 2000, simplifying the procedures for foreign investors to register their investment in Colombia with the Central Bank. International investments are regulated by the Central Bank by means of External Resolution 8 of 2000 and External Circular DCIN 83 of December 2004, setting forth in detail certain procedures regarding registration of foreign investment in Colombia.
     Investors who wish to participate in our ADR facility and hold our ADRs will be required to submit to the custodian of the ADR facility certain information and comply with certain registration procedures required under the foreign investment regulations in connection with foreign exchange controls regarding the conversion of pesos into U.S. dollars. Holders of ADRs who wish to withdraw the underlying preferred shares will also have to comply with certain registration and reporting procedures. See “Description of American Depositary Receipts — Deposit, Transfer and Withdrawal.” Under the foreign investment regulations, the failure of a non-resident investor to report or register with the Central Bank foreign exchange transactions relating to investments in Colombia on a timely basis may prevent the investor from obtaining remittance rights, constitute an exchange control infraction and result in a fine.
     Approval was obtained from the SFC of Colombia for the depositary facility established for the ADSs pursuant to the deposit agreement (and the agreement between the depositary and the custodian referenced therein) as an institutional fund pursuant to the International Investment Statute. The Colombian Superintendency of Securities (currently the SFC) authorized the initial and subsequent deposits of preferred shares with the custodian for the purpose of issuing ADSs, as described below, as a permitted means of foreign investment under the foreign investment regulations. Under such law, the custodian acts as the local administrator of such fund and has certain reporting obligations to the Central Bank and to the SFC.
Deposit, Transfer and Withdrawal
     The depositary has agreed, subject to the terms and conditions of the deposit agreement, that upon delivery to the custodian of preferred shares (or evidence of rights to receive preferred shares) and pursuant to appropriate instruments of transfer in a form satisfactory to the custodian, the depositary will, upon payment of the fees, charges and taxes provided in the deposit agreement, execute and deliver an ADR or ADRs, registered in the name or names of the person or persons named in the notice of the custodian delivered to the depositary or requested by the person depositing such preferred shares with the depositary. Such ADR or ADRs shall evidence any authorized number of ADSs requested by such person or persons and shall be executed and delivered at the depositary’s Corporate Trust Office. Each deposit must be accompanied by a written notice describing the price paid for the preferred shares being deposited (including any commissions paid to a securities broker in Colombia) in order to enable the custodian to comply with the foreign exchange regulations of the Central Bank with respect to the fund or such other matters as may be required from time to time under applicable Colombian law.

     Pursuant to Colombian Banking laws, no individual or corporation may hold 10% or more of a Colombian financial institution’s capital stock without the prior authorization of the SFC. Any transaction involving the sale of publicly traded stock of any Colombian company, including any sale of our preferred shares (but not a sale of ADRs) for the peso-equivalent of 66,000 Unidades de Valor Real (or “UVRs”, a Colombian inflation-adjusted monetary index calculated by the board of directors of the Central Bank and generally used for pricing home-mortgage loans) or more must be effected through the Colombian Stock Exchange. Neither we nor the depositary will be liable for any failure to comply with the ownership limitation or failure to respond to any request for information to determine compliance with the ownership limitation.
     Upon surrender at the Corporate Trust Office of the depositary of an ADR for the purpose of withdrawal of the deposited securities represented by the ADSs evidenced by such ADR, and upon payment of the fees of the depositary for the surrender of ADRs, governmental charges and taxes provided in the deposit agreement, and subject to the terms and conditions of the deposit agreement, our by-laws and the terms of the deposited securities, the owner of such ADR will be entitled to delivery, to him or upon his order, of the amount of deposited securities at the time represented by the ADS or ADSs evidenced by such ADR. The forwarding of share certificates, other securities, property, cash and other documents of title for such delivery will be at the risk and expense of the owner. Any non-resident owner or beneficial owner requesting withdrawals of preferred shares or other deposited securities upon surrender of ADRs must deliver to the depositary a written notice specifying either that those preferred shares or other deposited securities:
•	have been or are to be sold in Colombia simultaneously with such withdrawal of the preferred shares or other deposited securities; or

•	are to be held by such owner or beneficial owner, or to its order, without sale, in which case such owner or beneficial owner must acknowledge its obligations to register its investment under the foreign investment regulations, if applicable, and make the required foreign exchange report to the Central Bank.
     Such non-resident withdrawing owner or beneficial owner must also deliver or cause to be delivered to the Central Bank a written notice relating to the sales price realized (net of sales commissions paid or payable to a Colombian securities broker) in respect of the sale of preferred shares (or other deposited securities, as the case may be) and such other certifications as may be required from time to time under applicable Colombian law.
     A non-resident owner or beneficial owner who withdraws preferred shares or other deposited securities to or for its or his own account or the account of a non-resident third party and who does not sell or cause to be sold such preferred shares or other deposited securities in Colombia simultaneously with such withdrawal will be subject to the foreign investment regulations and will be required individually to comply with one of the three authorized forms of foreign investment in securities of Colombian issuers described below:
•	direct investment;

•	investment through an institutional fund; or

•	investment through an individual fund.
     Such owner, beneficial owner or third party may be required to register its foreign capital investment in the preferred shares (i.e., the purchase price of preferred shares plus any securities brokerage commissions paid to Colombian brokers) deposited pursuant to the terms of the deposit agreement by or on behalf of such owner or beneficial owner, or the purchase price of ADSs, if ADSs were purchased from a prior owner or beneficial owner thereof, with the Central Bank, in accordance with the requirements of the exchange declaration used.
     Non-resident owners or beneficial owners should consult with their investment advisers prior to any withdrawal of preferred shares in the event that such securities may not be sold or held by such owner or beneficial owner in Colombia at the time of such withdrawal.
     Neither we, the depositary nor the custodian will have any liability or responsibility whatsoever under the deposit agreement or otherwise for any action or failure to act by any owner or beneficial owner relating to its obligations under the foreign investment regulations or any other Colombian law or regulation relating to foreign investment in Colombia in respect of a withdrawal or sale of preferred shares or other deposited securities, including, without limitation, any failure to comply with a requirement to register such investment pursuant to the terms of the foreign investment regulations prior to such withdrawal or any failure to report foreign exchange transactions to the Colombian Central Bank, as the case may be. In addition, the deposit agreement provides that the owner or beneficial owner will be responsible for the report of any false information relating to foreign exchange transactions to the custodian or the Central Bank in connection with deposits or withdrawals of preferred shares or other deposited securities.
     Subject to the terms and conditions of the deposit agreement and any limitations established by the depositary, unless requested by us to cease doing so, the depositary may deliver ADRs prior to the receipt of preferred shares (a “pre-release”) and deliver shares upon the receipt and cancellation of ADRs which have been pre-released, whether or not such cancellation is prior to the satisfaction of that pre-release or the depositary knows that any ADR has been pre-released. The depositary may receive ADRs in lieu of preferred shares in satisfaction of a pre-release. Each pre-release must be:
•	preceded or accompanied by a written representation from the person to whom the ADRs or preferred shares are to be delivered that such person, or its customer, beneficially owns the preferred shares or ADRs to be remitted, as the case may be;

•	at all times fully collateralized with cash or such other collateral as the depositary deems appropriate;

•	terminable by the depositary on not more than five business days’ notice; and

•	subject to such further indemnities and credit regulations as the depositary deems appropriate.
Dividends, Other Distributions and Rights
     Subject to any restrictions imposed by Colombian law, regulations or applicable permits, the depositary is required, as promptly as practicable:
•	to convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can do so on a reasonable basis and can transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars, including pesos (“Foreign Currency”), that it receives in respect of the deposited preferred shares; and

•	to distribute, as promptly as practicable, the resulting U.S. dollar amount (net of reasonable and customary expenses incurred by the depositary in converting such Foreign Currency) to the owners entitled thereto, in proportion to the number of ADSs representing such deposited securities evidenced by ADRs held by them, respectively.
     If the depositary determines that in its judgment any Foreign Currency received by the depositary or the custodian cannot be converted on a reasonable basis into U.S. dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the depositary, the depositary may distribute the Foreign Currency received by the depositary or the custodian to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the owners entitled to receive the same. If any such conversion of foreign currency, in whole or in part, cannot be distributed to some of the owners entitled thereto, the depositary may in its discretion make such conversion and distribution in U.S. dollars to the extent permissible to the owners entitled thereto, and may distribute the balance of the foreign currency received by the depositary to, or hold such balance uninvested and without liability for interest thereon for, the respective accounts of, the owners entitled thereto.
     If we declare a dividend in, or free distribution of, preferred shares, the depositary may, and will if we request, distribute to the owners of outstanding ADRs entitled thereto additional ADRs evidencing an aggregate number of ADSs that represents the amount of preferred shares received as such dividend or free distribution, in proportion to the number of ADSs evidenced by the ADRs held by them, subject to the terms and conditions of the deposit agreement with respect to the deposit of preferred shares and the issuance of

ADSs evidenced by ADRs, including the withholding of any tax or other governmental charge and the payment of fees of the depositary. The depositary may withhold any such distribution of ADRs if it has not received satisfactory assurances from us that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of the Securities Act. In lieu of delivering ADRs for fractional ADSs in the event of any such dividend or free distribution, the depositary will sell the amount of preferred shares represented by the aggregate of such fractions and distribute the net proceeds in accordance with the deposit agreement. If additional ADRs are not so distributed, each ADS will thenceforth also represent the additional preferred shares distributed upon the deposited securities represented thereby.
     If we offer or cause to be offered to the holders of any deposited securities any rights to subscribe for additional preferred shares or any rights of any other nature, the depositary will have discretion as to the procedure to be followed in making such rights available to any owners of ADRs or in disposing of such rights for the benefit of any owners and making the net proceeds available in U.S. dollars to such owners or, if by the terms of such rights offering or for any other reason, the depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such owners, then the depositary shall allow the rights to lapse; provided, however, if at the time of the offering of any rights the depositary determines in its discretion that it is lawful and feasible to make such rights available to all owners or to certain owners but not to other owners, the depositary may distribute to any owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by such owner, warrants or other instruments therefor in such form as it deems appropriate. If the depositary determines in its discretion that it is not lawful and feasible to make such rights available to certain owners, it may sell the rights, warrants or other instruments in proportion to the number of ADSs held by the owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales for the account of such owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such owners because of exchange restrictions or the date of delivery of any ADR or ADRs, or otherwise.
     In circumstances in which rights would not otherwise be distributed, if an owner of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such owner, the depositary will make such rights available to such owner upon written notice from us to the depositary that:
•	we have elected in our sole discretion to permit such rights to be exercised; and

•	such owner has executed such documents as we have determined in our sole discretion are reasonably required under applicable law.
     Upon instruction pursuant to such warrants or other instruments to the depositary from such owner to exercise such rights, upon payment by such owner to the depositary for the account of such owner of an amount equal to the purchase price of the preferred shares to be received in exercise of the rights, and upon payment of the fees of the depositary as set forth in such warrants or other instruments, the depositary will, on behalf of such owner, exercise the rights and purchase the preferred shares, and we will cause the preferred shares so purchased to be delivered to the depositary on behalf of such owner. As agent for such owner, the depositary will cause the preferred shares so purchased to be deposited, and will execute and deliver ADRs to such owner, pursuant to the deposit agreement.
     The depositary will not offer rights to owners unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to all owners or are registered under the provisions of the Securities Act; provided, that nothing in the deposit agreement will create, or be construed to create, any obligation on our part to file a registration statement with respect to such rights or underlying securities or to endeavor to have such a registration statement declared effective. If an owner of ADRs requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under the Securities Act, the depositary will not effect such distribution unless it has received an opinion from recognized counsel in the United States for Bancolombia upon which the depositary may rely that such distribution to such owner is exempt from such registration. The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner in particular.

     Although Colombian law permits preemptive rights to be transferred separately from the preferred shares to which such rights relate, a liquid market for preemptive rights may not exist, and this may adversely affect the amount the depositary would realize upon disposal of rights.
     Whenever the depositary receives any distribution other than cash, preferred shares or rights in respect of the deposited securities, the depositary will cause the securities or property received by it to be distributed to the owners entitled thereto, after deduction or upon payment of any fees and expenses of the depositary or any taxes or other governmental charges, in proportion to their holdings, respectively, in any manner that the depositary may reasonably deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the depositary such distribution cannot be made proportionately among the owners entitled thereto, or if for any other reason (including, but not limited to, any requirement that we or the depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed to owners or beneficial owners) the depositary deems such distribution not to be feasible, the depositary may adopt such method as it may deem equitable and practicable for the purposes of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the depositary) will be distributed by the depositary to the owners entitled thereto as in the case of a distribution received in cash.
     If the depositary determines that any distribution of property (including preferred shares and rights to subscribe therefor) is subject to any taxes or other governmental charges which the depositary is obligated to withhold, the depositary may, by public or private sale, dispose of all or a portion of such property in such amount and in such manner as the depositary deems necessary and practicable to pay such taxes or charges and the depositary will distribute the net proceeds of any such sale after deduction of such taxes or charges to the owners entitled thereto in proportion to the number of ADSs held by them, respectively.
Changes Affecting Deposited Preferred Shares
     Upon any change in nominal or par value, stock split, consolidation or any other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any securities which shall be received by the depositary or custodian in exchange for, in conversion of, or in respect of deposited securities will be treated as new deposited securities under the deposit agreement, and the ADSs will thenceforth represent, in addition to the existing deposited securities, the right to receive the new deposited securities so received in exchange or conversion, unless additional ADRs are delivered pursuant to the following sentence. In any such case the depositary may, and will, if we so request, execute and deliver additional ADRs as in the case of a distribution in preferred shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such new deposited securities.
Record Dates
     Whenever:
•	any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made;

•	rights shall be issued with respect to the deposited securities;

•	for any reason the depositary causes a change in the number of preferred shares that are represented by each ADS;

•	the depositary shall receive notice of any meeting of holders of preferred shares or other deposited securities; or

•	the depositary shall find it necessary or convenient,
     the depositary will fix a record date
•	for the determination of the owners who will be (A) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or (B) entitled to give instructions for the exercise of voting rights at any such meeting; or

•	on or after which each ADS will represent the changed number of preferred shares, all subject to the provisions of the deposit agreement.
Voting of Deposited Securities
     Holders of preferred shares, and consequently holders of ADS, have very limited voting rights. See “Description of the preferred shares — Voting Rights”.
     In the event holders of preferred shares are entitled to vote, upon receipt of notice of any meeting or solicitation of consents or proxies of holders of preferred shares or other deposited securities, if requested in writing by us, the depositary will, as soon as practicable thereafter, mail to all owners a notice, the form of which notice will be in the sole discretion of the depositary, containing:
•	the information included in such notice of meeting received by the depositary from us;

•	a statement that the owners as of the close of business on a specified record date will be entitled, subject to any applicable provision of Colombian law and of our by-laws, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the amount of preferred shares or other deposited securities represented by their respective ADSs; and

•	a statement as to the manner in which such instructions may be given.
     Upon the written request of an owner on such record date, received on or before the date established by the depositary for such purpose, the depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of preferred shares or other deposited securities represented by the ADSs evidenced by such ADRs in accordance with the nondiscretionary instructions set forth in such request. The depositary will not vote or attempt to exercise the right to vote that attaches to the preferred shares or other deposited securities other than in accordance with such instructions. If the depositary does not receive instructions from the owner on or before the date established by the depositary for such purpose, the depositary shall take such action as is necessary, upon our request, subject to applicable law, the by-laws and the terms and conditions of the deposited securities, to cause the underlying preferred shares to be counted for purposes of satisfying applicable quorum requirements.
     There can be no assurance that the owners generally or any owner in particular will receive the notice described above sufficiently prior to the date established by the depositary for the receipt of instructions to ensure that the depositary will in fact receive such instructions on or before such date.
Reports and Other Communications
     The depositary makes available for inspection by ADR owners at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from us, which are both:
•	received by the depositary as the holder of the preferred shares or other deposited securities; and

•	made generally available to the holders of such preferred shares or other deposited securities by us.
     The depositary will also send to the owners copies of such reports and communications furnished by us pursuant to the deposit agreement. Any such reports and communications including any proxy soliciting material furnished to the depositary by us will be furnished in English when so required pursuant to any regulations of the SEC.
Amendment and Termination of the Deposit Agreement
     The form of ADRs and any provisions of the deposit agreement may at any time and from time to time be amended by agreement between us and the depositary in any respect which they may deem necessary or desirable without the consent of the owners of ADRs; provided, however, that any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other expenses), or which otherwise prejudices any substantial existing right of ADR owners, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of any amendment given to the owners of outstanding ADRs. Every owner of an ADR, at the time any amendment becomes effective, will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby. In no event will such amendment impair the right of the owner or any ADR to surrender such ADR and receive therefor the preferred shares or other deposited securities represented thereby, except to comply with mandatory provisions of applicable law.
     The depositary will at any time at our direction terminate the deposit agreement by mailing notice of such termination to the owners of the ADRs then outstanding at least 90 days prior to the date fixed in such notice for such termination. The depositary may likewise terminate the deposit agreement by mailing notice of such termination to us and the owners of all ADRs outstanding if, at any time after 90 days have expired after the depositary will have delivered to us a written notice of its election to resign, a successor depositary will not have been appointed and accepted its appointment, in accordance with the terms of the deposit agreement. If any ADRs remain outstanding after the date of termination of the deposit agreement, the depositary thereafter shall discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the owners thereof and will not give any further notices or perform any further acts under the deposit agreement, except the collection of dividends and other distributions pertaining to the deposited securities, the sale of rights and other property and the delivery of underlying preferred shares or other deposited securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs (after deducting, in each case, the fees of the depositary for the surrender of an ADR and other expenses set forth in the deposit agreement and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the depositary may sell the deposited securities then held thereunder and hold uninvested the net proceeds of such sale, together with any other cash, unsegregated and without liability for interest, for the pro-rata benefit of the owners that have not theretofore surrendered their ADRs, such owners thereupon becoming general creditors of the depositary with respect to such proceeds. After making such sale, the depositary will be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting, in each case, the fee of the depositary and other expenses set forth in the deposit agreement for the surrender of an ADR and any applicable taxes or other governmental charges).
Charges of Depositary
     The depositary will charge any party depositing or withdrawing preferred shares or any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or deposited securities or a distribution of ADRs pursuant to the deposit agreement) where applicable:
•	taxes and other governmental charges,

•	such registration fees as may from time to time be in effect for the registration of transfers of ADSs generally on the ADS register of the issuer or foreign registrar and applicable to transfers of ADSs to the name of the depositary or its nominee or the custodian or its nominee on the making of deposits or withdrawals,

•	such cable, telex and facsimile transmission expenses as are expressly provided in the deposit agreement,

•	such expenses as are incurred by the depositary in the conversion of foreign currency pursuant to the deposit agreement,

•	a fee of $5.00 or less per 100 ADSs (or portion thereof) for the execution and delivery of ADRs pursuant to the deposit agreement, and the surrender of ADRs pursuant to the deposit agreement,

•	a fee of $1.50 or less per certificate for an ADR or ADRs for transfers made pursuant to the deposit agreement, and

•	a fee for, and deducted from, the distribution of proceeds of the sale of rights pursuant to the deposit agreement, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of ADSs received upon the exercise of such rights, but which rights are instead sold and the proceeds of such sale distributed by the depositary to owners.
     The depositary, pursuant to the deposit agreement, may own and deal in any class of securities issued by us and our affiliates and in ADRs.
Liability of Owner for Taxes
     If any tax or other governmental charge shall become payable by the custodian or the depositary with respect to any ADR of any deposited securities represented by the ADSs evidenced by such ADR, such tax or other governmental charge will be payable to the owner or beneficial owner of such ADR to the depositary. The depositary may refuse to effect any transfer of such ADR or any withdrawal of deposited securities underlying such ADR until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the owner or beneficial owner thereof any part or all of the deposited securities underlying such ADR and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the owner or beneficial owner of such ADR will remain liable for any deficiency.
General
     Neither the depositary nor us nor any of our respective directors, employees, agents or affiliates will be liable to any owner or beneficial owner of ADRs, if by reason of any provision of any present or future law or regulation of the United States, Colombia or any other country, or of any other governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of our by-laws, or by reason of any provision of any securities issued or distributed by us, or any offering or distribution thereof, or by reason of any act of God or war or other circumstances beyond its control, the depositary or us or any our respective directors, employees, agents or affiliates shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the deposit agreement or the deposited securities it is provided will be done or performed; nor will the depositary or us incur any liability to any owner or beneficial owner of any ADR by reason of any non-performance or delay, caused as aforesaid, in the performance of any set or thing which by the terms of the deposit agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the deposit agreement. Where, by the terms of a distribution pursuant to the deposit agreement, or an offering or distribution pursuant to the deposit agreement, or for any other reason, such distribution or offering may not be made available to owners, and the depositary may not dispose of such distribution or offering on behalf of such owners and make the net proceeds available to such owners, then the depositary will not make such distribution or offering, and will not allow the rights, if applicable, to lapse.
     Neither us nor the depositary assumes any obligation, nor we or the depositary will be subject to any liability under the deposit agreement to owners or beneficial owners of ADRs, except that we and the depositary agree to perform our respective obligations specifically set forth under the deposit agreement without negligence or bad faith.
     The ADRs are transferable on the books of the depositary, provided, that the depositary may close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties or upon our written request. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of any deposited securities, the depositary, the custodian or the registrar may require payment from the person representing the ADR or the depositor of the preferred shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock, transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to preferred shares being deposited or withdrawn) and payment of any applicable fees payable by the holders of ADRs. The depositary may refuse to deliver ADRs, to register the transfer of any ADR or to make any distribution on, or related to, preferred shares until it has received such proof of citizenship or residence, exchange control approval, approval or registration under the foreign investment regulations or other information as it may deem necessary or proper. The delivery, transfer, registration of transfer of outstanding ADRs and surrender of ADRs generally may be suspended or refused during any period when our or the depositary’s transfer books are closed or if any such action is deemed necessary or advisable by us or the depositary, at any time or from time to time.
     The depositary keeps books, at its Corporate Trust Office, for the registration and transfer of ADRs, which at all reasonable times is open for inspection by the owners, provided, that such inspection is not for the purpose of communicating with owners in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADRs.
     The depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by owners or persons entitled to ADRs and will be entitled to protection and indemnity to the same extent as the depositary.
DESCRIPTION OF THE RIGHTS TO SUBSCRIBE PREFERRED SHARES
     We may issue rights to subscribe for our preferred shares in order to comply with the requirements described under “Description of the Preferred Shares — Preemptive Rights and Other Anti-dilution Provisions.”
     The applicable prospectus supplement will describe the specific terms relating to such subscription rights and the terms of the offering, as well as a discussion of material U.S. federal and Colombian income tax considerations applicable to holders of the rights to subscribe for our preferred shares.
PLAN OF DISTRIBUTION
     The securities offered by this prospectus may be sold from time to time by us or a selling security holder as follows:
•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.
     In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in your prospectus supplement.
     The securities we or selling security holders distribute by any of these methods may be sold to the public, in one or more transactions, either:
•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.
     We or selling security holders may solicit offers to purchase the securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

     From time to time, we may sell, or selling security holders may resell, securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.
     We may sell, or selling security holders may resell, securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in your prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. Your prospectus supplement will include information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.
     If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.
     We or any selling security holder may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for the payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we or any selling security holders may pay for soliciting these contracts.
     We or any selling security holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.
     Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against civil liabilities, including liabilities under the Securities Act.
     In connection with an offering, the underwriters may purchase and sell securities in the open market and may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. These transactions may include overalloting the offering, creating a syndicate short position, and engaging in stabilizing transactions and purchases to cover positions created by short sales. Overallotment involves sales of the securities in excess of the principal amount or number of the securities to be purchased by the underwriters in the applicable offering, which creates a short position for the underwriters. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.
     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount it received because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.
     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.
     The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, us and our subsidiaries and affiliates.
     Pursuant to a requirement of the National Association of Securities Dealers, Inc., the maximum compensation paid to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering.
VALIDITY OF THE SECURITIES
     The validity of the securities and other matters governed by Colombian law will be passed upon for us by Gómez-Pinzón Zuleta Abogados S.A., our Colombian counsel, and for any underwriters or agents by Colombian counsel named in the applicable prospectus supplement. The validity of New York law governed debt securities we may issue will be passed upon for us by Sullivan & Cromwell LLP, New York, New York and Washington, D.C., our U.S. counsel.
EXPERTS
     The financial statements as of December 31, 2009 and 2008 and for the two years ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers Ltda, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.
     The financial statements for the year ended December 31, 2007 incorporated in this prospectus by reference to the Annual Report, have been audited by Deloitte & Touche Ltda., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the nature and effect of differences between Colombian GAAP and accounting principles generally accepted in the United States of America and that the financial statements have been retrospectively adjusted for changes in accounting policies, discontinued operations, and the composition of reportable segments). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
ENFORCEMENT OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS
     We are a Colombian company, a majority of our directors and management and certain of the experts named in this prospectus are residents of Colombia, and a substantial portion of their respective assets are located in Colombia.
     We have been advised by Gómez-Pinzón Zuleta Abogados S.A., that Colombian courts determine whether to enforce a U.S. judgment predicated on the U.S. securities laws through a procedural system known under Colombian law as exequatur. Colombian courts will enforce a foreign judgment, without reconsideration of the merits, only if the judgment satisfies the requirements of Articles 693 and 694 of Colombia’s Código de Procedimiento Civil (Code of Civil Procedure), which provide that the foreign judgment will be enforced if:
•	a treaty exists between Colombia and the country where the judgment was granted or there is reciprocity in the recognition of foreign judgments between the courts of the relevant jurisdiction and the courts of Colombia;

•	the foreign judgment does not relate to “in rem rights” vested in assets that were located in Colombia at the time the suit was filed and does not contravene or conflict with Colombian laws relating to public order other than those governing judicial procedures;

•	the foreign judgment, in accordance with the laws of the country where it was rendered, is final and is not subject to appeal and a duly certified and authenticated copy of the judgment has been presented to a competent court in Colombia;

•	the foreign judgment does not refer to any matter upon which Colombian courts have exclusive jurisdiction;

•	no proceeding is pending in Colombia with respect to the same cause of action, and no final judgment has been awarded in any proceeding in Colombia on the same subject matter and between the same parties; and

•	in the proceeding commenced in the foreign court that issued the judgment, the defendant was served in accordance with the law of such jurisdiction and in a manner reasonably designated to give the defendant an opportunity to defend against the action.
     The United States and Colombia do not have a bilateral treaty providing for automatic reciprocal recognition and enforcement of judgments in civil and commercial matters. The Colombian Supreme Court has generally accepted that reciprocity exists when it has been proven that either a U.S. court has enforced a Colombian judgment or that a U.S. court would enforce a foreign judgment, including a judgment issued by a Colombian court. However, such enforceability decisions are considered by Colombian courts on a case-by-case basis.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely upon any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Bancolombia S.A.

Debt Securities
Preferred Shares
American Depositary Shares representing Preferred Shares
Rights to Subscribe for Preferred Shares